Exhibit 2.1

SHARE PURCHASE AGREEMENT
Dated as of December 31, 2014
by and among
Killick Limited Partnership,
and the other Sellers (as defined herein),
Avatas Aerospace Inc.,
Air Parts Holding Inc.,
Prime Turbines Holding Inc.,
Prime Turbines Germany Holding Inc.,
Kansas Aviation of Independence, L.L.C.,
Air Parts & Supply Co.,
CT Aerospace LLC,
Prime Turbines LLC,
Prime Turbines GmbH,
A Aviation Corp.,
9126767 Canada Inc.,
VSE Corporation
and
Sellers' Representative

This document is not intended to create nor will it be deemed to create a legally binding or enforceable offer or agreement of any type or nature, unless and until agreed to and executed by the Parties.

Exhibits
A – FORM OF ESCROW AGREEMENT
B – FORM OF NON-COMPETITION AGREEMENTS

Schedules
Schedule 1 Certain Matters of Construction and Definitions
Schedule 2.1 Sellers
Schedule 2.2.2(b) Earnout Payments
Schedule 3.1 Status of the Companies
Schedule 3.2.2 Options and Convertible Securities of the Companies
Schedule 3.4.2 No Conflicts
Schedule 3.5(a) Financial Statements
Schedule 3.6 Absence of Material Adverse Changes
Schedule 3.7(b) Absence of Undisclosed Liabilities
Schedule 3.7(c) Absence of Disclosed Liabilities
Schedule 3.9 Accounts Receivable
Schedule 3.10 Permits; Compliance with Applicable Laws; Organizational Documents
Schedule 3.11 Proceedings
Schedule 3.12.1 Filing of Returns
Schedule 3.12.3 Withholding
Schedule 3.12.4 Audits, Examinations and Communications from Governmental Entities
Schedule 3.12.6 Miscellaneous Items
Schedule 3.12.7 No Tax Sharing Agreements
Schedule 3.12.10 Affiliated Group
Schedule 3.12.16 Status of PTH and PTGH
Schedule 3.12.17 GST/HST and Provincial Sales Tax Compliance and Regulation
Schedule 3.12.18(d) Other Canadian Tax Matters
Schedule 3.13.1 List of Company Plans
Schedule 3.13.2(b) Plan Qualification
Schedule 3.13.2(c) Qualified Plans
Schedule 3.13.3 Funding
Schedule 3.13.4(f) Welfare Plans
Schedule 3.13.4(g) Welfare Plans
Schedule 3.13.4(h) Welfare Plans

TABLE OF CONTENTS
(continued)

Schedule 3.14.1 Labor Relations
Schedule 3.14.2 Employee List
Schedule 3.15 Environmental Matters
Schedule 3.17.2(a) Closing Date Assets
Schedule 3.17.2(b) Closing Date Assets
Schedule 3.18.1 Company Real Property
Schedule 3.18.2 Company Leases
Schedule 3.19.1 Company Contracts
Schedule 3.19.2 Validity
Schedule 3.19.3 Third-Party Consents
Schedule 3.20.1 Right to Intellectual Property
Schedule 3.20.2(a) No Conflict
Schedule 3.20.2(c) No Conflict
Schedule 3.20.2(e) No Conflict
Schedule 3.20.2(f) No Conflict
Schedule 3.20.2(g) No Conflict
Schedule 3.20.2(k) No Conflict
Schedule 3.21 Insurance Contracts
Schedule 3.22 Banking Relationships
Schedule 3.23 Absence of Certain Liabilities
Schedule 3.24 Absence of Certain Relationships
Schedule 3.27 Inventory
Schedule 3.28.1 Material Customers
Schedule 3.28.2 Material Suppliers
Schedule 3.29 Product Warranty
Schedule 3.31 Product Recalls
Schedule 3.32 Holding Companies
Schedule 3.33(a) Indebtedness and Transaction Expenses
Schedule 3.34(a) GEA Assets
Schedule 3.34(b) Timken Assets
Schedule 5.1.1 Affirmative Covenants of the Companies
Schedule 5.1.2 Negative Covenants of the Companies
Schedule 6.18 Full Satisfaction of Certain Seller Indebtedness to AAI
Schedule 6.21 Special Receivables
Schedule 6.24 Additional Insured
Schedule 7.2.4 Third-Party Consents
Schedule 7.2.5 Employment Agreements
Schedule 7.2.6 Waiver of Change of Control Rights
Schedule 7.2.15 SEC Required Financial Statements
Schedule 7.3.4 Third Party Consents

SHARE PURCHASE AGREEMENT
This Share Purchase Agreement, dated as of December 31, 2014 (this "Agreement"), by and among Killick Limited Partnership, an Alberta, Canada limited partnership ("KLP"), each of the other Persons listed in Schedule  2.1 who have executed this Agreement as a Seller, Avatas Aerospace Inc., a Delaware corporation ("AAI"), Air Parts Holding Inc., a Delaware corporation ("APH"), Prime Turbines Holding Inc., a corporation organized under the Canada Business Corporations Act ("PTH"), Prime Turbines Germany Holding Inc., a corporation organized under the Canada Business Corporations Act ("PTGH"), Kansas Aviation of Independence, L.L.C., a Kansas limited liability company ("KAI") wholly owned by AAI, Air Parts & Supply Co., a Florida corporation ("APS") wholly owned by APH, CT Aerospace LLC, a Texas limited liability company ("CTA") wholly owned by AAI, Prime Turbines LLC, a Delaware limited liability company ("PT") wholly owned by PTH, Prime Turbines GmbH, a German corporation ("PTG") wholly owned by PTGH, A Aviation Corp., a Delaware corporation ("Buyer") wholly owned by VSE Corporation, a Delaware corporation ("Buyer's Parent"), 9126767 Canada Inc., a corporation organized under the Canada Business Corporations Act ("Buyer Cdn") wholly owned by Buyer, Buyer's Parent, and KLP as the exclusive agent of Sellers pursuant to Section 9.9 ("Sellers' Representative").  KLP and the other Persons listed in Schedule 2.1 are sometimes referred to herein individually as a "Seller" and collectively as "Sellers."  AAI, APH, PTH and PTGH are sometimes referred to herein individually as a "Holding Company" and collectively as the "Holding Companies."  KAI, CTA, APS, PT and PTG are sometimes referred to herein individually as an "Operating Company" and collectively as the "Operating Companies."  The Holding Companies and Operating Companies are sometimes referred to herein individually as a "Company" and collectively as the "Companies."  Sellers, the Companies, Buyer, Buyer Cdn, Buyer's Parent and Sellers' Representative are sometimes referred to herein individually as a "Party" and collectively as the "Parties."
RECITALS
R.1            The Operating Companies are primarily engaged in (a) providing aviation maintenance, repair and overhaul services for fixed-wing and rotor aircraft gas turbine engines, (b) distributing aviation engine and accessory parts, and (c) distributing turbine engines and parts.
R.2            Sellers own all of the outstanding capital stock of the Holding Companies (collectively, the "Shares") and the Holding Companies own all of the Interests and outstanding capital stock of the Operating Companies as follows:  (a) AAI owns all of KAI's and CTA's Interests, (b) APH owns all of APS's capital stock, (c) PTH owns all of PT's Interests and (d) PTGH owns all of PTG's capital stock.
R.3            Buyer desires to acquire KAI, CTA and APS from Sellers and Sellers desire to sell KAI, CTA and APS to Buyer by selling all of the outstanding capital stock of AAI and APH to Buyer.
R.4            Buyer Cdn desires to acquire PT and PTG from Sellers and Sellers desire to sell PT and PTG to Buyer Cdn by selling all of PTH's and PTGH's outstanding capital stock to Buyer Cdn.

R.5            The Parties have determined that it is advisable, in connection with the above-referenced purchase and sale of the Shares to consummate certain other transactions (collectively with such purchase and sale of the Shares, the "Transactions"), all on the terms and subject to the conditions set forth herein.
R.6            The Parties desire to make certain representations, warranties, covenants and other agreements to and with one another in connection with the Transactions.
NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
ARTICLE 1

 CERTAIN MATTERS OF CONSTRUCTION AND DEFINITIONS
Certain matters of construction of this Agreement and the definition of capitalized terms used herein, but not otherwise defined in Articles 1 through 9 or in Schedule 2.2.2(b), are set forth in Schedule 1.
ARTICLE 2

 THE PURCHASE AND SALE OF THE SHARES
2.1            Purchase of the Shares.
2.1.1            Purchase of AAI and APH Shares.  Upon the terms and subject to the conditions set forth herein, at the closing of the Transactions (the "Closing"), Buyer shall purchase and acquire from each Seller, and each Seller shall sell and transfer to Buyer, (a) all of AAI's Shares held by such Seller as of the Closing (and all of AAI's Shares acquired from Sellers by Buyer shall in any event constitute all of AAI's Shares issued and outstanding as of the Closing), and (b) all of APH's Shares set forth in Schedule 2.1 opposite such Seller's name, in each case, free and clear of any and all Encumbrances, for and in exchange for the consideration specified in Section 2.2.1.
2.1.2            Purchase of PTH and PTGH Shares.  Upon the terms and subject to the conditions set forth herein, at the Closing, Buyer Cdn shall purchase and acquire from each Seller, and each Seller shall sell and transfer to Buyer Cdn, all of the PTH's Shares and PTGH's Shares set forth in Schedule 2.1 opposite such Seller's name free and clear of any and all Encumbrances, for and in exchange for the consideration specified in Section 2.2.1.
2.2            Purchase Prices
2.2.1            General.

2.2.1.1                          AAI and APH Purchase Price.  On the terms and subject to the conditions set forth herein, as full consideration for AAI's Shares and APH's Shares, Buyer shall pay $185,000,000, subject to adjustments pursuant to Sections 2.2.3 and 2.2.4 and Schedule 2.2.2(b) (the "US Purchase Price").
2.2.1.2                          PTH and PTGH Purchase Prices.  On the terms and subject to the conditions set forth herein, Buyer Cdn shall pay:
(a)            as full consideration for the PTH Shares $46,621,901, subject to decreases pursuant to Section 2.2.4 (the "PTH Purchase Price"); and
(b)            as full consideration for the PTGH Shares $3,603,000, subject to decreases pursuant to Section 2.2.4 (the "PTGH Purchase Price").
2.2.2            Payment of Purchase Prices
2.2.2.1                          Payment of US Purchase Price.  Buyer shall pay the US Purchase Price as follows:
(a)            on the Closing Date, Buyer shall pay:
(i)            $126,000,000 (subject to adjustment pursuant to Section 2.2.3) of the US Purchase Price to Sellers' Representative, on behalf of Sellers based on their Percentage Ownerships; and
(ii)            $14,000,000 of the US Purchase Price to the Escrow Agent to hold and disburse pursuant to Section 6.3 and the Escrow Agreement; and
(b)            after the Closing Date, Buyer shall pay the balance of the US Purchase Price of $45,000,000 as Post-Closing Payments, subject to decreases pursuant to Schedule 2.2.2(b), to Sellers' Representative, on behalf of Sellers based on their Percentage Ownerships, as may be required by and in accordance with Schedule 2.2.2(b).
2.2.2.2                          Payment of PTH Purchase Price and PTGH Purchase Price.
(a)            Buyer Cdn shall pay the PTH Purchase Price as follows:
(i)            on the Closing Date, Buyer Cdn shall pay:
(A)            $37,414,000 of the PTH Purchase Price to Sellers Representative, on behalf of Sellers based on their Percentage Ownerships; and
(B)            $3,800,000 of the PTH Purchase Price to Escrow Agent to hold and disburse pursuant to Section 6.3 and the Escrow Agreement; and

(ii)            after the Closing Date, Buyer shall pay, pursuant to Section 2.2.5.2, the balance of the PTH Purchase Price of $5,407,901 subject to decreases pursuant to Section 2.2.4.6.
(b)            Buyer Cdn shall pay the PTGH Purchase Price as follows:
(i)            on the Closing Date, Buyer Cdn shall pay:
(A)            $3,043,000 of the PTGH Purchase Price to Sellers' Representative, on behalf of Sellers based on their Percentage Ownership; and
(B)            $200,000 of the PTGH Purchase Price to Escrow Agent to hold and disburse pursuant to Section 6.3 and the Escrow Agreement (together with the portions of the US Purchase Price and PTH Purchase Price payable to the Escrow Agent pursuant to Sections 2.2.2.1(a)(ii) and 2.2.2.2(a)(i)(B), respectively, the "Escrow Amount"); and
(ii)            after the Closing Date, Buyer shall pay, pursuant to Section 2.2.5.3, the balance of the PTGH Purchase Price of $360,000 subject to decreases pursuant to Section 2.2.4.7.
2.2.3            Estimated Closing Statements; Estimated Closing Adjustment to US Purchase Price.
2.2.3.1                          Estimated US Closing Statements.  At least three Business Days prior to the Closing Date, Sellers' Representative shall provide to Buyer, in reasonable detail, written statements of an estimated (i) US Closing Balance Sheet (the "Estimated US Closing Balance Sheet"), and (ii) US CNWC (the "Estimated US CNWC").
2.2.3.2                          Estimated Closing Adjustment to US Purchase Price.
If the Estimated US CNWC is less than $44,500,000 (the "US Trigger Amount"), the US Purchase Price shall be decreased by the amount by which the Estimated US CNWC (which may be a negative number) is less than the US Trigger Amount.  If the Estimated US CNWC is more than the US Trigger Amount, the US Purchase Price shall be increased by the amount by which the Estimated US CNWC is more than the US Trigger Amount, provided, however, that in no event shall the US Purchase Price be increased by more than $5,000,0000 in the aggregate pursuant to this Section 2.2.3.2 and Section 2.2.4.5(a).
2.2.4            Final Closing Adjustments to Purchase Prices
2.2.4.1                          Closing Balance Sheets and Closing Statements.  Within 90 days after the Closing Date, Buyer shall prepare or cause to be prepared and shall deliver to Sellers' Representative in reasonable detail (which shall include copies of work papers and related calculations in connection with) (a) the US Closing Balance Sheet, (b) the PTH Closing Balance Sheet, (c) the PTGH Closing Balance Sheet (together with the US Closing Balance Sheet and PTH Closing Balance Sheet, the "the Closing Balance Sheets"), (d) a statement of the US CNWC, (e) a statement of the PTH CNWC, (f) a statement of the PTGH CNWC (together with the statements of the US CNWC and PTH CNWC, the "CNWC Statements"), (g) a statement of the GEA Asset Valuation (the "GEA Statement"), (h) a statement of the Timken Asset Valuation (the "Timken Statement"), (i) a statement of the APS Facility Renovation Expenses (the "APS Facility Renovation Expense Statement"), and (j) a statement of the Cash of AAI, APH, KAI, APS and CTA as of the Closing Date (the "Closing Date Cash Statement" and together with the Closing Balance Sheets, CNWC Statements, GEA Statement, Timken Statement and APS Facility Renovation Expense Statement, the "Closing Statements").

2.2.4.2                          Review of Closing Statements.  Sellers' Representative, upon receipt of the Closing Statements, shall (a) review the Closing Statements and (b) to the extent Sellers' Representative may deem necessary, make reasonable inquiry of Buyer and its accountants (if any are used) in respect of the preparation of the Closing Statements.  In connection with such inquiry, Sellers' Representative and its advisers shall have access as promptly as reasonably practicable upon prior notice and during normal business hours to each Company's books, papers and records and accountants (if any are used) relating to the preparation of the Closing Statements, including worksheets and other computations.  The Closing Statements shall be final, binding and conclusive upon, and deemed accepted by, Sellers unless Sellers' Representative shall have, within 45 days after its receipt of the Closing Statements, notified Buyer in writing of any objections thereto, identifying in reasonable detail the specific items involved and the dollar amount of each disagreement (the "Seller Objection").  After the end of the above-referenced 45-day period, neither Buyer, Sellers' Representative nor any other Party may introduce additional disagreements with respect to any item in the Closing Statements or increase the amount of any disagreement, and any item not so identified shall be deemed to be agreed to by Buyer and Sellers' Representative and will be final, binding and conclusive upon all of the Parties.
2.2.4.3                          Disputes.  If a Seller Objection is provided to Buyer pursuant to Section 2.2.4.2, within 20 days thereafter Buyer shall review and respond to such Seller Objection, and Buyer and Sellers' Representative shall attempt to resolve the differences set forth in the Seller Objection within 20 days following Buyer's receipt of the Seller Objection.  Any disputes between Buyer and Sellers' Representative regarding the Seller Objection that are not resolved by them within such 20-day period shall be referred no later than the third Business Day after such 20th day for decision to an independent accounting firm or valuation firm of national reputation mutually acceptable to Buyer and Sellers' Representative (the "Arbiter") who shall act as arbitrator and determine whether and to what extent, if any, the Closing Statements require adjustment, based solely on presentations by Sellers' Representative and Buyer, together with their respective advisers, and only with respect to the remaining differences so submitted.  If Buyer and Sellers' Representative cannot agree upon the selection of the Arbiter within five Business Days, BDO USA LLP shall serve as the Arbiter hereunder.  The Arbiter shall deliver to Buyer and Sellers' Representative the Arbiter's written determination as to whether and to what extent, if any, either of the CNWC Statements, the GEA Statement, the Timken Statement, the APS Facility Renovation Expense Statement or the Closing Cash Statement requires adjustments in accordance with the guidelines and procedures set forth herein no later than the 30th day after the remaining differences underlying the Seller Objection are referred to the Arbiter, or such longer period of time as the Arbiter determines is necessary.  The Arbiter's determination pursuant to this Section 2.2.4.3 shall be final, conclusive and binding upon the Parties absent manifest error in the factual basis or application of the relevant or controlling accounting principles.  Buyer on one hand and Sellers on the other hand shall each pay 50% of the fees and expenses of the Arbiter.  Buyer and Sellers' Representative shall cooperate with the Arbiter during the term of its engagement pursuant to this Section 2.2.4.3 and, to the extent in their possession or custody, make reasonably available to the Arbiter all relevant information, books and records and any work papers relating to the Closing Statements and all other items reasonably requested by the Arbiter.  In no event may the Arbiter's resolution of any difference be for an amount that is outside the range of Buyer's and Sellers' Representative's disagreement.

2.2.4.4                          Final Closing Statements.  Each of the Closing Statements shall become final, conclusive and binding upon the Parties upon the earliest of (a) Sellers' Representative's failure to provide a Seller Objection within the period permitted under Section 2.2.4.2, (b) the agreement between Buyer and Sellers' Representative with respect thereto and (c) the decision by the Arbiter with respect to any disputes under Section 2.2.4.3.  The Closing Statements (a) as submitted to Sellers' Representative with its failure to object thereto within the period permitted under Section 2.2.4.2, (b) as adjusted pursuant to the agreement of Buyer and Sellers' Representative or (c) the decision of the Arbiter, shall constitute the final, conclusive and binding Closing Statements referred to herein as the "Final Closing Statements."
2.2.4.5                          US Purchase Price Adjustments and APS Facility Renovation Expense Reimbursement.
(a)            Notwithstanding anything herein to the contrary, the US Purchase Price shall be adjusted as follows:
(i)            if the US CNWC is less than the Estimated US CNWC, the US Purchase Price shall be decreased by the amount by which the US CNWC (which may be a negative number) is less than the Estimated US CNWC; and
(ii)            if the US CNWC is greater than the Estimated US CNWC, the US Purchase Price shall be increased by the amount by which the US CNWC is greater than the Estimated US CNWC, but in no event shall an increase to the US Purchase Price as a result of the foregoing calculation and any increase in the US Purchase Price pursuant to Section 2.2.3.2 result in an aggregate increase to the US Purchase price of more than $5,000,000.
(b)            Sellers' Representative, on behalf of Sellers based on their Percentage Ownership, shall, pursuant to Section 2.2.5.1(b), reimburse Buyer in the amount of the APS Facility Renovation Expenses set forth in the APS Facility Renovation Expense Statement.

(c)            The US Purchase Price shall be increased by the amount of Cash reflected in the Closing Date Cash Statement, as described in Section 2.2.5.1(c).
2.2.4.6                          PTH Purchase Price Adjustments.  Notwithstanding anything herein to the contrary, the PTH Purchase Price shall be decreased as follows:
(a)            if the PTH CNWC is less than $3,390,000, the PTH Purchase Price shall be decreased pursuant to Section 2.2.5.2 by the amount by which the PTH CNWC (which may be a negative number) is less than $3,390,000;
(b)            if the amount of the GEA Asset Valuation is less than $1,600,000, the PTH Purchase Price shall be decreased pursuant to Section 2.2.5.2 by the amount by which the GEA Asset Valuation is less than $1,600,000;
(c)            if the amount of the Timken Asset Valuation is less than $3,043,000, the PTH Purchase Price shall be decreased pursuant to Section 2.2.5.2 by the amount by which the amount of the Timken Valuation is less than $3,043,000;
(d)            if the amount of the PT Special Receivables Distribution is less than $374,901, the PTH Purchase Price shall be decreased by the amount by which the PT Special Receivable Distribution is less than $374,901; and
(e)            in no event shall the PTH Purchase Price be increased as a result of (A) the PTH CNWC exceeding $3,390,000; (B) the GEA Valuation exceeding $1,600,000; (C) the Timken Valuation exceeding $3,043,000; or (D) the PT Special Receivables Distribution exceeding $374,901.
2.2.4.7                          PTGH Purchase Price Adjustments.  Notwithstanding anything herein to the contrary, the PTGH Purchase Price shall be decreased as follows:
(a)            if the PTGH CNWC is less than $1,710,000, the PTGH Purchase Price shall be decreased pursuant to Section 2.2.5.3 by the amount by which the PTGH CNWC (which may be a negative number) is less than $1,710,000;
(b)            if the amount of the PTG Special Receivables Distribution is less than $150,000, the PTGH Purchase Price shall be reduced by the amount by which the PT Special Receivables Distribution is less than $150,000; and
(c)            in no event shall the PTGH Purchase Price be increased as a result of (i) the PTGH CNWC exceeding $1,710,000; or (ii) the PT Special Receivables Distribution exceeding $150,000.

2.2.5            Payment of Certain Balance of US Purchase Price; Reimbursement of APS Facility Renovation Expenses and PTH and PTGH Purchase Price Balances.
2.2.5.1                          US Purchase Price and APS Facility Renovation Expenses.
(a)            As soon as practicable (but not more than five Business Days) after the date on which the Final Closing Statements shall have been determined in accordance with Section 2.2.4, (i) Sellers' Representative, on behalf of Sellers based on their Percentage Ownership, shall pay to Buyer by wire transfer the amount, if any, by which the adjustments to the US Purchase Price pursuant to Section 2.2.4.5(a) result in a net decrease of the US Purchase Price, which shall constitute an immediate decrease of the US Purchase Price in such amount, or (ii), as the case may be, Buyer shall pay to Sellers' Representative, on behalf of Sellers based on their Percentage Ownership, by wire transfer the amount, if any, by which the adjustments to the US Purchase Price pursuant to Section 2.2.4.5(a) result in a net increase of the US Purchase Price, which shall constitute an immediate increase of the US Purchase Price in such amount.
(b)            As soon as practicable (but not more than five Business Days) after the date on which the Final Closing Statements shall have been determined in accordance with this Section 2.2.4, Sellers' Representative, on behalf of Sellers based on their Percentage Ownership, shall pay to Buyer by wire transfer the amount of the APS Facility Renovation Expenses set forth on the APS Facility Renovation Expense Statement.
(c)            As soon as practicable (but not more than five Business Days) after the date on which the Final Closing Statements shall have been determined in accordance with Section 2.2.4, Buyer shall pay to Sellers' Representative, on behalf of Sellers based on their Percentage Ownership, the amount, if any, of Cash reflected on the Closing Date Cash Statement by wire transfer, which shall constitute an immediate increase of the US Purchase Price in such amount.
2.2.5.2                          Payment of PTH Purchase Price Balance.  As soon as practicable (but not more than five Business Days) after the date on which the Final Closing Statements shall have been determined in accordance with Section 2.2.4, (a) Buyer Cdn shall pay to Sellers' Representative, on behalf of Sellers based on their Percentage Ownership, by wire transfer, the unpaid balance of the PTH Purchase Price, if any, in an amount equal to $5,033,000 less the sum of the amounts, if any, by which (i) the PTH CNWC is less than $3,390,000, (ii) the GEA Asset Valuation is less than $1,600,000, and (iii) the Timken Asset Valuation is less than $3,043,000, or (b) as the case may be, if the sum of the amounts referenced in clauses (a)(i), (ii) and (iii) of this Section 2.2.5.2 exceeds $5,033,000, Sellers' Representative, on behalf of Sellers based on their Percentage Ownership, shall pay to Buyer Cdn, as a further reduction in the PTH Purchase Price, the amount of such excess.
2.2.5.3                          Payment of PTGH Purchase Price Balance.  As soon as practicable (but not more than five Business Days) after the date on which the Final Closing Statements shall have been determined in accordance with Section 2.2.4, (a) Buyer Cdn shall pay to Sellers' Representative, on behalf of Sellers based on their Percentage Ownership, by wire transfer, the unpaid balance of the PTGH Purchase Price, if any, in the amount equal to $210,000 less the amount, if any, by which the PTGH CNWC is less than $1,710,000, or (b) as the case may be, if the PTGH CNWC is less than $1,500,000, Sellers' Representative, on behalf of Sellers based on their Percentage Ownership, shall pay to Buyer Cdn, by wire transfer, as a further reduction in the PTGH Purchase Price, the amount by which the PTGH CNWC is less than $1,500,000.

2.3            Closing Distributions.  The Companies may distribute substantially all of their Cash at least one Business Day before the Closing Date to Sellers' Representatives, on behalf of Sellers based on their Percentage Ownership (such items collectively the "Closing Distributions").  At least one Business Days prior to Closing Date, the Companies and Sellers' Representative shall deliver to Buyer a written notice containing in reasonable detail the items consisting of and the aggregate dollar amount of the Closing Distributions.

2.4            The Closing.
2.4.1            Closing Date.  Subject to the satisfaction (or waiver) of all of the conditions precedent to the obligations of the Parties to consummate the Closing set forth in Article 7 (the "Closing Conditions"), the Closing shall take place at the offices of Arent Fox LLP located at 1717 K Street, N.W., Washington, D.C. 20006-5344, commencing at 10 a.m. (a) on January 30, 2015, or (b) if the Closing Conditions have not been satisfied in full (or waived) by such date, on such other date that is the first Business Day after the date on which all of the Closing Conditions (other than such conditions to be satisfied on the Closing Date) are satisfied (or waived) or (c) on such other date as Buyer, Buyer Cdn and Sellers' Representative may agree after the satisfaction (or waiver) of all the Closing Conditions (the "Closing Date" shall be the date on which the Closing is consummated).
2.4.2            Closing Documents to be Delivered by Sellers.  As part of the Closing, Sellers shall deliver or cause to be delivered to Buyer, or as the case may be, Buyer Cdn, (a) the documents referenced in Sections 7.2.1, 7.2.2, 7.2.3, 7.2.4, 7.2.5, 7.2.6, 7.2.7, 7.2.9, 7.2.10, 7.2.11, 7.2.13, 7.2.14, 7.2.16 and 7.2.17; (b) the Escrow Agreement signed by Sellers' Representative; and (c) all such other assurances, consents, agreements and instruments as may reasonably be required by Buyer and Buyer Cdn to consummate the Transactions all of which shall be in form and substance satisfactory to Buyer and Buyer Cdn acting reasonably.
2.4.3            Closing Documents to be Delivered by Buyer, Buyer Cdn and Buyer's Parent.  As part of the Closing, Buyer, Buyer Cdn and Buyer's Parent shall deliver or cause to be delivered (a) to Sellers' Representative (i) the documents referenced in Sections 7.3.1, 7.3.2, 7.3.3 and 7.3.4; (ii) $126,000,000 of the US Purchase Price pursuant to Section 2.2.2.1(a)(i); (iii) $37,414,000 of the PTH Purchase Price pursuant to Section 2.2.2.2(a)(i)(A); (iv) $3,043,000  of the PTGH Purchase Price pursuant to Section 2.2.2.2 (b)(i)(A); (v) the Escrow Agreement signed by Buyer and Buyer Cdn; and (vi) all such other assurances, consents, agreements and instruments as may reasonably be required by Sellers' Representative to consummate the Transactions all of which shall be in form and substance satisfactory to Sellers' Representative acting reasonably; and (b) to Escrow Agent (i) $14,000,000 of the US Purchase Price pursuant to Section 2.2.2.1(a)(ii)(A); (ii) $3,800,000 of the PTH Purchase Price pursuant to Section 2.2.2.2(a)(i)(B); and (iii) $200,000 of the PTGH Purchase Price pursuant to Section 2.2.2.2(b)(i)(B).

ARTICLE 3

 REPRESENTATIONS AND WARRANTIES OF THE COMPANIES AND SELLERS
Each Company and each Seller represents and warrants to Buyer and Buyer Cdn as follows:
3.1            Status of the Companies.  Each Company is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation as set forth on Schedule 3.1 and has the requisite corporate or limited liability company power to own, operate and lease its properties and to carry on its business as currently being conducted.  Except has set forth in Schedule 3.1, each Company is duly qualified or licensed to do business as a foreign corporation or, as the case may be, limited liability company and is in good standing in all jurisdictions in which the character of the properties owned or held under lease by the Company or the nature of the business conducted by the Company makes qualification necessary, except where failure to be so qualified would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.  All jurisdictions in which each Company is qualified to do business as a foreign corporation or limited liability company are set forth in Schedule 3.1.
3.2            Capitalization of the Companies
3.2.1            Authorized Equity and Ownership.
(a)            Each Holding Company's outstanding capital stock consists solely of 36,052 shares of common stock and all of such common stock is held by Sellers as set forth in Schedule 2.1 (subject to redemption of certain (but not all) of AAI's Shares during the Pre-Closing Period to the extent permitted by Section 5.1.2(c)), with good and marketable title thereto, free and clear of any and all Encumbrances.  The authorized capital stock of each Holding Company is as follows:  (i) AAI - 100,000 shares of common stock, without par value; (ii) APH - 100,000 shares of common stock, without par value; (iii) PTH – unlimited number of common shares, without par value; and (iv) PTGH – unlimited number of common shares, without par value.
(b)            All of the Interests of KAI, CTA and PT are owned by AAI, AAI and PTH, respectively.  The authorized capital stock of APS consists of 5,000 shares of common stock, par value $0.10 per share, of which 1,000 shares are issued and outstanding and all of such shares are owned by APH.  The authorized capital stock of PTG consists of 25,000 common shares, par value EUR 1.00 per share, and all of such shares are issued and outstanding and owned by PTGH.

(c)            All of the outstanding capital stock and Interests of the Companies has been duly authorized and validly issued, and is fully paid and nonassessable and none of the capital stock or Interests was issued in violation or breach of any Person's preemptive or similar rights.  Except for the Shares and the capital stock and Interests of the Operating Companies held by the Holding Companies, there is no outstanding or authorized stock or other equity appreciation, phantom stock, Interest, or equity or similar right with respect to any Company.
(d)            Upon consummation of the Closing, Buyer and Buyer Cdn will own all of the outstanding capital stock of the Holding Companies and the Holding Companies will own all of the outstanding capital stock and Interests of the Operating Companies, free and clear of any and all Encumbrances (other than restrictions on transfer imposed by federal, provincial and state securities laws).
3.2.2            Options and Convertible Securities of the Companies.  There are no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating any Company to issue, sell or otherwise transfer any of its capital stock, Interests or any securities or obligations convertible into, or exercisable or exchangeable for capital stock, Interests or any other securities of the Company or any other Company.  Except for the Shares and the capital stock and Interests of the Operating Companies held by the Holding Companies, there are no profits interests or other interests in the revenues, cash flow, earnings, income or distributions of any Company or any similar rights with respect to any Company.  Except as set forth in Schedule  3.2.2, there are no voting trusts, shareholder agreements, operating agreements, limited liability company agreements, proxies or other agreements or understandings to which any Company or Seller is a party with respect to the voting, transfer or ownership of any Shares or capital stock or Interests of any Operating Company and, except for this Agreement and as set forth in Schedule 3.2.2, no Company or Seller is a party to or bound by any outstanding restrictions, options or other obligations, agreements or commitments to sell, repurchase, redeem, transfer or acquire any Shares or other capital stock or Interests of any Company.  Notwithstanding the foregoing, upon consummation of the Closing, the representations and warranties set forth above in this Section 3.2.2 shall be true and accurate without reference to Schedule 3.2.2 and no Company shall have any Liability in respect of, and, except for this Agreement, neither the Shares nor any capital stock or Interests of any Operating Company shall be subject to any Contract or other document referenced in Schedule 3.2.2.
3.3            No Subsidiaries.  Except for the Operating Companies, none of the Holding Companies has any Subsidiaries, none of the Operating Companies has any Subsidiaries, and none of the Companies owns or has a contractual right or obligation to acquire any capital stock, Interests or other securities of any Person.

3.4            Authority for Agreement; Noncontravention
3.4.1            Authority.  Each of KAI, CTA and PT has limited liability company power and authority and each of APS, PTG, AAI, APH, PTH and PTGH has corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions to the extent of its obligations hereunder.  The execution and delivery of this Agreement by each Company and its consummation of the Transactions, to the extent of its obligations hereunder, have been duly and validly authorized by the Company's managers, directors, officers, members or, as applicable, stockholders and no limited liability company proceeding or corporate proceedings on the part of any Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the Transactions, to the extent of its obligations hereunder, which proceeding has not already occurred and for which authority has not already been approved.  Assuming due authorization, execution and delivery by Buyer, Buyer Cdn and Buyer's Parent of this Agreement and such other agreements contemplated hereby to be signed by Buyer, Buyer Cdn and Buyer's Parent, this Agreement and, when executed and delivered, the other agreements contemplated hereby to be signed by one or more Companies have been, or with respect to such other agreements, will be duly executed and delivered by such one or more Companies and constitute valid and binding obligations of one or more Companies enforceable against them in accordance with its and their terms.
3.4.2            No Conflict.  Except as set forth in Schedule 3.4.2, neither the execution and delivery of this Agreement by any Company or the other agreements contemplated hereby to be signed by any Company, nor the performance by any Company of its obligations hereunder or thereunder, nor the consummation by any Company of the Transactions, to the extent of its obligations hereunder or thereunder, will (a) in respect of the Company, conflict with or result in any violation or breach of its Organizational Documents, (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any Encumbrance (other than Permitted Encumbrances) pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other Contract, Permit, concession, grant, franchise, judgment, order, decree, statute, ordinance, rule or regulation to which the Company is a party or bound, or by which any of its assets or properties is bound or which is otherwise applicable to the Company or any of its assets or properties that would be reasonably expected to have a Company Material Adverse Effect.  No authorization, consent or approval of, or filing with or notice to, any Governmental Entity is necessary for the execution and delivery of this Agreement or any of the other agreements contemplated hereby to be signed by any Company or, except as required under the HSR Act, for the consummation of the Transactions by any Company or Seller.
3.5            Financial Statements.
(a)            Schedule 3.5(a) sets forth (i) the balance sheets and statements of income, changes in member's or stockholder's equity and cash flow of each Operating Company, other than APS, as of and for the fiscal years ended December 31, 2012 and 2013 (including any related notes and schedules), as audited by Grant Thornton LLP, independent certified public accountants, (ii) the balance sheet and statements of income, changes in stockholder's equity and cash flow of APS as of and for the fiscal year ended December 31, 2013 (including any related notes and schedules), as audited by Grant Thornton LLP, independent certified public accountants, (iii) the consolidated balance sheets and consolidated statements of income changes in stockholder's equity and cash flows of AAI and its subsidiaries, as of and for the fiscal years ended December 31, 2012 and 2013 (including any related notes and schedules), as audited by Grant Thornton LLP, independent certified public accountants, (iv) the consolidated balance sheets as of December 31, 2013 and consolidated statements of income changes in stockholders' equity and cash flows for the fiscal year ended December 31, 2013 of APH and its subsidiaries, as audited by Grant Thornton LLP, independent certified public accountants, (v) the non-consolidated balance sheet as of December 31, 2013, and non-consolidated statements of loss, deficit and cash flows for the period then ended, of PTH, as audited by Grant Thornton LLP, independent certified public accountants, and (vi) the unaudited balance sheet of each Company as of October 25, 2014 (the "Balance Sheet Date" and such balance sheet the "Company Balance Sheet") and statements of income and changes in member's or stockholders' equity, of each Company for the 10 months ended on the Balance Sheet Date (collectively, the "Interim Statements").  Collectively, the financial statements referred to in the immediately preceding sentence are sometimes referred to herein as the "Company Financial Statements."

(b)            Each of the balance sheets included in the Company Financial Statements (including any related notes) is accurate and complete in all material respects and fairly presents, in all material respects, the financial condition of the respective Company or Companies as of its date and each of the statements of income, changes in member's or stockholders' equity and cash flow included in the Company Financial Statements is accurate and complete in all material respects and fairly present, in all material respects, the statements of income, changes in member's or stockholders' equity and cash flow of the respective Company or Companies for the respective periods then ended.
(c)            The Company Financial Statements have been prepared (i) based upon, and consistent with, information included in books and records of the respective Company or Companies and (ii) in accordance with GAAP, consistently applied, provided, however, that the Interim Statements lack statements of cash flow, footnotes and other presentation items, and are subject to year-end adjustments (none of which footnotes or adjustments will, individually or in the aggregate, be material).
3.6            Absence of Material Adverse Changes.  Since the Balance Sheet Date, no Company Material Adverse Effect has occurred, nor has there occurred or arisen any event, condition or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.  Except for the transactions referenced in Schedule 3.6 and the Closing Distributions, since the Balance Sheet Date, there have been no dividends or other distributions declared or paid in respect of, or any repurchase or redemption by any Company of, any Interests, capital stock or other securities of any Company, or any commitment or other Liability relating to any of the foregoing.

3.7            Absence of Undisclosed Liabilities.  None of the Companies has any liabilities or obligations that are fixed, accrued, absolute, liquidated, asserted, known, due, or matured and the Companies and Sellers have no reasonable basis to believe that any Company has any liability or obligation that is unaccrued, contingent, unliquidated, unasserted, unknown, to become due or that is unmatured (the foregoing liabilities are referenced herein individually, as a "Liability" and collectively, as "Liabilities"), that are not fully reflected or reserved against on its Company Balance Sheet except (a)  Liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date, none of which has had or would reasonably be expected to have a Company Material Adverse Effect, (b) Liabilities expressly disclosed in Schedule 3.7(b), (c) except as disclosed in Schedule  3.7(c), obligations to perform after the Closing Date any Company Contract, but only to the extent such obligations first accrue after the Closing Date and do not involve a breach of or default under any Company Contract on or before the Closing Date, and (d) unaccrued, contingent, unliquidated, unasserted, unknown and unmatured liabilities that neither individually nor in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect.
3.8            Books and Records.  Each Company's material books of account and other records have been maintained in accordance with normal and sound business practices.  The actions reflected in each Company's minute books are accurate and correct records of the meetings reported in such minute books, and, except where the failure to do so would not reasonably be expected to have a Company Material Adverse Effect, no meeting of any Company's members or stockholders in their capacities as members or stockholders, or Company's managers or directors in their capacities as managers or directors has been held for which minutes have not been prepared and are not contained in such minute books.  As of the Closing, all of the above-referenced books and records will be in the possession of the Companies, Buyer, Buyer Cdn or Buyer's Parent.
3.9            Accounts Receivable.  Except as set forth in Schedule 3.9, all accounts receivable of each Company that are reflected on its Company Balance Sheet, its Closing Balance Sheet or on any of its accounting records as of the Closing Date (collectively, the "Accounts Receivable") represented, represent or will represent, as of the Closing Date, valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business.  Except as set forth in Schedule 3.9 and for the Special Receivables, unless paid prior to the Closing Date or subject to reserves shown on the respective Company's balance sheets included in the Company Financial Statements, each Company's Accounts Receivable as shown on its Closing Balance Sheet are, or will be as of the Closing Date, to the Companies' Knowledge and Sellers' Knowledge, fully collectible in the Ordinary Course of Business.  Except as set forth in Schedule 3.9, there is no pending contest, claim or right of set-off, other than returns in the Ordinary Course of Business, under any Company Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable.  Schedule 3.9 contains a complete and accurate list of all Accounts Receivable of each Company as of the Balance Sheet Date, which list sets forth the aging of such Accounts Receivable.

3.10            Permits; Compliance with Applicable Laws; Organizational Documents.  Except as otherwise set forth in Schedule 3.10 and except where failure to do so would not be reasonably expected to have a Company Material Adverse Effect, (a) each Company has all requisite licenses, certificates and permits from all Governmental Entities necessary to conduct its business as currently conducted, and to own, lease and operate its properties in the manner currently held and operated (collectively, "Permits") and (b) all of the Permits are in full force and effect and the Company is in compliance with all of the terms and conditions related to such Permits.  There are no proceedings in progress, pending or, to the Companies' Knowledge and Sellers' Knowledge, threatened, that would be reasonably be expected to result in revocation, cancellation, suspension or any adverse modification of any of such Permits.  Except where such default or violation would not reasonably be expected to have a Company Material Adverse Effect, each Company's business has been since December 31, 2009 and is currently being conducted in material compliance with all Applicable Laws and applicable authorizations of any Governmental Entity.  Except where such default or violation would not be reasonably expected to have a Company Material Adverse Effect, none of the Companies is in violation or breach of its Organizational Documents.
3.11            Proceedings.  Except for any claim, investigation, action, suit, audit, arbitration, examination or other proceeding set forth in Schedule 3.11, (a) there is no investigation by any Governmental Entity with respect to any Company pending or, to the Companies' Knowledge or Sellers' Knowledge, threatened, nor has any Governmental Entity indicated to any Company in writing an intention to conduct the same; (b) there is no claim, investigation, action, suit, audit, arbitration or other proceeding pending or, or to the Companies' Knowledge or Sellers' Knowledge, threatened against or involving any Company, or any of its assets or properties, at law or in equity, or before any arbitrator or Governmental Entity; and (c) there are no judgments, decrees, injunctions or orders of any Governmental Entity or arbitrator outstanding against any Company.
3.12            Tax Matters.
3.12.1            Filing of Returns.  Except as set forth in Schedule 3.12.1, each Company has filed on a timely basis with all appropriate Governmental Entities all required returns (including information returns) in respect of income Taxes and all other material Tax returns that it was required to file.  All such returns are correct and complete in all material respects, including disclosure of treaty-based positions under Code Section 6114.  None of the Companies is currently the beneficiary of any extension within which to file any Tax return, other than extensions obtained in the Ordinary Course of Business.  None of the Companies has received any claim in writing from any Governmental Entity in a jurisdiction (domestic or foreign) where the Company does not file returns in respect of Taxes that the Company is or may be subject to taxation in such jurisdiction.  Neither PTH nor PTGH has made, is required to make, or has ever been required to make any Tax filing in a jurisdiction outside of Canada.

3.12.2            Payment of Taxes.  Each Company (a) has paid in full all Taxes reported on its returns as due and owing by it on or before the Closing, (b) except as would not have a Company Material Adverse Effect, has paid all Taxes due and owing by it (whether or not shown on any Tax return) and, (c) in the case of Taxes of any Company accruing for a period ending on or before the Closing Date that are not due on or before the Closing Date has made adequate provision (not including any provision for deferred Taxes established to reflect timing differences between book and Tax income) in the Company's books and records and on the face of its Company Financial Statements (rather than in any notes thereto) for such payment.  There are no material Encumbrances on any of the assets of any Company that arose in connection with any failure (or alleged failure) to pay any Tax other than for Taxes not yet due and payable or the validity of which are being contested in good faith.  There are no written assessments, deficiencies or adjustments or proposed assessments, deficiencies or adjustments, of Taxes, against any of the Companies that have been issued and are outstanding.  There is no material dispute or claim concerning a Tax Liability of any Company claimed or raised by any Governmental Entity in writing or as to which any of Sellers or Companies have Knowledge based on personal contact with any agent of such Entity.
3.12.3            Withholding.  Except as set forth in Schedule 3.12.3, each Company has withheld from each payment, whether in cash or in kind, made or owing to any of (a) Sellers or Affiliates of any Seller, (b) the Company's current or former employees, officers, managers or directors, (c) the other Companies, (d) the Affiliates of any Company, (e) Persons related (as defined in the Tax Act) to any Company, or (f) its current or former independent contractors, creditors, or other third Persons, all material amounts required by Applicable Laws to be withheld and has, where required, remitted such amounts within the applicable periods to the appropriate Governmental Entities or, if such remittances are not yet due, has made adequate provision therefor in the Company's books and records and on the face of its financial statements (rather than in any notes thereto).  All Forms W-2, 1099, 1042, 1042-S and 1042-T (and equivalent forms under non-US law) required to be filed by or on behalf of any Company have been properly completed and timely filed in all material respects.
3.12.4            Audits, Examinations and Communications from Governmental Entities.
(a)            Except as set forth in Schedule 3.12.4, since December 31, 2009 (a) no Governmental Entity has examined or audited any Company in respect of Taxes, (b) no such examinations or audits are or have been pending and (c) there have been no Tax proceedings (whether concluded, being conducted or pending) before a judicial or administrative agency tribunal.  Except as would not otherwise have a Company Material Adverse Effect, since December 31, 2009, none of the Companies has received any communication in writing from any Governmental Entity (a) indicating an interest to open an audit or examination in respect of Taxes, or (b) noticing a deficiency or proposed adjustment for any amount of Taxes proposed, asserted or assessed.  Since December 31, 2009, none of the Companies has executed or filed any agreement extending the period of assessment or collection of any Taxes other than as a result of extension of time to file the relevant Tax return obtained in the Ordinary Course of Business.

(b)            Further, without in any way limiting clause (a) of this Section 3.12.4, except as set forth in Schedule 3.12.4, (i) all tax returns required to be filed by each of PTH and PTGH on or prior to the Closing Date have been assessed by the relevant Governmental Entity as filed and notices of assessment have been issued to each of PTH and PTGH by the relevant Governmental Entity; (ii) no assessment or reassessment of Tax has been issued to either of PTH or PTGH by a Governmental Entity for any period ending on or prior to the Closing Date which has not been paid or resolved; (iii) no Governmental Entity has challenged, disputed or questioned either PTH or PTGH in respect of Taxes or of any Tax returns; (iv) neither PTH nor PTGH is in the process of negotiating any proposed assessment or reassessment with any Governmental Entity; (v) neither PTH nor PTGH has received any indication from any Governmental Entity that an assessment or reassessment is proposed in respect of any taxes or Tax returns, regardless of its merits; and (vi) there are no enquiries, audits, investigations, disputes, objections, actions, suits, appeals or other proceedings either in progress, pending or threatened or which may reasonably be expected to arise against either PTH or PTGH in connection with any Taxes or Tax returns.  In addition, without in any way limiting clause (a) of this Section 3.12.4, neither PTH nor PTGH (nor any Person on behalf of either of PTH or PTGH) has requested, offered to enter into, or entered into, any agreement or other arrangement, or executed any waiver, providing for any extension of time within which (i) to file any Tax return covering any Taxes for which PTH or PTGH is or may be liable, (ii) to file any elections, designations or similar filings relating to Taxes for which PTH or PTGH is or may be liable, (iii) PTH or PTGH is required to pay or remit Taxes or amounts on account of Taxes, or (iv) any Governmental Entity may assess, reassess or collect Taxes for which PTH or PTGH is or may be liable.
3.12.5            Access to Returns.  Buyer or Buyer's Parent has been provided with a copy of or access to all federal, state, local and non-US Tax returns filed by each Company since December 31, 2009.  Buyer or Buyer's Parent has been provided with a copy of or access to all assessments of Tax, statute of limitations extensions and waivers resulting from or with respect to any audits of any Company by a Governmental Entity in respect of Taxes issued or entered into since December 31, 2009.
3.12.6            Miscellaneous Items.
(a)            Except as set forth in Schedule 3.12.6, none of the Companies is a party to any Contract or plan that has resulted or could result (determined regardless of whether or not the Company is or has been otherwise subject to Code Section 280G), separately or in the aggregate, in the payment by or any other Liability of, any Company, Buyer, Buyer Cdn or Buyer's Parent in respect of any "excess parachute payment" within the meaning of Code Section 280G (or any corresponding provision of state, local or non-US law).  Except as otherwise disclosed in Schedule 3.12.6, none of the Companies has Liability for the Taxes of any Person other than itself under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.  Each Company has disclosed on its respective income Tax returns all positions taken therein that could give rise to a substantial understatement of income Tax within the meaning of Code Section 6662 or, in the case of income tax returns filed with non-US Governmental Entities, within the meaning of analogous or similar provisions of non-US tax law.  Except as otherwise disclosed in Schedule 3.12.6, none of the Companies is or has been a party to any "reportable transaction" as defined in Code Section 6707A (c)(1) and Treasury Regulations Section 1.6011-4(h).

(b)            None of the Companies has a permanent establishment (within the meaning of an applicable Tax Treaty) or otherwise has a fixed place of business in a country other than the country in which it is organized.  None of the Companies has received any letter ruling from the United States Internal Revenue Service ("IRS") or any comparable ruling from any other Taxing authority.
3.12.7            No Tax Sharing Agreements.  Except as otherwise disclosed in Schedule 3.12.7, none of the Companies is or has been a party to or otherwise bound by any Tax-sharing Contract or similar Contract.
3.12.8            Certain Income Items and Deductions.  None of the Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
(a)            change in method of accounting for a taxable period ending on or prior to the Closing Date;
(b)            use of an improper method of accounting for a taxable period ending on or before the Closing Date;
(c)            "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-US income Tax law) executed on or prior to the Closing Date;
(d)            intercompany transaction or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, municipal or foreign Tax law);
(e)            installment sale or open transaction disposition made on or prior to the Closing Date;
(f)            prepaid amount received on or prior to the Closing Date; or
(g)            election under Code Section 108(i)

3.12.9            Certain Shares Distributions.  Since December 31, 2011, none of the Companies has distributed stock of another Person, or has had Interests or capital stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361.
3.12.10                            Affiliated Group.  Except as otherwise set forth in Schedule 3.12.10, none of the Companies has ever been a member of an Affiliated Group.
3.12.11                            Unclaimed Property.  To the Companies' Knowledge and the Sellers' Knowledge, none of the Companies has material assets that may constitute unclaimed property under Applicable Laws.
3.12.12                            Transfer Pricing
(a)            With respect to any material transaction between any Company and any other Company, any Affiliate of a Company, KLP, or any Affiliate of a Seller (other than, in connection with U.S. federal income Taxes, a transaction between a Holding Company that is a U.S. corporation and its Subsidiary or between Operating Companies that are U.S. corporations that are owned by the same Holding Company that is a U.S. corporation), the terms and conditions (including price or rate of interest, as the case may be) pursuant to which goods or services were provided, or money lent or credit extended, materially complied with Code Section 482 (and, as applicable, any analogous provisions of state, local, municipal or non-US law), including the maintenance of contemporaneous documentation substantiating the transfer practices and methodologies utilized by such companies that satisfies the requirements of Code Section 6662(e)(3)(B) and the Treasury Regulations issued thereunder.
(b)            Without in any way limiting clause (a) of this Section 3.12.13, neither PTH nor PTGH has acquired property or services from, nor has it disposed of property or provided services to, a related (as defined in the Tax Act) Person for an amount that is other than the fair market value of such property or services, nor has it been deemed to have done so for purposes of the Tax Act, or any applicable tax legislation of any Canadian province or other Canadian jurisdiction, for any period beginning on or after its formation and ending on or prior to the Closing Date, inclusive.
3.12.13                            Tax Status of PT.  PT is treated as a U.S. corporation for purposes of U.S. federal, state, local and municipal taxation and for purposes of Canadian (both federal and provincial) taxation.
3.12.14                            Tax Status of PTG.  PTG is treated as a German corporation for purposes of U.S. federal, state, local and municipal taxation and for purposes of Canadian (both federal and provincial) taxation.

3.12.15                            Status under FIRPTA.  None of the Companies is or, at any time during the five-year period ending on the Closing Date, has been a "United States real property holding corporation" as defined in Code Section 897(c)(2).
3.12.16                            Status of PTH and PTGH.  Neither PTH nor PTGH (a) owns any assets other than the capital stock or Interests of its respective Subsidiary and cash and immaterial intercompany receivables; (b) owns any depreciable or amortizable assets or assets in the nature of inventory;  (c) is or has been a "controlled foreign corporation" as defined in Code Section 957; (d) is or has been a "passive foreign investment company" as defined in Code Section 1297; or (e) except as set forth in Schedule 3.12.16, has any "earnings and profits" as defined in Code Section 312, accumulated after February 28, 1913 or any earnings and profits for the current taxable year.  For greater certainty, except as set forth in this Section 3.12.16, neither PTH nor PTGH has ever earned any income or carried on any business or undertaking whatsoever.
3.12.17                            GST, HST and Provincial Sales Tax Compliance and Registration.  Except as set forth in Schedule 3.12.17, each of PTH and PTGH is in full compliance with all registration, reporting and record keeping obligations in respect of all Canadian federal and provincial sales tax legislation including GST/HST laws.  Each of PTH and PTGH is registered for the purposes of Part IX of the Excise Tax Act (Canada).  Each of PTH and PTGH has paid or accrued in its books and records and on the face of its Financial Statements (rather than in any notes thereto) all Taxes imposed under Part IX of the Excise Tax Act (Canada).  Each of PTH and PTGH has duly and timely collected and remitted all amounts on account of any sales, use or transfer taxes, including GST/ HST required by Applicable Law to be collected or remitted by it to the appropriate Governmental Entity.
3.12.18                            Other Canadian Tax Matters.
(a)            Neither PTH nor PTGH has at any time benefited from the forgiveness of debt or entered into any transaction or arrangement (including conversion of debt into shares of its share capital) that could result in the application of any of sections 80 and following of the Tax Act.  In particular, neither PTH nor PTGH will at any time be deemed to have a capital gain pursuant to subsection 80.03(2) of the Tax Act or any comparable Canadian provincial legislative provision as a result of any transaction or event taking place in any taxation year ending on or before the Closing Date and neither PTH nor PTGH has entered into any agreement contemplated in section 80.04 of the Tax Act or any comparable provincial legislative provision.
(b)            Neither PTH nor PTGH has deducted any amounts paid to any related (within the meaning of the Tax Act) Person, including interest on any loans or advances to any Related Party, in computing its net income or taxable income under the Tax Act, or any applicable tax legislation of any Canadian province or other Canadian jurisdiction, in respect of which it is not entitled to a deduction thereunder for any period beginning on or after its formation and ending on or prior to the Closing Date, inclusive.

(c)            Neither the PTH Shares nor the PTGH Shares constitute taxable Canadian property (within the meaning of the Tax Act).
(d)            Schedule 3.12.18(d) accurately sets out the aggregate paid-up capital of each class of issued and outstanding shares of PTH and PTGH for the purposes of the Tax Act and any equivalent Tax legislation of any Canadian province or other Canadian jurisdiction.
(e)            All of the Tax attributes of the properties owned by each of PTH and PTGH (including, without limitation, the adjusted cost base, undepreciated capital cost and cumulative eligible capital balance) for determining future capital gains or losses, recapture, terminal losses, capital cost allowance, amortization and other Canadian federal and provincial income tax deductions are accurately reflected in the Tax Returns and Books and Records of each of PTH and PTGH.
3.13            Employee Benefit Plans
3.13.1            List of Plans.
(a)            Schedule 3.13.1 contains a correct and complete list of all pension, profit sharing, retirement, deferred compensation, welfare, legal services, medical, dental or other employee benefit or health insurance plans, life insurance or other death benefit plans, disability, equity compensation, bonus, severance pay, retention and other similar plans, programs or agreements, covering any Persons currently or formerly employed by any Company or in which any Person currently or formerly employed by any Company currently participates or is eligible to participate or the beneficiaries or dependents of any such Persons and that is currently maintained or was maintained by any Company or any ERISA Affiliate of any Company, or pursuant to which any Company has or may reasonably be expected to have any Liability, obligation or commitment under ERISA, the Code or any other Applicable Laws (collectively, the "Company Plans").  The Companies have not scheduled or agreed upon future increases of benefit levels (or the creation of new benefits) with respect to any employee of any Company except for increases in base compensation in the Ordinary Course of Business, and no such increases or benefits have been proposed or made the subject of communications to any employees of any Company or their beneficiaries or dependents.
(b)            The Companies have made available to Buyer, Buyer Cdn or Buyer's Parent complete copies, as of the date hereof, of all of the Company Plans that have been reduced to writing, together with all documents establishing or constituting any related trust, annuity contract, insurance contract or other funding instrument, and summaries of those that have not been reduced to writing, including, complete copies of, including amendments, of the following (to the extent applicable): (i) the current Company Plan document, (ii) the current summary plan descriptions or similar description of Company Plans not subject to ERISA, (iii) the most recently filed Form 5500 and schedules thereto, (iv) the most recent IRS determination or opinion letter, as applicable, (v) the most recent allocation or actuarial reports, and (vi) employee booklets, personnel manuals and other material documents or written materials concerning the Company Plans that are in the possession or custody of one or more of the Companies or Sellers as of the date hereof.

(c)            None of the Companies or any ERISA Affiliate sponsored or has ever sponsored a "defined benefit plan" as defined in ERISA Section 3(35) for which any Company has or could reasonably be expected to have any Liability.  None of the Company Plans is or has ever been a "multiemployer plan" as defined in ERISA Section 3(37) or a "multiple employer plan" (a plan maintained by two or more employers who are not related under Code Sections 414(b), 414(c) or 414(m)).
(d)            None of the Companies or any ERISA Affiliate of any Company has ever maintained a Company Plan providing health or life insurance benefits to former employees, other than as required pursuant to Code Section 4980B or to any state law conversion rights.
(e)            Except as set forth  on Schedule 3.13.1, none of the Companies is a party to or otherwise has any Liability in respect of any deferred compensation plans, arrangements or agreements subject to Code Section 409.
(f)            Except as contemplated by Section 3.13.5, no Company Plan previously maintained by any Company or its ERISA Affiliates that was subject to ERISA has been terminated.
3.13.2            Plan Qualification.
(a)            Each Company Plan intended to qualify under Code Section 401(a) (a "Qualified Plan"), is and has at all times within any open statute of limitations been, qualified in form and operation under Code Section 401(a) and is the subject of or is entitled to rely on a favorable determination letter or opinion letter from the IRS, and no such determination letter or opinion letter has been revoked nor, to the Companies' Knowledge and Sellers' Knowledge has revocation been threatened, nor has any amendment or other action or omission occurred with respect to any such Qualified Plan since the date of its most recent determination or opinion letter or application therefor in any respect which would adversely affect its qualification in any material respects.
(b)            Except as set forth on Schedule 3.13.2(b), (i) each of the Companies has performed all material obligations required to be performed by it with respect to each Qualified Plan under any Law or by the terms of each Qualified Plan, (ii) none of the Companies has received notice that there has been, or is reasonably expected to be, a claim, audit, inquiry, review or investigation of any Company Plan by any Governmental Entity, and no claim or other proceeding in connection with a Company Plan (other than routine claims for benefits by plan participants in the ordinary course of business) is currently pending or, to the Companies' Knowledge and Sellers' Knowledge, threatened, and (iii) no excise Tax, penalty or fee is owed with respect to and there are no outstanding material defaults or violations by any party to any Company Plan.

(c)            Except as set forth on Schedule 3.13.2(c) each Company Plan is, and has at all times been, maintained, funded, administered and operated in material compliance with its terms, and Applicable Laws, and has in all respects performed all obligations required to be performed by it except where the failure to do so would not have nor reasonably be expected to have a Company Material Adverse Effect.
(d)            None of the Companies nor any ERISA Affiliate of any Company, nor any of their directors, managers, officers, employees or agents, nor any trustee or administrator of any trust created under the Company Plans, has engaged in or been a party to any "prohibited transaction" as defined in Code Section 4975 that could subject any Company or its Affiliates, directors, managers, officers or employees or the Company Plans or the trusts relating thereto or any party dealing with any of the Company Plans or trusts to any tax or penalty on "prohibited transactions" imposed by Code Section 4975, in each case in an amount that would be material.
(e)            No event has occurred, and there exists no condition or set of circumstances, that presents a material risk of a partial termination (within the meaning of Code Section 411(d)(3)) of any Company Plan.
3.13.3            Funding.  Except as set forth in Schedule 3.13.3:
(a)            no Company Plan has any material unfunded liabilities;
(b)            all material contributions, premiums or other payments due or required to be made to the Company Plans as of the date hereof have been made as of the date hereof or are properly reflected on the respective Company Financial Statements; and
(c)            with respect to each Company Plan that is a qualified profit sharing plan, all employer contributions accrued for plan years ending on or prior to the Closing under the Company Plan terms and Applicable Laws have been made.
3.13.4            Welfare Plans.  With respect to any Company Plan that is an employee welfare benefit plan (within the meaning of ERISA Section 3(1) (a "Welfare Plan"):
(a)            each Welfare Plan for which contributions are claimed by the Company as deductions under any Code provision is in compliance with all applicable requirements pertaining to such deduction, except where the failure to comply with the above-referenced provisions would not reasonably be expected to have a Company Material Adverse Effect;
(b)            no Welfare Plan is or at any time was funded through a "welfare benefit fund" as defined in Code Section 419(e), and no benefits under any Welfare Plan are or at any time have been provided through a voluntary employees' beneficiary association (within the meaning of Code Subsection 501(c)(9)) or a supplemental unemployment benefit plan (within the meaning of Code Section 501(c)(17));

(c)            each Company Plan that is a group health plan (as defined in ERISA Section 607(1)) has been operated at all times in compliance in all material respects with COBRA and any applicable, similar state law except where the failure to so comply would not have a Company Material Adverse Effect;
(d)            any Company Plan that is a group health plan, as defined in the Patient Protection and Affordable Care Act of 2010, has been reasonably operated at all times in compliance with such Act and all related legislation except where the failure to comply with the Act would not reasonably be expected to have a Company Material Adverse Effect;
(e)            none of the Companies has any obligation under any Welfare Plan to provide medical or death benefits with respect to any individual after retirement or termination of employment, except as required by ERISA Sections 601 through 608 and Code Section 4980B for which the covered individual pays the full cost of coverage;
(f)            except as set forth in Schedule 3.13.4(f), no Company Plan or employment agreement provides health benefits that are not insured through an insurance contract;
(g)            except as set forth in Schedule 3.13.4(g), each Company Plan is amendable and terminable unilaterally by the respective Company at any time without Liability to any Company as a result thereof and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the respective Company from amending or terminating any such Company Plan, except in accordance with its terms;
(h)            Except as set forth on Schedule 3.13.4(h), the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (i) entitle any employee or any former employee, consultant or individual service provider employed or retained in connection with the operation of the business of any Company or any beneficiary or dependent thereof to severance pay or any other payment or benefits (including parachute payments or any payments subject to Code Section 280G) from any Company or a Company Plan, or (ii) accelerate the time of payment or vesting or funding or increase the amount of compensation or benefits due to any such individual.
3.13.5            Certain Other Matters.  Except as reserved for on the respective Company Balance Sheet or the Final Closing Balance Sheet, none of the Companies has any material Liability, and none of the Companies would reasonably be expected to have any material Liability, with regard to any Company Plan, as a result of any failure to perform non-discrimination testing on a Company Plan or any failure to amend a Company Plan pursuant to the legislation commonly known as "GUST" or the legislation commonly known as "EGTRRA."

3.14            Employment-Related Matters
3.14.1            Labor Relations.  Except to the extent set forth in Schedule 3.14.1, (a) none of the Companies is a party to any collective bargaining agreement or other contract or agreement with any labor organization or other representative of any of the employees of the Company; (b) there is no labor strike, dispute, slowdown, work stoppage or lockout that is pending or, to the Companies' Knowledge and Sellers' Knowledge, threatened against or otherwise affecting any Company, and none of the Companies has experienced the same since December 31, 2009; (c) except as has occurred in the Ordinary Course of Business without any resulting and unsatisfied Liability of any Company, none of the Companies has closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement or separation program at any time, nor has any Company planned or announced any such action or program for the future with respect to which the Company has Liability; and (d) all salaries, wages, vacation pay, bonuses, commissions and other compensation due from any Company to its employees before the date hereof have been paid or accrued as of the date hereof.
3.14.2            Employee List.  Set forth in Schedule 3.14.2 is a list containing the names of the employees of each Company, whether full-time or part time, and each such employee's position, starting employment date and annual salary as of the date indicated thereon ("Employee List").  The Employee List is correct and complete as of the date of the Employee List.  No third Person has asserted in writing any claim, or, to the Companies' Knowledge and Sellers' Knowledge, has any reasonable basis to assert any valid claim, against any Company that either the continued employment by, or association with, the Company of any of the current managers, officers or employees of, or consultants to, the Company contravenes any Contracts or Applicable Laws regarding unfair competition, trade secrets or proprietary information.
3.15            Environmental
3.15.1            Environmental Laws.  Except as set forth in Schedule 3.15, each Company is in material compliance with all applicable Environmental Laws and none of the Companies has received any written communication from any Person that alleges that any Company is not in compliance with any Environmental Laws.
3.15.2            No Basis for Claims.  Except as set forth in Schedule 3.15, there are no past or current actions or activities by any Company, nor do any of the Companies or Sellers have any reasonable basis to believe that any circumstances, conditions, events or incidents exist or have occurred, including in respect of KAI Lease Matters, the storage, treatment, Release, emission, discharge, disposal or arrangement for disposal of any Material of Environmental Concern other than in material compliance with applicable Environmental Laws, whether or not by any Company, that would reasonably be expected to form the basis of any Environmental Claim against any Company or against any Person whose Liability for any Environmental Claim any Company may have retained or assumed either contractually or by operation of law, including the storage, treatment, Release, emission, discharge, disposal or arrangement for disposal of any Materials of Environmental Concern or any other contamination or other hazardous condition, whether caused by the Company or not related to the premises at any time occupied or used by the Company.

3.15.3            Transportation of Materials of Environmental Concern.  Since December 31, 2009, none of the Companies has used, handled, generated, produced, manufactured, treated, stored, disposed of, recycled or transported any Materials of Environmental Concern, whether on behalf of any Company or any other Person, in violation of any Environmental Laws, and there has been no Release or threatened Release of any Materials of Environmental Concern in violation of any Environmental Laws beneath or from any real property leased, operated or formerly leased, operated or owed by any Company.
3.16            No Broker's or Finder's Fees.  Except for Wells Fargo Securities, LLC ("WFS"), the fees and expenses of which shall be paid in full by Sellers at the Closing, none of the Companies has paid or become obligated to pay any fee or commission to any broker, finder, financial adviser, intermediary or other Person in connection with the Transactions and giving effect to the consummation of the Closing or any other Transaction will not cause any Company to be so obligated.  Upon consummation of the Closing or any other Transaction, none of the Companies will have any Liability with regard to WFS under or otherwise in respect of the Transactions or the letter agreement, dated as of November 21, 2013, between WFS and Killick Aerospace Group of Companies (the "WFS Agreement").
3.17            Assets other than Real Property
3.17.1            Title.  Each Company has good, valid and marketable title to all of the tangible assets shown on its Company Balance Sheet, in each case, free and clear of any Encumbrances, except for (a) assets disposed of since Balance Sheet Date in the Ordinary Course of Business, (b) Encumbrances reflected in its Company Balance Sheet or otherwise in the Company Financial Statements, (c) Permitted Encumbrances and (d) Closing Distributions to Sellers in respect of their Shares in accordance with this Agreement.
3.17.2            Closing Date Assets
(a)            Except as set forth in Schedule 3.17.2(a), as of the Closing Date, each Company will have good, valid and marketable title to all of its assets and properties, including such assets and properties shown on the Company's Final Closing Balance Sheet, in each case free and clear of any Encumbrances other than Permitted Encumbrances.
(b)            Except as set forth in Schedule 3.17.2(b), each Company's assets include all right, title and interest in and to all material assets and properties that are used in or that are being held for use or are otherwise necessary in the operation, as currently conducted by the Company, of its business.

3.17.3            Sufficiency of Assets and Properties to Conduct Business.  Each Operating Company's assets and properties are sufficient for the continued conduct of its business after the Closing in the same manner in all material respects as conducted by the Operating Company prior to the Closing.
3.18            Real Property
3.18.1            Company Real Property.  Except for the APS Facility and KAI Facility, none of the Companies owns or has since December 31, 2009 owned any real property nor has any Contract or option to acquire any Real Property.  Without restricting the generality of the foregoing:
(a)            all buildings and structures associated with the APS Facility and KAI Facility are constructed and used in compliance with all Applicable Laws;
(b)            no Company has received written notice (i) that the APS Facility or KAI Facility, or APS's or KAI's operations violate zoning or planning laws, ordinances, rules or regulations applicable to either the APS Facility or KAI Facility and no such violations exist, or (ii) of any claims of others to rights over, under, across or through the APS Facility or KAI Facility by virtue of use, easement or prescription, or (iii) of any restrictive covenants affecting the APS Facility or KAI Facility, in each case other than as reflected in public records regarding the APS Facility or KAI Facility;
(c)            there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any third Person the right of use, or occupancy of any portion the APS Facility or the KAI Facility;
(d)            to the Companies' Knowledge and Sellers' Knowledge, there are no pending or threatened condemnation proceedings, lawsuits or administrative actions relating to the APS Facility or KAI Facility applicable to either the APS Facility or KAI Facility that would affect adversely the current use, occupancy or value thereof;
(e)            except as set forth on Schedule 3.18.1, each of the APS Facility and KAI Facility is fully accessible to and from public roads;
(f)            except as set forth on Schedule 3.18.1, neither the APS Facility nor the KAI Facility has been transferred into any Company within the past five years.
3.18.2            Company Leases.  Schedule 3.18.2 lists all of the Company Leases.  Complete and accurate copies of the Company Leases, including all amendments thereto (that are identified in Schedule 3.18.2) have been made available by the Companies to Buyer, Buyer Cdn or Buyer's Parent.  The Company Leases are in full force and effect and are binding and enforceable against each of the parties thereto in accordance with their respective terms and conditions.  None of the Companies or, to the Companies' Knowledge and Sellers' Knowledge, any other party to a Company Lease, has committed a material breach or default under any Company Lease, nor has there occurred any event that with the passage of time or the giving of notice or both would constitute such a material breach or default.  Schedule 3.18.2 identifies each Company Lease the provisions of which would be adversely affected by the Closing or any other Transaction and each Company Lease that requires the consent of or notice to any landlord, owner or other third Person in connection with the Closing or any other Transaction.  Except as otherwise disclosed in Schedule 3.18.2, no construction, alteration or other leasehold improvement work with respect to the real property covered by any of the Company Leases remains to be paid for or to be performed by any Company.

3.19            Contracts
3.19.1            Company Contracts.  Except as set forth in Schedule 3.19.1, none of the Companies is a party to:
(a)            any bonus, deferred compensation, pension, severance, profit-sharing, equity compensation, employee stock purchase or retirement plan, Contract or arrangement or other employee benefit plan or arrangement;
(b)            any employment Contract or similar Contract with any current employee, manager, officer or consultant (or former employees, managers, officers and consultants to the extent there remain at the date hereof obligations to be performed by any Company);
(c)            any Company Contract for personal services or employment with a term of service or employment specified in the Contract or any Contract for personal services or employment in which any Company has agreed on the termination of such Contract to make any payments greater than those that would otherwise be imposed by Applicable Laws;
(d)            any Company Contract of guaranty for or indemnification of any other Person;
(e)            any Company Contract containing a covenant limiting or purporting to limit the freedom of any Company to compete with any Person in any geographic area or to engage in any line of business;
(f)            any lease other than the Company Leases under which any Company is lessee that involves, in the aggregate, payments of $50,000 or more per annum, or of $150,000 or more for the remaining term of the Company Lease or is material to the conduct of any Company's business;
(g)            any joint venture, teaming, subcontract or profit-sharing Company Contract or similar Contract;

(h)            except for trade Indebtedness incurred in the Ordinary Course of Business and equipment leases entered into in the Ordinary Course of Business, any loan or credit Contract providing for the extension of credit to any Company or any instrument evidencing or related in any way to Indebtedness incurred in the acquisition of any Person or Indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guaranty, or otherwise that individually is in the amount of $50,000 or more;
(i)            any license Contract, either as licensor or licensee, involving payments (including past payments) of $50,000 in the aggregate or more, or any material distributor, dealer, reseller, franchise, manufacturer's representative, or sales agency or any other similar material Contract;
(j)            any Company Contract granting exclusive rights to, or providing for the sale of, all or any portion of the Company Proprietary Rights;
(k)            any Company Contract or arrangement providing for the payment of any commission or similar payment based on sales or contract awards other than to employees of any Company;
(l)            except in the Ordinary Course of Business, any Company Contract for the sale by any Company of materials, products, services or supplies that involves future payments to any Company of more than $50,000 per annum or $150,000 or more in the aggregate;
(m)            except for Company Leases and in the Ordinary Course of Business, any Company Contract for the purchase by any Company of any materials, equipment, services, or supplies that either (i) involves a binding commitment by the Company to make future payments in excess of $50,000 per annum or $150,000 or more in the aggregate and cannot be terminated by the Company without penalty upon 30 days or less notice or (ii) was not entered into in the Ordinary Course of Business;
(n)            any Company Contract or arrangement with any third Person for such third Person to develop any intellectual property or other asset expected to be used or currently used or useful in any Company's business;
(o)            any Company Contract or commitment for the acquisition, construction or sale of fixed assets owned or to be owned by any Company that involves future payments by it of more than $50,000 per annum or $150,000 or more in the aggregate;
(p)            any Company Contract or commitment to which current or former directors, managers, officers or Affiliates of any Company (or directors, managers or officers of an Affiliate of any Company) are also parties;

(q)            except in the Ordinary Course of Business, any Company Contract not described above (ignoring, solely for this purpose, any dollar amount thresholds in those descriptions) involving the payment or receipt by the Company of more than $50,000 per annum or $150,000 or more in the aggregate, other than the Company Leases;
(r)            any Company Contract not described above that was not made in the Ordinary Course of Business and is material to any Company's financial condition, business, operations, assets or results of operations;
(s)            any Company Contract that provides for any continuing or future obligation of any Company, involving Liability of any Company of more than $50,000 per annum or $150,000 or more in the aggregate, including any continuing representation or warranty and any indemnification obligation, in connection with the acquisition or disposition of any business or material portion of the assets of any Company; or
(t)            any Company Contract that provides any Person with "change of control," "retention" or "exit" payment rights or benefits or similar rights or benefits, whether or not in respect to the consummation of the Closing or other Transactions.
3.19.2            Validity.  Except as set forth in Schedule 3.19.2, all Company Contracts, including the Company Contracts required to be set forth in Schedule 3.19.1, are valid and in full force and effect.  Since December 31, 2009, none of the Companies has, nor, to the Companies' Knowledge and Sellers' Knowledge, has any other party thereto, materially breached any provision of, or defaulted under the terms of, any such Company Contract except as set forth in Schedule 3.19.2 or have been cured or waived, and none of the Companies has received any written "notice to cure" or a similar written notice from any Governmental Entity requesting performance under any Contract between any Company and such Governmental Entity.
3.19.3            Third-Party Consents.  Schedule 3.19.3 identifies each Contract and other document that requires that notice be provided to a third Person or the consent, approval or authorization of a third Person, including Governmental Entities, in connection with the Closing or any other Transaction.
3.20            Intellectual Property
3.20.1            Right to Intellectual Property.  Except as set forth in Schedule 3.20.1, each Company owns, or has the rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (excluding Commercial Software) that are used or held for use in the Company's business as currently conducted (the "Company Proprietary Rights").  The Commercial Software used or held for use in each Company's business has been acquired and used by the Company on the basis of and in accordance with a valid license from the manufacturer or the dealer authorized to distribute such Commercial Software, free and clear of any claims or rights of any third Persons.  None of the Companies is in material breach of any such license and has been infringing upon any rights of any third Persons in connection with any Company's acquisition or use of the Commercial Software.

3.20.2            No Conflict
(a)            Set forth in Schedule 3.20.2(a) is a complete list of all patents, trademarks, registered copyrights, trade names and service marks, and any applications therefor, included in the Company Proprietary Rights, specifying, where applicable, the jurisdictions in which each such Company Proprietary Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners.
(b)            None of any Company's currently marketed software products has been registered for copyright protection with the United States Copyright Office or any foreign offices nor has the Company been requested to make any such registration.
(c)            Set forth in Schedule 3.20.2(c) is a complete list of all material licenses, sublicenses and other Contracts as to which any Company is a party and pursuant to which any Company or any other Person is authorized to use any Company Proprietary Rights (excluding "end-user licenses") or other trade secret material to any Company's business, and includes the identity of all parties thereto.
(d)            None of the Companies is in breach of any license, sublicense or other Contract described on such list except such breaches that do not and will not materially impair the Company's rights under such license, sublicense or other Contract.
(e)            Except as set forth in Schedule 3.20.2(e), none of the Companies' execution and delivery of this Agreement and consummation of the Closing or any other Transaction will cause the Company to be in material breach or default under any such license, sublicense or other Contract, or entitle any other Person to any such license, sublicense or other Contract to terminate or modify such license, sublicense or other Contract.
(f)            Except as set forth in Schedule 3.20.2(f), each Company is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any and all Encumbrances except for Permitted Encumbrances), its Company Proprietary Rights, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third Person in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which its Company Proprietary Rights are being used.
(g)            Except as set forth in Schedule 3.20.2(g), no claims with respect to any Company Proprietary Rights have been asserted in writing or, to the Companies' Knowledge and Sellers' Knowledge, are threatened by any Person, nor, to the Companies' Knowledge and Sellers' Knowledge, are there any valid grounds for any bona fide claims to the effect that the manufacture, sale, licensing or use of any of the products of any Company as currently manufactured, sold, licensed or used or proposed for manufacture, use, sale or licensing by the Company infringes on any copyright, patent, trademark, service mark or trade secret,  against the use by the Company of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used or held for use in the Company's business as currently conducted or challenging the ownership by the Company, or the validity or effectiveness of any of the Company Proprietary Rights.

(h)            All material registered patents, trademarks, service marks and copyrights held by each Company are valid and subsisting in the jurisdictions in which they have been filed.
(i)            To the Companies' Knowledge and Sellers' Knowledge, there is no material unauthorized use, infringement or misappropriation of any of the Company Proprietary Rights by any third Person, including any current or former manager, officer or employee of any Company.
(j)            No Company Proprietary Right or product of any Company is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company.
(k)            Except as set forth in Schedule 3.20.2(k), none of the Companies has entered into any Contract under which the Company is restricted from selling, licensing or otherwise distributing any products or services to any class of customers, in any geographic area, during any period of time or in any segment of the market.
(l)            Each Company's products, services, packaging and documentation contains copyright notices sufficient to maintain copyright protection on the copyrighted portions of the Company Proprietary Rights.
3.20.3            Employee Agreements.  To the Companies' Knowledge and Sellers' Knowledge, (a) no manager, employee, officer or consultant of any Company is in breach of any employment or consulting Contract, proprietary information and inventions Contract, non-competition Contract, or any other Contract with any other Company and (b) none of the Companies has Liability for any breach by any manager, employee, officer or consultant of the Company under any such Contracts with any previous employer.
3.21            Insurance Contracts.  Schedule 3.21 lists all Contracts of insurance and indemnity in force at the date hereof with respect to any Company.  Such Contracts of insurance and indemnity and those shown in other Schedules (collectively, the "Company Insurance Contracts") insure against such risks, and are in such amounts, as are disclosed on such Schedules.  All of the Company Insurance Contracts are in full force and effect, and to the Companies' Knowledge and Sellers' Knowledge, there are no breaches or defaults thereunder by any Company that could permit the insurer to deny payment of claims thereunder.  None of the Companies has received notice from any of its insurance carriers that any insurance premiums will be materially increased in the future or that any insurance coverage provided under the Company Insurance Contracts will not be available in the future on substantially the same terms and conditions as currently in effect.  None of the Companies has received or given a notice of cancellation with respect to any of the Company Insurance Contracts.

3.22            Banking Relationships.  Schedule 3.22 shows the names and locations of all banks, trust companies and other financial institutions in which any Company has accounts, lines of credit or safety deposit boxes and, with respect to each account, line of credit or safety deposit box, the names of all Persons authorized to draw thereon or to have access thereto.
3.23            Absence of Certain Liabilities.  Except (a) as set forth in Schedule 3.23, (b) as will be fully satisfied as of the Closing by Sellers or (c) as will accrue as a Current Liability in calculating any of US CNWC, PTH CNWC or PTGH CNWC hereunder pursuant to Sections 2.2.3 or 2.2.4, none of the Companies has any Liabilities arising from or otherwise in connection with (i) any acquisition of a Person or a line of business by any Company or any other Persons, including any Company (or Affiliates thereof), or (ii) any Contract or otherwise to any Seller, former or current director, officer, manager or other Affiliates of a Seller or Company, including change of control, retention, severance or other obligations arising from or in connection with consummation of the Closing or on other change of control of any Company.
3.24            Absence of Certain Relationships.  Except as set forth in Schedule 3.24, to the Companies' Knowledge and Sellers' Knowledge none of (a) the Companies, (b) any managers or officers of any Company, (c) any Seller or (d) any member of the immediate family of the individuals referenced in clauses (b) or (c) of this Section 3.24, has any ownership, financial or employment interest in any subcontractor, supplier, or customer of any Company (other than equity holdings in publicly held companies of less than three percent of the outstanding capital stock of any such publicly held company).
3.25            Sensitive Payments.  None of the Companies nor any Affiliate of any Company, nor, to the Companies' Knowledge and Sellers' Knowledge, any other Person associated with or acting for or on behalf of any of the foregoing, has directly or indirectly taken any action that would cause any Company to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended ("FCPA"), the Canadian Corruption of Public Officials Act, German Anti-Bribery and Anti-Corruption Law, and other similar Applicable Laws.  None of the Companies, nor any Affiliate of any Company, nor, to the Companies' Knowledge and Sellers' Knowledge, any other Person associated with or acting for or on behalf of any of the foregoing, has in violation of any Applicable Laws, directly or indirectly, (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back, or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Company or any Affiliate of any Company, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the respective Company.

3.26            Export Compliance.
(a)            As and to the extent applicable to any of the Company Contracts, each Company has complied, and is in compliance, in each case in all material respects, with the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act ("EAA"), the Export Administration Regulations, the International Emergency Economic Powers Act ("IEEPA"), the antiboycott and embargo regulations and guidelines issued under the EAA and IEEPA (and other legal authority), the economic sanctions regulations of the United States Department of the Treasury, Office of Foreign Assets Control, United States/Canada Joint Certification Program and United States Customs requirements, including the various laws and regulations enforced by the United States Department of Homeland Security, Customs & Border Protection.
(b)            None of the Companies nor any Seller is, and to the Companies' Knowledge and Sellers' Knowledge, no manager, officer, director, employee or agent of any Company (i) is the subject of any indictment for nor have any of them been convicted of violating the FCPA, the Canadian Corruption of Public Officials Act, German Anti-Bribery and Anti-Corruption Law, and other similar Applicable Laws, or any of the statutes or regulations referenced in Section 3.26(a) or (ii) is ineligible to contract with, or to receive a license or other approval from any Governmental Entity to export or import articles or services subject to United States export control statutes and regulations.
3.27            Inventory.  Except as set forth in Schedule 3.27, (a) all inventory of each Company, whether or not reflected on the Company's balance sheet, including such balance sheets included in its Company Financial Statements and Closing Balance Sheet, is either owned by the respective Company free and clear of all Encumbrances except for Permitted Encumbrances, or held on a consignment basis by the respective Company's customers at their location, and (b) all of such inventory reflected on the Company's balance sheets included in its Company Financial Statements and on its Closing Balance Sheet is reflected in accordance with GAAP.
3.28            Customers and Suppliers

3.28.1            Material Customers.  Schedule 3.28.1 sets forth (a) each customer who has paid aggregate consideration to any Company for goods or services rendered in an amount greater than $250,000 (i) for the Company's fiscal year ended December 31, 2013 and (ii) for the 10 months ended October 25, 2014 (collectively, the "Material Customers"); and (b) the amount of consideration paid by each Material Customer during each of such two periods.  Except as set forth in Schedule 3.28.1, none of the Companies has received any written notice, or has knowledge, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods, products or services or to otherwise terminate or, except for fluctuations expected in the Ordinary Course of Business, materially reduce its relationship with any Company.
3.28.2            Material Suppliers.  Schedule 3.28.2 sets forth (a) each supplier to whom any Company has paid consideration for goods or services rendered in an amount greater than $250,000 (i) for the Company's fiscal year ended December 31, 2013 and (ii) for the 10 months ended October 25, 2014 (collectively, the "Material Suppliers"); and (b) the amount of purchases from each Material Supplier during each of such two periods.  Except as set forth in Schedule 3.28.2, none of the Companies has received any written notice, or has knowledge, that any of its Material Suppliers has ceased, or intends to cease after the Closing, to supply goods, products or services to any Company, or to otherwise terminate or materially reduce its relationship with any Company.
3.29            Product Warranty.  Except as set forth in Schedule 3.29, the products manufactured, sold, leased, and delivered by each Company have conformed in all material respects with all applicable contractual commitments and all express and implied warranties in respect of which the Company has any Liability and none of the Companies have any material Liability for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the respective Company Balance Sheet (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with the Ordinary Course of Business.  Substantially all of the products manufactured, sold, leased, and delivered by the Companies are subject to standard terms and conditions of sale or lease.  Schedule 3.29 includes copies of the standard terms and conditions of sale or lease for each Company (containing applicable guaranty, warranty, and indemnity provisions).
3.30            Product Liability.  None of the Companies have any material Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, maintained, repaired, serviced, sold, leased or delivered by any other Company.
3.31            Product Recalls.  Except as set forth in Schedule 3.31, since December 31, 2009 there have been no recall or withdrawal of any product produced, sold or delivered by any Company or other similar action required or otherwise provoked by a Governmental Entity or private action with respect to any such product.
3.32            Holding Companies.  Except as set forth in Schedule 3.32, (a) AAI's assets consist solely of all of KAI's and CTA's Interests, (b) APH's assets consist solely of all of APS' outstanding capital stock, (c) PTH's assets consist solely of all of PT's Interests and (d) PTGH's assets consist solely of all of PTG's outstanding capital stock, and none of the Holding Companies have or has ever had any Liabilities, employees, real property, intellectual property, pension or benefit plans or business operations and, upon consummation of the Closing, the foregoing representations and warranties in this Section 3.32 shall be true and accurate without reference to Schedule 3.32.

3.33            Indebtedness.  Except as set forth in Schedule 3.33(a), none of the Companies has any outstanding Indebtedness and, upon consummation of the Closing, the foregoing representations and warranties in this Section 3.33 shall be true and accurate without reference to Schedule 3.33(a).  None of the Companies has any Liability under or otherwise in respect of the Sale Agreement (MSN 32427) dated as of December 2014 between CTA as Assignor and Killick Aerospace Limited as Assignee or the Assignment, Assumption and Amendment Agreement (MSN 32427) dated December 12, 2014 between CTA and Killick Aerospace Limited (collectively, the "CTA/KAL Sale Agreement").
3.34            GEA Assets and Timken Assets.  All of the GEA Assets and all of the Timken Assets, as of the date hereof, are listed on Schedules 3.34(a) and 3.34(b), respectively.
3.35            Cumulative Exceptions.  The exceptions and qualifications to the representations and warranties set forth in this Articles 3 and 3A that are based upon such exceptions and qualifications being "material" or being "in all material respects," or not having or would or could not reasonably be expected to have or result in a Company Material Adverse Effect, or any similar exception or qualification (collectively, the "Materiality Qualifications"), have not and will not, individually or in the aggregate, have a Company Material Adverse Effect.
ARTICLE 3A

 ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SELLERS
Each Seller represents and warrants to Buyer, Buyer Cdn and Buyer's Parent as follows:
3A.1            Authority for Agreement; Noncontravention.
3A.1.1                          Status of Certain Sellers.  Each Seller that is a corporation is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite corporate power to own, operate and lease its properties and to carry on its business as currently being conducted.
3A.1.2                          Authority of Seller.  Each Seller other than KLP has the right, power, authority and legal capacity to enter into and deliver this Agreement, to perform such Seller's obligations hereunder and to consummate the Transactions.  The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary action on the part of each Seller other than KLP and no other proceedings on the part of any Seller other than KLP is necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the Transactions.  This Agreement and, when executed and delivered, the other agreements contemplated hereby to be executed by Seller other than KLP have been or, when executed and delivered, will be duly executed and delivered by Seller as the case may be, and constitute valid and binding obligations of Seller other than KLP as the case may be, enforceable against Seller other than KLP in accordance with their respective terms.

3A.1.3                          No Conflict.  Neither execution and delivery of this Agreement by Seller nor the performance by Seller other than KLP of its obligations hereunder, nor the consummation by Seller other than KLP of the Transactions will (a) conflict with or result in a violation or breach of Seller's Organizational Documents, if applicable, or (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any Encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other Contract, Permit, concession, grant, franchise, judgment, order, decree, statute, ordinance, rule or regulation to which Seller other than KLP is a party or by which any of its Shares or material assets or properties is bound or which is applicable to Seller other than KLP or any of its Shares or material assets or properties.  No authorization, consent or approval of, or filing with or notice to, any Governmental Entity is necessary for the execution and delivery of this Agreement by Seller other than KLP or, except as required under the HSR Act, the consummation by Seller other than KLP of the Transactions.
3A.1.4                          KLP.  KLP is a limited partnership formed and existing pursuant to the laws of  the Province of Alberta, Canada and its general partner is Killick General Partners L.P. Killick General Partners L.P. is a limited partnership formed pursuant to the laws of the province of Ontario, Canada and its general partner is Killick Capital Inc. Killick Capital Inc. is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite corporate power to own, operate and lease its properties and to carry on its business as currently being conducted, including the business of acting as the general partner of Killick General Partners L.P. Killick Capital Inc. has taken all necessary corporate action and Killick General Partners L.P. has taken all necessary partnership action in accordance with the provisions of the partnership agreements affecting KLP and Killick General Partners L.P. to authorize the execution, delivery and performance by Killick General Partners L.P. and Killick Capital Inc. of this Agreement and other agreements contemplated hereby by and on behalf KLP.  Killick Capital Inc. in its capacity as general partner of Killick General Partners L.P., itself in its capacity as general partner of KLP, have executed and delivered this Agreement on behalf of KLP. This Agreement and, when executed and delivered, the other agreements contemplated hereby to be executed by Killick Capital Inc. in its capacity as general partner of Killick General Partners L.P., itself in its capacity as general partner of KLP, on behalf of KLP have been or, when executed and delivered, will be, as the case may be, valid and binding obligations of Killick Capital Inc., Killick General Partners L.P. and KLP as the case may be, enforceable against them in accordance with their respective terms.  Neither execution and delivery of this Agreement by Killick Capital Inc. in its capacity as general partner of Killick General Partners L.P., itself in its capacity as general partner of KLP, on behalf of KLP nor the performance by Killick Capital Inc. in its capacity as general partner of Killick General Partners L.P., itself in its capacity as general partner of KLP, on behalf of KLP's obligations hereunder, nor the consummation by KLP of the Transactions will (a) conflict with or result in a violation or breach of Killick Capital Inc.'s Organizational Documents, or the partnership agreements of Killick General Partners L.P. and KLP, or (b) with or without the giving of notice or the lapse of time, or both, materially conflict with, or result in any material violation or material breach of, or constitute a material default under, or result in any right to accelerate or result in the creation of any Encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other Contract, Permit, concession, grant, franchise, judgment, order, decree, statute, ordinance, rule or regulation to which KLP is a party or by which any of its Shares or material assets or properties is bound or which is applicable to Seller or any of its Shares or material assets or properties.  No authorization, consent or approval of, or filing with or notice to, any Governmental Entity is necessary for the execution and delivery of this Agreement by Killick Capital Inc. in its capacity as general partner of Killick General Partners L.P., itself in its capacity as general partner of KLP, on behalf of KLP or the consummation by KLP of the Transactions.

3A.1.5                          Bankruptcy.  None of Sellers, Killick Capital Inc. and Killick General Partners L.P. is an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) or any other bankruptcy, insolvency or other similar Applicable Laws.
3A.2            Proceedings.  There is no investigation by any Governmental Entity or any other claim, action, suit or other proceeding involving any Person with respect to Seller other than KLP or, to Sellers' Knowledge, threatened, nor any action, suit or other proceeding against or involving any Seller other than KLP, at law or in equity that would prevent Seller other than KLP from consummating the Transactions.  There is no investigation by any Governmental Entity or any other claim, action, suit or other proceeding involving any Person with respect to KLP, Killick General Partners L.P. or Killick Capital Inc., or, to Sellers' Knowledge, threatened, nor any action, suit or other proceeding against or involving any of KLP, Killick General Partners L.P. or Killick Capital Inc., at law or in equity that would prevent Killick Capital Inc. and Killick General Partners L.P. on behalf of KLP from consummating the Transactions.
3A.3            Ineligible Property.  None of Sellers have taken any action, entered into any transaction or acquired property, or caused any other Person to take any action, enter into any transaction or acquire any property, that would directly or indirectly cause PT's Interests or PTG's Share to be or become "ineligible property" within the meaning of paragraph 88(1)(c) of the Tax Act.
ARTICLE 4

 REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER CDN
Each of Buyer, Buyer Cdn and Buyer's Parent represents and warrants to Sellers as follows:
4.1            Corporate Status of Buyer, Buyer Cdn and Buyer's Parent.  Each of Buyer, Buyer Cdn and Buyer's Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with the requisite corporate power to own, operate and lease its properties and to carry on its business as currently being conducted.

4.2            Authority for Agreement; Noncontravention
4.2.1            Authority of Buyer.  Each of Buyer, Buyer Cdn and Buyer's Parent has the corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions.  The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly and validly authorized by the respective boards of directors of Buyer, Buyer Cdn and Buyer's Parent and no other corporate proceedings on the part of Buyer, Buyer Cdn or Buyer's Parent are necessary to authorize the execution, delivery and performance by Buyer, Buyer Cdn and Buyer's Parent of this Agreement and the consummation of the Transactions by Buyer, Buyer Cdn and Buyer's Parent.  This Agreement and, when executed and delivered, the other agreements contemplated hereby to be executed by Buyer, Buyer Cdn and Buyer's Parent have been or, when executed and delivered, will be duly executed and delivered by Buyer, Buyer Cdn and Buyer's Parent as the case may be, and constitute valid and binding obligations of Buyer, Buyer Cdn and Buyer's Parent as the case may be, enforceable against Buyer, Buyer Cdn and Buyer's Parent, respectively, in accordance with their respective terms.
4.2.2            No Conflict.  Neither execution and delivery of this Agreement by Buyer and Buyer's Parent nor the performance by Buyer, Buyer Cdn and Buyer's Parent of their respective obligations hereunder, nor the consummation by Buyer, Buyer Cdn and Buyer's Parent of the Transactions will (a) conflict with or result in a violation or breach of Buyer's, Buyer Cdn's or Buyer's Parent's Organizational Documents, or (b) with or without the giving of notice or the lapse of time, or both, conflict with, or result in any violation or breach of, or constitute a default under, or result in any right to accelerate or result in the creation of any Encumbrance pursuant to, or right of termination under, any provision of any note, mortgage, indenture, lease, instrument or other Contract, Permit, concession, grant, franchise, judgment, order, decree, statute, ordinance, rule or regulation to which Buyer, Buyer Cdn or Buyer's Parent is a party or by which any of their respective material assets or properties is bound or which is applicable to Buyer, Buyer Cdn or Buyer's Parent or any of its material assets or properties.  No authorization, consent or approval of, or filing with or notice to, any Governmental Entity is necessary for the execution and delivery of this Agreement by Buyer, Buyer Cdn or Buyer's Parent or, except as required under the HSR Act, the consummation by Buyer, Buyer Cdn or Buyer's Parent of the Transactions.
4.3            Compliance with Applicable Laws.  Each of Buyer, Buyer Cdn and Buyer's Parent is in compliance in all material respects with all Applicable Laws.
4.4            Investment Intent
(a)            Buyer is acquiring AAI's Shares and APH's Shares hereunder for its own account for investment and not for distribution, assignment or resale to others; and Buyer Cdn is acquiring PTH's Shares and PTGH's Shares hereunder for its own account for investment and not for distribution, assignment or resale to others (other than wholly owned Subsidiaries of Buyer's Parent).

(b)            Each of Buyer, Buyer Cdn and Buyer's Parent acknowledges that the issuances of the Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon an exemption therefrom for nonpublic offerings, and the Shares may not be sold or otherwise transferred unless such sale or other transfer is registered under the Securities Act or an exemption from registration is available.
4.5            Proceedings.  There is no investigation by any Governmental Entity or any other claim, action, suit or other proceeding involving any Person with respect to Buyer, Buyer Cdn or Buyer's Parent or, to the knowledge of Buyer, Buyer Cdn and Buyer's Parent, threatened, nor any action, suit or other proceeding against or involving Buyer, Buyer Cdn or Buyer's Parent, at law or in equity that would prevent Buyer, Buyer Cdn or Buyer's Parent from consummating the Transactions.
4.6            Ownership of Buyer.  Buyer's Parent owns and will own at all times through and including the Closing Date all of Buyer's outstanding capital stock and Buyer owns and will own at all times through and including the Closing Date all of Buyer Cdn's outstanding capital stock.
4.7            Brokers.  Neither Buyer, Buyer Cdn nor Buyer's Parent has any Liability for any brokerage, finder's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer, Buyer Cdn or Buyer's Parent and for which any Seller could have Liability.
4.8            Third Amended Loan Agreement.  As of the Closing (a) no Event of Default (as defined under the Third Amended Loan Agreement) shall have occurred and be continuing, and the consummation of the Closing will not cause or result in an Event of Default to occur under the Third Amended Loan Agreement; and (b) the Third Amended Loan Agreement will not contain any specific covenant or specific restriction preventing the payment of the Post-Closing Payments in accordance with this Agreement if (i) no Event of Default under the Third Amended Loan Agreement has occurred and is continuing and (ii) both before and after giving effect to the making of any Post-Closing Payment in accordance herewith the VSE Entities (as defined in the Third Amended Loan Agreement) shall be and remain in pro forma compliance with the financial covenants in the Third Amended Loan Agreement and no other default or Event of Default thereunder would result from the making of such Post-Closing Payment.
ARTICLE 5

 CONDUCT PRIOR TO THE CLOSING DATE
5.1            Conduct of the Companies' Businesses.
5.1.1            Affirmative Covenants of the Companies.  Except as set forth in Schedule 5.1.1 or as otherwise expressly contemplated hereby, between the date hereof and the earlier of the Closing Date or the date, if any, on which this Agreement is terminated pursuant to Section 9.1 ("Pre-Closing Period"), each Company shall, (a) carry on its operations in the Ordinary Course of Business, pay its Indebtedness and Taxes when due subject to good faith disputes over such Indebtedness or Taxes, pay or perform other material obligations when due, except when subject to good faith disputes over such obligations, and consistent with past practices and policies to use reasonable commercial efforts to preserve intact the Company's current business organization, keep available the services of its current managers, officers, employees and agents and preserve its relationships with customers, suppliers and others having business relationships with it, and (b) promptly notify Buyer of any event or occurrence that will have or could reasonably be expected to have a Company Material Adverse Effect.

5.1.2            Negative Covenants of the Companies.  During the Pre-Closing Period, none of the Companies, except as set forth in Schedule 5.1.2, as otherwise specifically permitted herein, or with Buyer's prior consent, shall:
(a)            amend its Organizational Documents;
(b)            except for Closing Distributions, declare or pay any dividends or distributions on its Shares, Interests or other capital stock;
(c)            purchase, redeem, issue or sell any of its Shares, Interests or other capital stock or otherwise change its capitalization as it exists on the date hereof, or issue, grant, or sell any options, equity appreciation or purchase rights, warrants, conversion rights or other rights, securities or commitments obligating it to issue or sell any of its capital stock, Interests or any securities or obligations convertible into, or exercisable or exchangeable for, any of its capital stock, Interests or other securities; provided, however, that AAI may redeem certain (but not all) of its Shares from Sellers in proportion to their Percentage Ownership during the Pre-Closing period on terms and conditions subject to Buyer's reasonable satisfaction;
(d)            except for Closing Distributions, grant any profits interests or other similar interests in the profit, revenues, earnings, income, cash flow or distributions of the Company;
(e)            borrow or agree to borrow any funds or voluntarily incur, or assume or become subject to, whether directly or by way of guaranty or otherwise, any Indebtedness, except obligations incurred in the Ordinary Course of Business;
(f)            pay, discharge or satisfy any Indebtedness in excess of $50,000 in any one case or $100,000 in the aggregate, other than the payment, discharge or satisfaction in the Ordinary Course of Business of obligations reflected on or reserved against in its Company Balance Sheet, or incurred since the Balance Sheet Date in the Ordinary Course of Business or as contemplated hereby;

(g)            except as required by Applicable Laws, in the Ordinary Course of Business or as otherwise specifically contemplated hereby, adopt or amend in any material respect, any Contract or plan (including compensation, retention, retirement or severance arrangements) for the benefit of its employees;
(h)            sell, mortgage, pledge or otherwise encumber or dispose of any of its assets that are material, individually or in the aggregate, to the Company's business, except in the Ordinary Course of Business;
(i)            acquire by merging or consolidating with, or by purchasing any equity interest in or a material portion of the assets of, any business or any other Person, or otherwise acquire any assets that are material, individually or in the aggregate, to the Company's business, except in its Ordinary Course of Business;
(j)            increase the following amounts payable or to become payable: (i) the salary of any manager or officer of the Company, other than increases in the Ordinary Course of Business and not exceeding, in any case, five percent of the manager's and officer's salary on the date hereof, (ii) any other compensation of its managers or officers, including any increase in benefits under any bonus, insurance, pension or other benefit plan made for or with any of those individuals, other than increases that are provided in the Ordinary Course of Business to broad categories of employees and do not discriminate in favor of the aforementioned individuals, and (iii) the compensation of any of its other employees, consultants or agents except in the Ordinary Course of Business;
(k)            dispose of, permit to lapse, or otherwise fail to preserve the rights of the Company to use the Company Proprietary Rights or enter into any settlement regarding the breach or infringement of, any Company Proprietary Rights, or modify any existing rights with respect thereto, other than in the Ordinary Course of Business, and other than any such disposal, lapse, failure, settlement or modification that does not have and could not reasonably be expected to have a Company Material Adverse Effect;
(l)            sell, or grant any right to exclusive use of, all or any part of the Company Proprietary Rights;
(m)            enter into any contract or commitment or take any other action that is not in the Ordinary Course of Business or could reasonably be expected to have an adverse impact on the Transactions or that could reasonably be expected to have a Company Material Adverse Effect;
(n)            amend in any material respect any Company Contract, the amendment of which will have or could reasonably be expected to have a Company Material Adverse Effect;

(o)            waive, release, transfer or permit to lapse any claim or right (i) that has a value, or involves payment or receipt by it, of more than $50,000 or (ii) the waiver, release, transfer or lapse of which could reasonably be expected to have a Company Material Adverse Effect;
(p)            make any change in any method of accounting or accounting practice other than changes required to be made so that the Company's financial statements comply with GAAP;
(q)            except in the Ordinary Course of Business, defer the payment of any expenses beyond the date such expenses are due;
(r)            except in the Ordinary Course of Business, change, alter or make any employment Contract with Company managers, officers, employees or consultants;
(s)            make any investment in any Person or capital expenditure not in the Ordinary Course of Business;
(t)            except for payment of normal compensation or reimbursement of expenses in the Ordinary Course of Business, enter into any transaction with any Seller or Affiliate of any Seller;
(u)            except in the Ordinary Course of Business or as may be in furtherance of the Transactions, enter into any material transaction, purchase or sell any material assets or knowingly or intentionally incur any material Liability;
(v)            except as otherwise required by Applicable Laws, with respect to any Operating Company change or permit a change in its current treatment for U.S. federal income tax purposes as a corporation or an entity that is disregarded as separate from its owner, as the case may be, and in no event take any action that would cause the representations and warranties made in Sections 3.12.13 and 3.12.14 to no longer be accurate;
(w)            make or change any election, change an annual accounting period, except as required by Applicable Laws, adopt or change any accounting method, file any amended Tax return, enter into any closing agreement, settle any Tax claim or assessment relating to any Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any Company, or take any other similar action relating to the filing of any Tax return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of materially increasing the Tax liability of any Company for any period ending after the Closing Date or materially decreasing any Tax attribute of any Company existing on the Closing Date; or

(x)            agree or otherwise commit, whether in writing or otherwise, to take any action described above in this Section 5.1.

5.2            Change of Control, Retention and Exit Event Agreements.  Without limiting the restrictions set forth in Section 5.1, neither any Company nor Seller shall enter into any change of control, retention or exit event or similar agreement with any Company employee during the Pre-Closing Period without Buyer's prior consent.
5.3            Continuing Obligation to Inform; Update of Certain Schedules
5.3.1            Supplemental Information.  During the Pre-Closing Period, each of the Companies and Sellers shall deliver or cause to be delivered to Buyer and Buyer Cdn, and Buyer and Buyer Cdn shall deliver or cause to be delivered to Sellers' Representative, supplemental information concerning events subsequent to the date hereof that that would render any statement, representation or warranty in this Agreement inaccurate or incomplete in any respect at any time after the date hereof until the Closing. Except as may otherwise be provided in Section 5.3.3, the delivery of any such supplemental information pursuant this Section 5.3.1 shall not alter the representations and warranties of the Companies and Sellers set forth in this Agreement, the Schedules and any certificates delivered pursuant to Section 7.2.1 and shall not limit or otherwise adversely affect the rights and remedies available hereunder of Buyer, Buyer Cdn or Buyer's Parent or Breach Indemnified Parties.
5.3.2            Updated Disclosure Schedules.  Each of the Companies and Sellers shall deliver to Buyer and Buyer Cdn the Schedules referenced in Sections 3.6, 3.7, 3.9, 3.10, 3.11, 3.12, 3.13, 3.14, 3.17.2, 3.18, 3.19, 3.20.1, 3.21, 3.22, 3.27, 3.29, 3.33 and 3.34 each updated to a date not earlier than three Business Days prior to the Closing and prepared in a manner such that they clearly indicate differences between the versions of such Schedules as delivered on the date hereof and the updated Schedules (the "Updated Disclosure Schedules"). Except as may otherwise be provided in Section 5.3.3, the Updated Disclosure Schedules shall not alter the representations and warranties of the Companies and Sellers as set forth in this Agreement, the Schedules or any certificates delivered pursuant to Section 7.2.1, and shall not limit or otherwise affect the rights and remedies available hereunder of Buyer, Buyer Cdn or Buyer's Parent or other Buyer Indemnified Parties.
5.3.3            Limited Waiver.  If (a) the Closing occurs and (b) the supplemental information provided pursuant to Section 5.3.1 or, as the case may be, the Updated Disclosure Schedules provided pursuant to Section 5.3.2, expressly acknowledges, with reasonable specificity, both that (i) any of the matters set forth therein constitutes a breach of one or more representations and warranties of the Companies and Sellers contained herein, other than as a result of intentional misrepresentation or fraud, and (ii) such specified indemnified matters will cause a failure of the conditions set forth in Section 7.2.1 to be satisfied, such supplemental information or Updated Schedules will be effective to cure and correct for all purposes hereunder any breach of, or inaccuracy in, any representations and warranties of the Companies and Sellers herein that would have existed if such supplemental information or Updated Disclosure Schedules had not been provided, and all references to any part of the Disclosure Schedules that is supplemented or amended by the supplemental information or Updated Schedules shall for all purposes after the Closing be deemed to be a reference to the Disclosure Schedules as so supplemented or amended.  In such case, the Buyer Indemnified Parties shall be deemed to have waived hereunder any and all rights, remedies or other recourse to which they might otherwise be entitled hereunder in respect of and only to the extent of such breach or inaccuracy.

ARTICLE 6

 ADDITIONAL AGREEMENTS
6.1            Exclusivity.  During the Pre-Closing Period, none of the Companies nor any Seller will, directly or indirectly, through its respective Affiliates, agents, officers, managers or advisors, solicit, initiate, encourage, or participate in discussions, negotiations or otherwise cooperate in any way with, or provide any information or documents to, any Person or group, other than Buyer, Buyer Cdn and Buyer's Parent or other Persons representing or advising any Party in respect of the Transactions and, in such instance, then solely for the purposes thereof, concerning, or enter into any letter of intent, agreement in principle or agreement, definitive agreement or otherwise, with respect to, any tender offer, exchange offer, merger, business combination, sale of Company assets not in the Ordinary Course of Business, sale of any Shares, Interests or other securities for any one or more Companies, or similar transaction involving any one or more Companies.
6.2            Expenses.  Except as otherwise provided in Sections 3.16, 6.3, 6.7.1, 6.9.2 (d) and 9.1.2 each Party shall be responsible for its own costs and expenses in connection with the Transactions, including fees and disbursements of consultants, investment bankers and other financial advisers, counsel and accountants.
6.3            Indemnification
6.3.1            Indemnification of Buyer Indemnified Parties.  Subject to this Section 6.3, from and after the Closing Date, Sellers shall indemnify, defend and hold harmless Buyer, Buyer Cdn, Buyer's Parent and the Companies and their respective managers, directors, officers, employees, representatives, successors and permitted assigns (collectively "Buyer Indemnified Parties") in respect of, and Buyer Indemnified Parties shall be entitled to payment and reimbursement from Sellers (collectively the "Seller Indemnifying Parties") of the amount of, all Losses suffered, incurred or paid by any Buyer Indemnified Party, by reason of, in whole or in part, or arising from, in whole or in part, (a) any breach by any Seller or Sellers' Representative of any covenant, agreement or obligation in this Agreement (whether to be performed before, on or after the Closing Date) or by any Company of any covenant, agreement or obligation in this Agreement to be performed by the Closing Date, (b) any misrepresentation or inaccuracy in, or breach of, any representation or warranty made by any Company, any Seller or Sellers' Representative in this Agreement or any certificate delivered by any Company or Seller pursuant to Section 7.2 (individually, "Seller Rep" and collectively, "Seller Reps"), or (c) any Liability, whether arising before, on or after the Closing Date, of any Company under or otherwise in respect of the CTA/KAL Sale Agreement.  Notwithstanding anything herein to the contrary, in determining (a) if there is a misrepresentation or inaccuracy in, or a breach of, any Seller Rep and (b) the amount of related Losses, (i) each Seller Rep shall read as if made by such Indemnifying Party and (ii) all Materiality Qualifications contained in any such Seller Rep shall be ignored and in determining if there is a misrepresentation or inaccuracy in, or a breach of, Section 3.15, Schedule 3.15, including all information therein, shall be ignored.

6.3.2            Indemnification of Seller Indemnified Parties.  Subject to this Section 6.3, from and after the Closing Date, Buyer, Buyer Cdn and Buyer's Parent shall, jointly and severally, indemnify, defend and hold harmless Sellers and their heirs, representatives, agents, successors and permitted assigns (collectively "Seller Indemnified Parties") in respect of, and Seller Indemnified Parties shall be entitled to payment and reimbursement from Buyer, Buyer Cdn and Buyer's Parent and their respective successors and assigns (collectively the "Buyer Indemnifying Parties") of the amount of all Losses suffered, incurred or paid by any Seller Indemnified Party by reason of, in whole or in part, or arising from, in whole or in part, (a) any breach by Buyer, Buyer Cdn or Buyer's Parent of any covenant, agreement or obligation of Buyer, Buyer Cdn or Buyer's Parent in this Agreement; or (b) any misrepresentation or inaccuracy in, or breach of any, representation or warranty contained in Article 4 or in any certificate of Buyer, Buyer Cdn or Buyer's Parent delivered pursuant to Section 7.3.
6.3.3            Claims for Indemnification.  When a Person entitled to indemnification under this Section 6.3 ("Indemnified Person") obtains reasonably sufficient knowledge of any fact, claim or demand that has given rise to, or would reasonably give rise to, a claim for indemnification under this Section 6.3 (referred to herein as an "Indemnification Claim"), such Indemnified Party shall thereafter give notice of such fact, claim or demand, providing, in reasonable detail, a description and the basis of the claim, including, to the extent reasonably determinable, the amount or method for calculation of such claim ("Notice of Claim"), to the Party from whom indemnification is sought under this Section 6.3 (the "Indemnifying Party") promptly after the date on which the Indemnified Person obtained actual knowledge of such fact, claim or demand.  Notwithstanding the forgoing, no failure or delay by the Indemnified Party in the giving of a Notice of Claim shall reduce or otherwise affect the Indemnified Party's right to indemnification hereunder except to the extent, if any, that the Indemnifying Party has been materially prejudiced thereby.
6.3.4            Defense by Indemnifying Party
(a)            If a claim or demand is asserted by a third Person against an Indemnified Person (a "Third Party Claim"), the Indemnifying Party shall, except as otherwise provided in Section 6.3.4(b), have the right, but not the obligation, exercisable by notice to the Indemnified Party within 10 days of the date of the Notice of Claim concerning the commencement or assertion of any Third Party Claim, to assume the defense of such Third Party Claim.

(b)            The Seller Indemnifying Parties shall not have such right or opportunity to assume and control the defense of any such Third Party Claim, but shall have the right, at their costs, to participate in the defense of such Third Party Claim and the obligation to pay the reasonable fees and expenses of counsel retained by the Buyer Indemnified Party in respect of the Third Party Claim (which obligation shall constitute Losses subject to the terms and conditions of this Section 6.3) if (i) such Third Party Claim relates to, or arises in connection with, any criminal proceeding, indictment, investigation or civil action by any Governmental Entity other than inquiries or audits in the Ordinary Course of Business, or (ii) such Third Party Claim seeks an injunction or other equitable relief against the Buyer Indemnified Party.
(c)            If the Buyer Indemnified Party assumes and controls the defense of a Third Party Claim pursuant to Section 6.3.4(b), (i) the Buyer Indemnified Party shall permit the Seller Indemnifying Parties to participate in the defense of such claim, to have reasonable access to all documents and personnel involved in such claim and to discuss its views and positions with the Buyer Indemnified Party, (ii) the Buyer Indemnified Party shall defend the Seller Indemnifying Party against the matter with counsel, which choice of counsel is subject to the reasonable satisfaction of Sellers' Representative; (iii) the Seller Indemnifying Parties may retain separate co-counsel at their sole cost and expense; (iv) the Seller Indemnifying Parties shall not consent to the entry of any judgment or enter into any settlement with respect to the matter without the consent of the Buyer Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed; and (v) the Buyer Indemnified Party shall not consent to the entry of any judgment with respect to the matter, or enter into any settlement without the consent of the Sellers' Representative, which consent shall not be unreasonably withheld, conditioned or delayed.  The Buyer Indemnified Party agrees, in connection with any such Third Party Claim, to work cooperatively and in good faith with the Seller Indemnifying Parties.
(d)            If the Indemnifying Party is entitled under this Section 6.3.4 to assume the defense of the respective Third Party Claim and gives such notice of intent to defend, (i) the Indemnifying Party shall defend the Indemnified Party against the matter with counsel compensated by and chosen by Indemnifying Party, which choice of counsel is subject to the reasonable satisfaction of Indemnified Party; (ii) the Indemnified Party may retain separate co-counsel at the sole cost and expense of Indemnified Party; (iii) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the matter without the consent of the Indemnifying Party; and (iv) the Indemnifying Party shall not consent to the entry of any judgment with respect to the matter, or enter into any settlement that does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all Liability with respect thereto, without the consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed if such settlement only requires the payment by one or more Indemnifying Parties of a monetary amount, does not include a statement as to admission of fault, culpability or failure to act by or on behalf of such Indemnified Party.

(e)            If a Third Party Claim is made and no Indemnifying Party notifies the Indemnified Party within 10 Business Days after the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense thereof, the Indemnified Party shall defend against or enter into any settlement with respect to the matter and the Seller Indemnifying Parties shall have the obligation to pay the reasonable fees and expenses of counsel retained by the Buyer Indemnified Party in respect of the Third Party Claim (which obligation shall constitute Losses subject to the terms and conditions of this Section 6.3).  Notwithstanding the foregoing, the Indemnified Party shall not settle such Third Party Claim without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.
6.3.5            Limitation on Indemnification
6.3.5.1                          Buyer Indemnity Deductible.
(a)            Except for Fundamental Representation Claims and claims based on any Seller's intentional misconduct or fraud, the Buyer Indemnified Parties shall not be entitled to indemnification pursuant to this Section 6.3 in respect of a misrepresentation or inaccuracy in, or breach of, any Seller Reps until the aggregate amount of all Losses suffered, incurred or paid by one or more Buyer Indemnified Parties in respect of breaches of Seller Rep exceeds $925,000 and, thereafter, the Buyer Indemnified Parties shall be entitled to indemnification pursuant to this Section 6.3 to the extent of all Losses that exceed $925,000.
(b)            Except for Fundamental Representation Claims and claims based on any Seller's intentional misconduct or fraud, Sellers shall not have any Liability for an Indemnification Claim under Section 6.3 for any individual item where the Losses related to such claim (or series of claims arising from the same or substantially similar facts or circumstances) are less than $10,000, and once the aggregate amount of Losses for such claim (or series of claims arising from the same or substantially similar facts or circumstances) exceeds $100,000 all Losses related thereto will be included in determining if the $925,000 deductible referenced in Section 6.3.5.1(a) has been exceeded and, if such deductible has been previously exceeded or, as a result of the then current breach, will be exceeded, Sellers will be obligated to indemnify Buyer Indemnified Parties hereunder for all Losses related to such Indemnification Claim.
6.3.5.2                          Certain Caps on Indemnification.
(a)            Except for Indemnification Claims for misrepresentation or inaccuracies in or breach of representations and warranties of the Companies and Sellers in Section 3.15 ("Section 3.15 Claims"), Fundamental Representation Claims and claims based on any Seller's intentional misconduct or fraud, the aggregate Liability of Sellers under this Section 6.3 for Indemnification Claims in respect of breaches of covenants to be performed prior to Closing (but not simultaneously with the Closing) or misrepresentations or inaccuracies in, or breaches of, Seller Reps shall not exceed $18,000,000, with indemnity payments hereunder for Section 3.15 Claims, Fundamental Representation Claims, intentional misconduct or fraud being excluded in determining if the above-referenced $18,000,000 indemnity cap has been reached.

(b)            Notwithstanding anything herein to the contrary, the aggregate Liability of Sellers under this Section 6.3 for Section 3.15 Claims shall not exceed $18,000,000, with indemnity payments for all other Indemnifications Claims being excluded in determining if such $18,000,000 indemnity cap in respect of Section 3.15 Claims has been reached.
(c)            In the absence of intentional misconduct and fraud by any Seller, the aggregate Liability of Sellers for all Fundamental Representation Claims plus indemnification claims of Buyer Indemnified Parties for breaches of covenants to be performed simultaneously with or after Closing plus indemnification claims of Buyer Indemnified Parties under Section 6.7.1 ("Section 6.7.1 Claims"), shall not exceed an amount equal to $180,000,000, less (i) any indemnity payments previously paid by Sellers under this Section 6.3 and (ii) all Indebtedness of one or more Companies, up to a maximum aggregate amount of $60,000,000, paid at or in connection with the Closing from the US Purchase Price, the PTH Purchase Price and the PTGH Purchase Price.
(d)            Except with respect to Fundamental Representation Claims, Section 6.7.1 Claims and claims based on any Seller's intentional misconduct or fraud, until the then available Escrow Amount held in escrow under the Escrow Agreement, minus the aggregate amount of all pending Indemnification Claims of Buyer Indemnified Parties and Section 6.7.1 Claims against such Escrow Amount is not greater than zero, Buyer Indemnified Parties shall be entitled under this Section 6.3 only to look to the Escrow Amount for Indemnification Claims.
6.3.5.3                          Other Limitations on Indemnification.
(a)            Notwithstanding anything herein to the contrary, no Seller's Liability under Sections 6.3, 6.7 and 9.1 shall exceed such percentage of the Losses indemnifiable under Sections 6.3, 6.7 or 9.1 that equals such Seller's Percentage Ownership, except that a Seller's Liability for its own Share Ownership Breaches or its own intentional misconduct or fraud shall not be so limited by this Section 6.3.5.3(a).
(b)            Notwithstanding anything herein to the contrary, no Seller shall have Liability under Section 6.3 or 6.7 for a breach by any other Seller of Section 6.12.
(c)            Neither Sellers nor the Companies make, and they have not made, any representations or warranties in connection with the Transactions, other than the Seller Reps.  It is also understood that any income, revenue or cost estimates, projections or other forecasts are not and shall not be deemed to be or to include representations or warranties of Sellers or the Companies, except to the extent otherwise expressly covered by the Seller Reps.  No Person has been authorized by Sellers or the Companies to make any representation or warranty relating to the Companies, the businesses of the Companies or otherwise in connection with the Transactions except as set forth in the Seller Reps and, if made, such representations or warranties must not be relied upon as having been authorized by the Companies and Sellers.  In connection with the investigation of the Companies by Buyer, Buyer Cdn or Buyer's Parent, such entities have received from or on behalf of Sellers and the Companies certain projections, including projected statements of income, operating revenues and costs of the Companies.  Buyer, Buyer Cdn and Buyer's Parent each acknowledges that there are uncertainties inherent in attempting to make such projections, estimates and other forecasts, that they are familiar with such uncertainties, that they are taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, estimates and other forecasts so furnished to them (including the reasonableness of the assumptions underlying such  projections, estimates and other forecasts), and that they shall have no claim hereunder against Sellers or the Companies with respect thereto.  Accordingly, Sellers and the Companies make no representations or warranties whatsoever with respect to such projections, estimates and other forecasts (including the reasonableness of the assumptions underlying such projections, estimates and other forecasts).

(d)            The following additional conditions shall apply to Section 3.15 Claims or any claims for indemnification that could be brought as Section 3.15 Claims: (i) Buyer, Buyer Cdn, Buyer's Parent and the Companies shall promptly deliver to Sellers' Representative copies of all final reports, studies, investigations, surveys, test data, assessments and cost estimates supporting such actual or potential Section 3.15 Claim; (ii) upon reasonable advance notice of at least 10 Business Days, Buyer, Buyer Cdn, Buyer's Parent and the Companies shall permit Sellers' Representative (including its advisers and consultants) to enter any property for which a potential or actual Section 3.15 Claim has been asserted, for the purpose of conducting such inspections as Sellers' Representative may reasonably desire with respect to such potential or actual Section 3.15 Claim (such inspections shall be conducted in a manner that minimizes interference with the ongoing operations at the subject property); (iii) unless required to do so by Applicable Laws in connection with enforcing its rights hereunder, Buyer, Buyer Cdn, Buyer's Parent and the Companies shall not give notice to any Governmental Entity of any event or of the existence of any condition or alleged state of facts that may give rise to an actual Section 3.15 claim without prior notice to Sellers' Representative; (iv) if Buyer, Buyer Cdn, Buyer's Parent or the Companies, or any of their respective representatives intends to engage in any material communications with any Governmental Entity relating to any such actual or potential claim, Buyer, Buyer Cdn, Buyer's Parent or the Companies shall provide, to the extent permitted by Applicable Law, reasonable prior notice to Sellers' Representative; and (vi) in responding to any Section 3.15 Claim, Buyer, Buyer Cdn, Buyer's Parent and the Companies will use commercially reasonable efforts to make available their employees and equipment at the affected property without cost to assist in the remediation work, and all such work shall be done in a manner to comply with applicable standards but not for the purpose of bettering or improving the property at which such remediation work is being done.
(e)            Notwithstanding anything herein to the contrary, no Party will be entitled to indemnification or reimbursement hereunder for any amount to the extent such Party has been indemnified or reimbursed for such amount under any other provision of this Agreement or any other document executed in connection with this Agreement or otherwise.  Furthermore, no Buyer Indemnified Party shall be entitled to indemnification under this Section 6.3 for any Losses for which Buyer or Buyer's

 Parent was previously compensated as a result of such Losses having been included as a Company Liability or otherwise applicable a deduction (for example, as a contra-asset item) in determining US CNWC, PTH CNWC or PTGH CNWC pursuant to Section 2.2.3 or 2.2.4.  If any Losses related to a claim by Buyer or Buyer Cdn are covered by insurance, Buyer and Buyer Cdn shall use commercially reasonable efforts to seek recovery under such insurance (excluding litigation and arbitration) and Buyer and Buyer Cdn will not be entitled to recover from Sellers (and shall refund amounts received up to the amount of indemnification actually received) under this Section 6.3 with respect to such Losses to the extent Buyer and Buyer Cdn actually recovers the insurance payment in respect thereof specified in the policy, in each case giving effect to deductibles or self-insured or co-insurance payments made and net of the present value of any reasonably probable increase in insurance premiums or other reasonable charges paid or to be paid by, subject to the related circumstances, Buyer and Buyer Cdn resulting from such Losses and all reasonable costs and expenses incurred by Buyer and Buyer Cdn in recovering such proceeds from its insurers.
(f)            Each Party agrees to use reasonable commercial efforts to mitigate any Loss that forms the basis of a claim hereunder; provided, however, that such Parties' "commercially reasonable efforts" shall expressly include pursuing any recovery or other settlement against any applicable customer of the Operating Companies of the type and kind against whom the Operating Companies have pursued recovery and settlement in the past and in a manner consistent with the past practices of the Operating Companies in pursuing such particular recovery or settlement; provided, that the Operating Companies shall not be required to take any action that would be reasonably expected to have a material and adverse impact on the respective Operating Companies' relationships with one or more of their material customers.  Except as otherwise provided in this Section 6.3.5(f), the obligations under this Section 6.3.5(f) exclude pursuing any claim, settlement or payment by litigation or other proceedings.
6.3.6            Indemnification Claims Periods and Escrow Release
(a)            Except for Section 3.15 Claims, Fundamental Representation Claims, Section 6.7.1 Claims, Indemnification Claims based on any breach of any covenant, agreement or obligation herein that is required to be performed simultaneously with or after the Closing, and Indemnification Claims based on any Seller's intentional misconduct or fraud, any Indemnification Claim in respect of a misrepresentation or inaccuracy in, or breach of, (i) any Seller Rep, (ii) any representation or warranty in Article 4 or (iii) any covenant, agreement or obligation herein that is required to be performed prior to the Closing, must be made by a Notice of Claim before the 184th day after the first anniversary of the Closing Date.  Any Section 3.15 Claim must be made by a Notice of Claim before the fifth anniversary of the Closing Date.  Any Fundamental Representation Claim, Section 6.7.1 Claim, Indemnification Claims based on any breach of any covenant, agreement or obligation herein that is required to be performed simultaneously with or after the Closing, and Indemnification Claim based on any Seller's intentional misconduct or fraud must be made by a Notice of Claim before the expiration of the applicable statute of limitations for the respective claims plus 60 days or, in the case of any such Claim involving Canadian federal, provincial or other Canadian Governmental Taxes, 60 days after the date after which the applicable Canadian Governmental Entity may no longer for any reason issue a notice of assessment or reassessment; provided, that notwithstanding the  foregoing, any Fundamental Representation Claim (i) in respect of a breach of the representations and warranties in Section 3.25 must be made by a Notice of Claim before the third anniversary of the Closing Date and (ii) in respect of a breach of the representations and warranties in Section 3.33 must be made by a Notice of Claim before the 184th day after the first anniversary of the Closing Date.

(b)            Any Buyer Indemnified Party entitled to payment for an Indemnification Claim or Section 6.7.1 Claim shall be entitled to such payment from the Escrow Amount in accordance with the Escrow Agreement, provided, that as of 5:00 p.m. on the 183rd day after the first Closing Date Anniversary, the amount by which, if any, the remaining balance of the Escrow Amount, exceeds the aggregate amount of all pending Indemnification Claims and Section 6.7.1 Claims of one or more Buyer Indemnified Parties, shall be disbursed and released to Sellers' Representative, on behalf of Sellers based on their Percentage Ownership, pursuant to the Escrow Agreement.
6.3.7            Subrogation.  Upon making an indemnity payment pursuant to this Section 6.3, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third Person in respect of the Losses to which the payment is related.  Without limiting the generality of any other provision hereof, each such Indemnified Party and Indemnifying Party will promptly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.
6.3.8            Exclusive Remedies.  The remedies provided in this Section 6.3 shall be, except as otherwise provided in this Section 6.3.8 or in Sections 6.7, 6.12 and 9.1, the sole and exclusive remedies of the Parties and their respective officers, managers, directors, employees, agents, representatives, successors and assigns after the Closing related to Losses arising out of or related to this Agreement (excluding the Exhibits), and each Party irrevocably hereby waives, to the fullest extent permitted by Applicable Laws, the right to assert any and all such rights, claims and causes of action; provided, however, that nothing herein is intended to waive any claims for intentional misconduct or fraud or waive any equitable remedies to which a Party may be entitled.
6.3.9            Right of Setoff.  Buyer, Buyer Cdn or Buyer's Parent may offset any amounts to which any Buyer Indemnified Party is entitled under this Section 6.3 for a Fundamental Representation Claim against any amounts otherwise payable hereunder by Buyer, Buyer Cdn or Buyer's Parent to any one or more Sellers or Sellers' Representative on behalf of Sellers, including Post-Closing Payments and any and all other payments pursuant to Sections 2.2; 2.3 or 2.4 provided, that the ability of Buyer's, Buyer Cdn's and Buyer's Parent to exercise such right of offset (a) shall be subject to the terms and conditions of Section 6.3 in respect of Fundamental Representation Claims and (b) may only be pursued to the extent the then Escrow Amount is otherwise insufficient to satisfy the aggregate amount of all pending Indemnification Claims and Section 6.7.1 Claims (the amount of the shortfall in the Escrow Amount hereinafter the "Setoff Amount").  If Buyer, Buyer Cdn or Buyer's Parent wishes to exercise the rights provided in this Section 6.3.9, (a) Buyer, Buyer Cdn or Buyer's Parent shall deliver to the Sellers Representative a notice (a "Setoff Notice") specifying in reasonable detail the nature and dollar amount of the Fundamental Representation Claim and the Setoff Amount and (b) to the extent of the claims set forth in the Setoff Notice are finally resolved in any Seller's favor (whether by mutual agreement of Buyer and Sellers' Representative or by final non-appealable order of a court of competent jurisdiction), Buyer, Buyer Cdn or Buyer's Parent, as the case may be, shall within five Business Days thereafter pay the portion of the Setoff Amount resolved in Sellers favor to the Sellers, together with interest thereon in accordance with this Agreement.

6.3.10            Treatment of Indemnity Payments Between the Parties.  Unless otherwise required by Applicable Laws, all indemnification payments hereunder shall constitute adjustments (a) to the US Purchase Price in respect of breaches of obligations or Seller Reps regarding any of the Companies other than PT, PTH, PTG and PTGH, (b) to the PTH Purchase Price in respect of breaches of the obligations or Seller Reps regarding PT or PTH, and (c) to the PTGH Purchase Price in respect of breaches of obligations or Seller Reps regarding PTG or PTGH, in any event for all Tax purposes, and no Party shall take any position inconsistent with such characterization.
6.3.11            Application of Indemnification Obligations.  Section 6.3, including all indemnification rights, benefits, obligations, limitations and covenants set forth in Section 6.3, shall apply not only to Third Party Claims, but also to "inter-party" claims.
6.4            Access and Information.  Each Company shall afford to Buyer, Buyer Cdn and Buyer's Parent and their respective officers, employees, accountants, counsel and other authorized representatives and advisers access, during regular business hours, throughout the Pre-Closing Period, to the Company's offices, properties, books and records, and shall use reasonable efforts to cause the Company's representatives and independent public accountants to furnish to Buyer, Buyer Cdn and Buyer's Parent such additional financial and operating data and other information as to the Company's businesses, customers, vendors and properties as Buyer, Buyer Cdn or Buyer's Parent may from time to time reasonably request.  Notwithstanding the foregoing, all visits to any Company office or other Company facility will be coordinated and conducted so as to not be disruptive to the Company's operations and to preserve the confidentiality of the Transactions.  In addition, with prior consent of Sellers' Representative (which shall not be unreasonably withheld, conditioned or delayed), Buyer and Buyer Cdn shall be permitted to meet with the significant customers of the Operating Companies.
6.5            Public Disclosure and Confidentiality.  Except as otherwise required by Applicable Laws, none of the Companies nor any Seller shall announce or disclose to any other Person the existence or any of the terms or conditions of this Agreement or the Transactions without the prior consent of Buyer's Parent; provided further that the foregoing shall not apply to any information that is publicly available other than as a result of disclosure by any Company or Seller in breach hereof.  Except as disclosure may be required by Applicable Laws or the applicable rules, regulations or policies of any national securities exchange, any press release or other public disclosure of information regarding the Transactions (including the negotiations with respect to the Transactions and the terms, conditions and existence of this Agreement) shall be developed and approved by Buyer's Parent, provided that the initial press release and Current Reports on Form 8-K under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), including amendments of such Current Reports, of Buyer's Parent regarding the Transactions shall be subject to review and comment by Sellers' Representative and Buyer shall reasonably consider such comments.

6.6            Further Assurances
6.6.1            Generally.  Subject to terms and conditions hereof and to the fiduciary duties of the board of directors, managers and officers, or representatives of any Party, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under Applicable Laws to consummate and make effective this Agreement and the Transactions.  In case at any time after the Closing Date the Parties determine that any further action, including the obtaining of any required Governmental Entity approvals, and waivers and consents under any Contracts and the execution and delivery of any licenses or sublicenses for any software, is necessary, proper or advisable to carry out the purposes of this Agreement, the proper managers, officers and directors or representatives of each Party are hereby directed and authorized to use their commercially reasonable efforts to effectuate all required action.
6.6.2            Consents.  Each Party agrees to use its commercially reasonable efforts to obtain the Consents before the Closing, and further agrees to provide all documentation necessary to obtain each Consent, including all instruments, certifications, requests, legal opinions, audited financial statements, and other documents required or appropriated to obtain Consents.  In particular and without limiting the generality of the foregoing, the Companies shall continue to communicate with responsible officers of the United States Government from time to time prior to the Closing as may be appropriate and permissible, to request timely action on any and all requests for the Consents.  Buyer, Buyer Cdn and Buyer's Parent acknowledge that certain consents to the Transactions are required from parties to Contracts, leases, licenses or other agreements to which one or more Companies are a party (including the Company Contracts) and that such Consents have not been obtained and may not be obtained.  Buyer, Buyer Cdn and Buyer's Parent each agrees that Sellers shall not have any Liability hereunder to (and no Buyer Indemnified Party shall be entitled to assert any claims hereunder) arising out of or relating to the failure to obtain any Consents listed on Schedule 7.2.4, except to the extent, if any, such failure constitutes a breach of any Seller Rep that is subject to one or more Indemnification Claims.  At the request of Buyer, Buyer Cdn and Buyer's Parent prior to the Closing, the Companies shall cooperate with Buyer, Buyer Cdn and Buyer's Parent in any reasonable manner in connection with obtaining any such Consents; provided, that such cooperation shall not include any requirement to commence any litigation or offer or grant any material accommodation (financial or otherwise) to any third Person.

6.7            Tax Matters.
6.7.1            Tax Indemnification.  For the avoidance of doubt, except as otherwise provided in Section 6.7.4, each Seller shall severally, but not jointly, indemnify the Buyer Indemnified Parties and hold them harmless from and against any Losses attributable (a) to any Taxes (or the non-payment thereof) of any of the Companies) for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (the "Pre-Closing Tax Period"); (b) any and all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any of the Companies (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations §1.1502-6 or any analogous or similar state, local or foreign law or regulation; and (c) any and all Taxes of any Person (other than the Companies) imposed on any of the Companies as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing, provided that, Sellers shall have no obligation to indemnify the Buyer Indemnified Parties against any Losses consisting of, or relating to, income Taxes resulting from (i) a Code Section 338 election with respect to the purchase by Buyer or Buyer Cdn, as the case may be, of the Shares hereunder; (ii) any transactions occurring on the Closing Date after the Closing outside the Ordinary Course of Business (other than as explicitly contemplated by this Agreement); or (iii) any breach by Buyer or Buyer Cdn of Section 6.7.8; provided, however, that in the case of clauses (a), (b) and (c) above, Sellers shall be liable only to the extent that such Taxes are in excess of the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Closing Balance Sheets (rather than in any notes thereto), set forth in the Final Closing Statements and taken into account in determining adjustments, if any, to the US Purchase Price, PTH Purchase Price, or PTGH Purchase Price as finally determined pursuant to Section 2.2.4.  Sellers shall reimburse Buyer or Buyer Cdn, as applicable, for any Taxes of the Companies that are the responsibility of Sellers pursuant to this Section 6.7.1 within 15 Business Days after payment of such Taxes by Buyer, Buyer Cdn or the Companies.
6.7.2            Straddle Period.  If any taxable period includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes imposed upon any Company upon or measured by income or receipts of a Company allocable to the Pre-Closing Tax Period and any non-periodic Tax items shall be determined using the interim closing of the books method whereby the books of the applicable Company will be deemed to be closed as of the close of business on the Closing Date.  The amount of all other Taxes imposed upon a Company and any depreciation and amortization allocable to the Pre-Closing Tax Period shall be equal to the amount of such Taxes or depreciation or amortization for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period up to and including the Closing Date and the denominator of which is the total number of days in the Straddle Period.  In the case of sales, use, value-added, withholding and similar transaction-based Taxes (other than transfer Taxes allocated under Section 6.7.7), such Taxes shall be allocated to the portion of the Straddle Period in which the relevant transaction occurred.

6.7.3            Responsibility for Filing Tax Returns.
(a)            Sellers' Representative shall, for each Company and at Sellers' expense, prepare or cause to be prepared and file or cause to be filed all required Tax returns of such Company for Tax periods that end on or before the Closing Date and that are filed after the Closing Date, such returns to be prepared in a manner consistent with the past practice and custom of the Company except as otherwise required by Applicable Laws.  For each such return, Sellers' Representative shall furnish a draft thereof to Buyer's Parent at least 25 Business Days before the anticipated filing date for such return and consider in good faith comments by Buyer's Parent provided that such revisions are requested no later than five Business Days before such anticipated filing date.  Buyer's Parent shall authorize the applicable Company's officers to cooperate in filing all such Tax returns.
(b)            Buyer's Parent shall prepare or cause to be prepared and timely file or cause to be timely filed any Tax return for a Straddle Period on a basis consistent with the last previous similar Tax return ("Straddle Period Returns") except to the extent otherwise required by Applicable Laws.  Buyer's Parent shall provide a copy to the Sellers' Representative of all such proposed Tax returns (including copies of all workpapers related thereto) and such other additional information regarding such Tax returns as may reasonably be requested by the Sellers' Representative at least 25 Business Days prior to the anticipated filing date such Tax Return, except that in the case of a Tax return due within 90 days following the Closing Date, the copy shall be provided to the Sellers' Representative within 20 Business Days prior to the anticipated filing date and in the case of a Tax return that is not an income Tax return as early as is practical.  Buyer's Parent shall consider in good faith comments by Sellers' Representative on such Straddle Period Returns, provided that such comments are received at least five Business Days before the anticipated filing date of the applicable Straddle Period Return.  Buyer's Parent shall also deliver to the Sellers' Representative an allocation between the pre-Closing and post-Closing portions of the Straddle Period (consistent with pre-Closing Straddle Period allocations described in Section 6.7.2) of any Taxes shown to be due on such Straddle Period Returns at least 25 days prior to the anticipated filing date of the applicable Straddle Period Return for review and approval of the Sellers' Representative.  If Sellers' Representative and Buyer's Parent are unable to resolve any dispute with respect to the allocation of Taxes in any Straddle Period, the procedure for resolving disagreements set forth in Section 2.2.4.3 shall be followed.  The fees and expenses of the Arbiter shall be borne equally by the Buyer's Parent on the one hand, and the Sellers, on the other
6.7.4            Section 338 Election.  Sellers shall provide such cooperation and assistance as Buyer may reasonably request, from time to time, with respect to Buyer Cdn making an election under Code Section 338(g) (and any corresponding election under U.S. state or local law) (collectively, a "Section 338 Election") with respect to the purchase by Buyer Cdn of the capital stock of PTH or PTGH hereunder.  If Buyer Cdn makes such Section 338 Election, Buyer shall pay to each Seller the amount of consideration, if any, necessary to cause such Seller's net proceeds from the sale of the capital stock of PTH or PTGH hereunder, as the case may be, to be equal to the after-Tax net proceeds that such Seller would have received had such Section 338 Election not been made, taking into account all appropriate federal, state, local and foreign Tax implications (the "Tax Adjustment").  Sellers' Representative shall provide Buyer with a schedule computing the amount of the Tax Adjustment within 20 days after Buyer has informed it in writing that Buyer Cdn has made such Section 338 Election.  In making such calculations, the highest applicable federal, state, local or foreign income tax rates applicable to each Seller based on (a) such Seller's character (e.g., natural person, corporation, etc.), (b) county and state or province of residence, and (c) character of the income recognized, shall be used.  Buyer shall have 15 Business Days to consider such schedule and, if it disagrees with the calculation, the procedure for resolving disagreements set forth at Section 2.2.4.3 shall be followed.  Buyer shall pay to Sellers' Representative on behalf of the respective Sellers the aggregate amount of the Tax Adjustment for each Seller within 15 Business Days after the Tax Adjustment for all Sellers has been finally determined.  For the avoidance of doubt, no election under Code Section 338 or any similar election under state, local or non-US law, shall be made with respect to the acquisition of AAI and APH under this Agreement without the prior written consent of Sellers' Representative, which consent may be withheld in Sellers' Representative's sole and absolute discretion.

6.7.5            Cooperation on Tax Matters
(a)            Buyer, Buyer Cdn, the Companies and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax returns (including any amended Tax returns) pursuant to this Section 6.7 and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the execution of any powers of attorney, the retention and (upon the other Party's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Companies and Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Buyer Cdn, as applicable, or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Companies and Sellers, as the case may be, shall allow the other Party to take possession of such books and records.
(b)            Buyer and Buyer Cdn, as applicable, and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions).

(c)            Buyer and Buyer Cdn, as applicable, and Sellers further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code Section 6043, or Code Section 6043A, Treasury Regulations promulgated thereunder or analogous or similar provisions of non-US law.
6.7.6            Tax-Sharing Agreements.  All income Tax-sharing Agreements shall be terminated as of the Closing Date and, after the Closing Date, none of the Companies shall be bound thereby or have any Liability thereunder.
6.7.7            Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in respect of the Transactions shall be paid  50% by Buyer and 50% by Sellers, severally, but not jointly.
6.7.8            Amended Returns and Retroactive Elections.  Subject to Section 6.7.4, neither Buyer nor Buyer Cdn shall, or cause or permit the Companies to, (a) amend any Tax returns filed with respect to any Pre-Closing Tax Period or (b) make any Tax election that has retroactive effect to any such year, in each such case without the prior consent of the Sellers' Representative, which consent shall not be unreasonably withheld, conditioned or delayed.
6.7.9            Tax Refunds.  Any Tax refunds (including interest thereon) of, and only of, any of APH, APS, AAI, KAI and CTA attributable to a Pre-Closing Tax Period that are received by any such Company, Buyer, or any Affiliate thereof (other than any of Buyer Cdn, PTH, PT, PTGH and PTG), and any credits against Tax that are attributable to any such Company for such Pre-Closing Tax Period to which Buyer, any such Company or any Affiliate (other than any of Buyer Cdn, PTH, PT, PTGH and PTG) thereof become entitled, shall be for the account of Sellers (excluding, except as otherwise provided in Section 6.7.11(b) with respect to Transaction Tax Deductions that arise in a Straddle Period, (a) any refund or credit attributable to any loss in a taxable year (or portion of a Straddle Period) beginning after the Closing Date applied (e.g., as a carryback) to income in a taxable year (or portion of a Straddle Period ending on or before the Closing Date), and (b) for avoidance of doubt, any tax savings from a loss attributable to a Pre-Closing Tax Period that is carried forward to offset any income or gain in any taxable year (or portion of a Straddle Period) beginning after the Closing Date)), and Buyer shall pay (or cause to be paid) to the Sellers' Representative (for the account of Sellers) any such refund or the amount of any such credit actually received in cash by Buyer, any such Company or any Affiliate thereof (other than any of Buyer Cdn, PTH, PT, PTGH or PTG)within 15 Business Days after the receipt thereof; provided, however, that this Section 6.7.9 shall not apply to any such refund or credit to the extent that the cumulative amount thereof is less than the cumulative amount of any Tax assets (excluding any deferred Tax asset established to reflect timing differences between book and Tax income) set forth on the face of the Final Closing Statements (rather than in any notes thereto) and taken into account in determining adjustments, if any, to the US Purchase Price, as finally determined pursuant to Section 2.2.4.  For the avoidance of doubt, to the extent permitted by Applicable Laws, any net operating loss (including a net operating loss attributable to or arising from the Transaction Tax Deductions), credit or other similar Tax attribute of such Company attributable to a Pre-Closing Tax Period of any such Company shall first be carried back to a Pre-Closing Tax Period of such Company, and to the extent such net operating loss, credit or other similar Tax attribute is carried back to a Pre-Closing Tax Period of such Company and produces a Tax refund for such Company with respect to a Pre-Closing Tax Period such refund shall be for the account of Sellers in accordance with this Section 6.7.9; provided, however, that the preparation of any such returns, claims for refund or other documents related to such carrybacks or refunds shall be governed by Section 6.7.3(a) (including that the preparation and filing of such documents shall be at Sellers' expense) and none of Buyer, Buyer Parent, any Affiliate thereof, or any Company shall be required to initiate or participate in any administrative or judicial proceeding in connection therewith except at the request of Sellers' Representative and at Sellers' expense.

6.7.10            Consolidated Returns.  To the extent permitted by Applicable Laws, Buyer shall include or cause to be included APH, AAI and any eligible subsidiaries thereof, if any, in the U.S. federal consolidated group of which Buyer is a member and any analogous state consolidated, combined or unitary group during the period immediately following the Closing Date.
6.7.11            Certain Deductions.
(a)            All deductions and other expenses (including any Transaction Tax Deductions) of a Company resulting from the payment or accrual of an amount in a Pre-Closing Tax Period shall be treated as occurring or allocable to the day of or prior to the Closing Date for U.S. federal income tax purposes shall be reported consistently with such treatment, and Buyer or any Affiliate thereof shall not nor shall it cause any of its Affiliates to treat such deductions (or a portion thereof) as occurring after the Closing Date under Treasury Regulation Section 1.1502-76(b) (or any similar provision of state, local or non-U.S. Applicable Laws).
(b)            If Transaction Tax Deductions of, but only of, any of APH, APS, AAI, KAI or CTA arise in a Straddle Period, any reduction in Taxes of such Company in such Straddle Period shall be for the benefit of Sellers, determined as follows:
(i)            the income of such Company for the Pre-Closing Tax Period portion of the Straddle Period shall be determined but the Transaction Tax Deductions shall be treated as the last deductions so applied in such Pre-Closing Tax Period;
(ii)            if such Transaction Tax Deductions are not fully absorbed in the Pre-Closing Tax Period portion of the Straddle Period pursuant to clause (i) of this Section 6.7.11(b), the amount not so absorbed shall be applied against the income of such Company for the Post-Closing Tax Period portion of the Straddle Period.  To the extent that the Transaction Tax Deductions so applied to such Post-Closing Tax Period reduce the Taxes of such Company with respect to such period (determined by treating the Transaction Tax Deductions as the last deductions taken after deducting all other deductible items attributable to such period), such reduction shall be for the account of Sellers and paid in accordance with the provisions of Section 6.7.9;

(iii)            if there is a loss in the Straddle Period that is attributable to such Transaction Tax Deductions (determined by treating the Transaction Tax Deductions as the last deductions taken) and such loss may, under Applicable Law, be carried back to prior Pre-Closing Tax Periods, of such Company, any refund obtained on such carry backs attributable to the Transaction Tax Deductions or other loss attributable to the Pre-Closing Tax Period portion of the Straddle Period (determined by treating the Transaction Tax Deductions and other losses attributable to the Pre-Closing Tax Period portion of the Straddle Period as being utilized first, followed by the utilization of any loss otherwise attributable to the Post-Closing Tax Period portion of the Straddle Period) shall be for the account of Sellers, and shall be paid in accordance with the provisions of Section 6.7.9, with the costs of pursuing such carrybacks to be apportioned between Sellers and the applicable Company in proportion to their respective shares of the claimed refund amounts; and
(iv)            notwithstanding the foregoing, Sellers shall have no entitlement to any Tax benefit arising from any carry forward of a loss in a Straddle Period, whether attributable to Transaction Tax Deductions or not, to a Post-Closing Tax Period beginning after the Closing Date.
6.7.12            Tax Proceedings
(a)            If a Party receives notice from any Tax authority of any proposed audit, claim, assessment or other dispute ("Tax Proceeding") concerning an amount of Taxes with respect to which another Party may incur Liability hereunder, such Party shall promptly notify such other Party of such matter. Such notice shall contain factual information (to the extent known) describing any asserted Tax Liability in reasonable detail and shall be accompanied by copies of any notice or other documents received from any Tax authority with respect to such matter. If a Party receives written notice of an asserted Tax Liability with respect to a matter for which it has a right to indemnification hereunder (and the other Party does not have knowledge of the asserted Tax Liability) and fails to provide the other Party with prompt notice thereof in the manner described in the preceding sentence and as a result such other Party is materially prejudiced by such failure, then such other (indemnifying) Party shall be relieved of its indemnification obligations with respect to such asserted Tax Liability, but only to the extent of such material prejudice.
(b)            At its election, Sellers' Representative shall control any Tax Proceeding relating to a Pre-Closing Tax Period (other than Straddle Periods) provided that Sellers' Representative must control such Tax Proceeding in good faith and with reasonable diligence thereafter to preserve its rights in this regard.  Buyer or Buyer Cdn, as the case may be, shall be entitled to fully participate in any such Tax Proceeding and shall have the right to consent to the settlement of any such Tax Proceeding (provided such consent cannot be unreasonably withheld, delayed or conditioned).  In the case that Buyer or Buyer Cdn controls such Tax Proceeding, Sellers' Representative shall be entitled to fully participate in any such Tax Proceeding and shall have the right to consent to the settlement of any such Tax Proceeding (provided such consent cannot be unreasonably withheld, delayed or conditioned).  Sellers' Representative and Buyer or Buyer Cdn, as the case may be, shall jointly control in good faith any Tax Proceeding related to Taxes of a Company in respect of a Straddle Period and neither Sellers' Representative nor Buyer (or Buyer Cdn), as the case may be, shall settle such Tax Proceeding without the consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned by any Party.

(c)            Without limiting or otherwise restricting any Party's indemnification and other rights under Section 6.3, each of Buyer and Buyer Cdn shall bear its expenses incurred in connection with Tax Proceedings relating to Taxes of a Company and Sellers shall bear their expenses incurred in connection with such Tax Proceedings provided that,  notwithstanding the foregoing, if Buyer or Buyer Cdn controls any Tax Proceeding relating to a Pre-Closing Period (other than a Straddle Period), as contemplated by Section 6.7.12(b), Sellers shall bear the expenses that Buyer and Buyer Cdn incurred in connection with such Tax Proceeding.
6.7.13            Ineligible Property.  Each Seller agrees that, after the Closing, such Seller will not, and will not cause any other Person to, take any action, enter into any transactions or acquire any property that would directly or indirectly cause, PT's Interests or PTG's Share to be or become "ineligible property" within the meaning of paragraph 88(1)(c) of the Tax Act.
6.7.14            Tax Provisions Control.  To the extent of any inconsistencies between any provision of this Section 6.7 and Section 6.3, the provisions of this Section 6.7 shall control.
6.8            Release.  Subject to, and effective as of, consummation of the Closing, each Seller hereby remises, releases and forever discharges each Company and its successors and assigns of and from any and all manner of action and actions, cause and causes of actions, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, executions, claims and demands of any kind and nature whatsoever in law or in equity known or unknown against the Company that any Seller ever had, may have up until immediately preceding the Closing or may thereafter have, including any claims to any change of control or retention rights in respect of the Closing or other Transactions, commissions or any portion of the revenue or profits of the Company or any equity interest in the Company, except to the extent of any obligation of the Company to Seller (a) under this Agreement or any other documents, including employment agreements, executed in connection with the Closing and contemplated hereby, (b) for unpaid accrued salaries and reimbursable out of pocket expenses incurred on the Company's behalf, subject to the Company's related policies and supporting documentation, to the extent reflected as a Current Liability on the face of the Closing Balance Sheets, (c) pursuant to rights, including amounts payable, under Company Plans that do not constitute a breach of any Seller Rep, including Section 3.13, and (d) except in respect of any breach by any one or more Companies or Sellers or Sellers' Representative of any representations, warranties, covenants, obligations or agreements contained herein, any and all indemnification and other rights, benefits and claims of Sellers under the Organizational Documents.

6.9            Regulatory Filings.
6.9.1            In General.  During the Pre-Closing Period, each of the Parties shall coordinate and cooperate with one another and shall each use commercially reasonable efforts to comply with, and shall refrain from taking any action that would impede compliance with, all Applicable Laws, and, as promptly as practicable after the date hereof, each of the Parties shall make all filings, notices, petitions, statements, registrations, submissions or information, application or submission of other documents required by any Government Entity in connection with the Transactions, including any filing or registration necessary to obtain any material consent, authorization or approval or otherwise required or advisable to consummate the Transactions.  Each Party shall cause all documents that it is responsible for filing with any Government Entity under this Section 6.9 to comply in all material respects with all Applicable Laws.
6.9.2            HSR Act
(a)            Buyer, Buyer Cdn, Buyer's Parent and Sellers undertake and agree to file within three Business Days after the date hereof, a Notification and Report Form and documentary materials in respect of the Transactions that substantially comply with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules thereunder, with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (and shall file as soon as practicable any form or report required by any other Governmental Entity relating to antitrust or similar matters).  Buyer, Buyer Cdn and Buyer's Parent on one hand and Sellers' Representative on the other hand shall (i) respond as promptly as practicable to any inquiries or requests received from any Governmental Entity for additional information or documentation, (ii) not extend any waiting period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the Transactions, except with the other Party's prior consent, which shall not be unreasonably withheld, conditioned or delayed, (iii) use commercially reasonable efforts to obtain an early termination of the applicable waiting period under the HSR Act, (iv) make any further filings or information submissions pursuant thereto that may be reasonably necessary or advisable and (v) promptly make any filings or submissions required under any applicable foreign antitrust or trade regulation law.
(b)            Each of the Parties shall use commercially reasonable efforts to obtain any clearance under the HSR Act or to resolve any objections that may be asserted by the applicable Governmental Entity, in each case as promptly as practicable, including by executing agreements, defending through litigation on the merits any claim asserted in any court, including appeals, and submitting to judicial or administrative orders to hold separate any business or assets of any Seller, any Company, Buyer, Buyer Cdn or Buyer's Parent or their respective Affiliates; provided, however, that nothing contained in this Agreement shall require any Seller, Buyer, Buyer Cdn, Buyer's Parent or their respective Affiliates to take any such action if the taking of such action could reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of any Company, Buyer, Buyer Cdn or Buyer's Parent, or that of any of their respective Affiliates, or require Buyer, Buyer Cdn, Buyer's Parent or any Company or any of their respective Affiliates to dispose of any material portion of its business.

(c)            Buyer, Buyer Cdn and Buyer's Parent on one hand and Sellers' Representative on the other hand shall (i) promptly notify the other Party(ies) of any written communication to that Party or its Affiliates from any Governmental Entity and, subject to Applicable Laws, permit the other Party to review in advance any proposed written communication to any of the foregoing, (ii) not agree to participate, or to permit its Affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning the Transactions unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat, and (iii) to the extent permitted under Applicable Laws, furnish the other Party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between such Party and its Affiliates and their respective representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement and the Transactions (unless the furnishing of such information would (A) violate any Applicable Laws (including those relating to security clearance or export controls) or any confidentiality agreement or (B) cause the loss of the attorney-client privilege with respect thereto); provided, that each such Party shall use its, his or her commercially reasonable efforts to promptly communicate to the other Party the substance of any such communication, whether by redacting parts of such material communication or otherwise, so that such communication would not violate Applicable Laws or cause the loss of the attorney-client privilege with respect thereto.
(d)            Except as otherwise provided herein, the obligations of the Parties under this Section 6.9 shall not include any requirement of any Party to expend money (other than normal legal and professional fees or filing fees), commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third Person.  Notwithstanding anything herein to the contrary, Buyer's Parent on one hand and Sellers on the other hand shall each pay 50% of all filing fees in respect of the filing under the HSR Act referenced in Section 6.9.2(a) in respect of the Transactions.
6.10            Exchange Information.  During the Pre-Closing Period, each of the Parties shall promptly supply the other Parties with any information that may be required to effectuate any filings or application pursuant to Sections 6.9 or 6.11.  Except where prohibited by Applicable Laws, each of the Parties shall consult with the other Parties prior to taking a position with respect to any such filing, shall permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any Party in connection with any investigations or proceedings in connection with this Agreement or the Transactions (including under any antitrust or fair trade Applicable Laws), coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Entity in connection with this Agreement or the Transactions; provided that, with respect to any such filing, presentation or submission, no Party need supply the other (or its counsel) with copies (or, in case of oral presentations, a summary) to the extent that Applicable Laws require such Party to restrict or prohibit access to any such properties or information.

6.11            Notification.  During the Pre-Closing Period, each of the Parties will notify the other promptly upon the receipt of:  (a) any material comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto, and (b) any request by any officials of any Governmental Entity for material amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Applicable Laws.  Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 6.9, the respective Party will promptly inform the other Party of such occurrence and reasonably cooperate in filing with the applicable Governmental Entity such amendment or supplement.
6.12            Certain Post-Closing Covenants
6.12.1            Confidentiality.  Each Seller agrees that during the Restricted Period, such Seller will not disclose or use in any manner that is adverse to the interests of Buyer, Buyer Cdn, Buyer's Parent or any Company, directly or indirectly, any Confidential Information, except in connection with the pursuit or defense of claims under this Agreement or any other agreement or document in connection with the Transactions or pursuant to a subpoena, order or request issued by a court of competent jurisdiction or by another Government Entity, or as otherwise required by Applicable Laws.  Any Seller may, however, use any Confidential Information in the preparation of Tax returns with respect to periods prior to and including the Closing Date.  If this Agreement terminates without the Closing occurring, each Party agrees that during the period commencing with the date of such termination and ending on the third anniversary thereof such Party shall not, except to the extent otherwise required by Applicable Laws, directly or indirectly disclose or use any Confidential Information obtained from the other Parties pursuant to this Agreement or prior to the execution of this Agreement, in the course of negotiating and evaluating the Transactions.  If a receiving Party becomes legally compelled to disclose any of the Confidential Information, such Party will, if permitted, provide the disclosing Party with prompt notice so that the disclosing Party may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 6.12.1.  If such protective order or other remedy is not obtained, or the disclosing Party waives compliance with the provisions of this Section 6.12.1, the receiving Party will furnish only that portion of the Confidential Information that, in the judgment of its counsel, is legally required and will exercise reasonable efforts to obtain assurance that confidential treatment will be accorded the Confidential Information.

6.12.2            Use of Certain Name.  Except as an officer or employee of a Company, each Seller agrees not to, directly or indirectly, engage in or pursue business under, the names "Air Parts & Supply," "Kansas Aviation," "CT Aerospace," "Prime Turbines," or "Avatas Aerospace" or any derivation of any of the preceding names or terms after the Closing Date.
6.12.3            Injunctive Relief for Breach.  Each Seller's obligations under this Section 6.12 are of a unique character that gives Seller particular value, and a breach of any of such obligations may result in irreparable and continuing damage to the Companies, Buyer, Buyer Cdn and Buyer's Parent for which there may be no adequate remedy at law.  Accordingly, without limiting any Seller's obligations under Section 6.3, in the event of such breach, each Seller agrees that any Company, Buyer, Buyer Cdn and Buyer's Parent will be entitled to seek injunctive relief and a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).
6.13            Termination of Shareholders Agreements.  Upon execution and delivery of this Agreement by all Sellers, (a) the Shareholders' Agreement, dated as of December 6, 2012 among APH and Sellers as APH shareholders, as amended, and (b) the Shareholders' Agreement dated March 30, 2007 among AAI and Sellers as AAI shareholders, as amended, shall automatically terminate and be null and void and neither APH nor AAI shall have any Liability in respect of such Shareholder Agreements.  Notwithstanding the immediately preceding sentence, APH, AAI and each Seller agree that if this Agreement terminates without the Closing having occurred for any reason, each Seller will execute the documents required to reinstate the above-referenced Shareholder Agreements in the same form as the original agreement as of the date hereof.
6.14            Financing.
6.14.1            Consummation of Financing.  Each of Buyer's Parent, Buyer and Buyer Cdn shall exercise reasonable commercial efforts to consummate, as of the Closing Date, the borrowing transactions in respect of the Closing contemplated by the Mandate/Fee Letter, dated October 22, 2014 from Citizens Bank, National Association and Citizens Bank of Pennsylvania, including the Summary of Terms and Conditions annexed thereto, and executed and accepted by Buyer's Parent (together with any alternative or supplemental financing for the Transaction, the "Financing").
6.14.2            Financing Cooperation.  Each Seller and Company agrees to provide and will cause the appropriate officers and employees of Sellers and the Companies to provide, at Buyer's expense, reasonable cooperation in connection with the arrangement and consummation of the Financing in connection with the Transactions, which cooperation shall include (a) participating in a reasonable number of meetings, lender presentations, road shows, drafting sessions, due diligence sessions, drafting sessions, and session with prospective lenders and rating agencies in connection with the Financing, (b) providing information reasonably necessary in connection with the preparation of customary offering documents and materials, including private placement memoranda, information memoranda and packages, lender and investor presentations, rating agency presentations, and similar documents and materials, connection with the Financing, (c) using reasonable efforts to obtain such consents, approvals, authorizations and instruments which may be reasonably requested by Buyer's Parent in connection with the Financing and collateral arrangements, including customary payoff letters, lien releases, instruments of termination or discharge and landlord consents, waivers and access agreements, (d) reasonably cooperating with the marketing efforts of Buyer's Parent and its financing sources for any debt to be raised to complete the Transactions, (e) facilitating the pledging of collateral and perfection of liens (which would be effective only at or after the Closing), (f) permitting officers and directors of the Companies who will be officers or directors of the Companies after the Closing Date to execute and deliver any pledge and security documents, other definitive financing documents, resolutions, written consents or other certificates or documents as may be reasonably requested by Buyer's Parent (including a certificate of the chief executive officer or chief financial officer of the Companies with respect to solvency matters; provided, however, that no obligation of any Company under any such certificate, document or instrument to which any of Company is a party shall be effective until the Closing Date and none of Sellers or their Affiliates (other than the Companies) shall have any obligations in connection therewith after Closing, (g) using reasonable commercial efforts to cooperate by providing information necessary for negotiation of Buyer's Parent of definitive financing documentation and any other document required in connection therewith and (h) otherwise reasonably cooperating with Buyer's Parent, Buyer and Buyer Cdn in satisfying the conditions precedent set forth in the Financing commitment letter or any definitive document related to the Financing, to the extent within the control of Sellers, provided that, with respect to each of the foregoing, (1) no such letters, agreements, registration statements, documents and certificates shall be executed and delivered except at the Closing and (2) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing.

6.15            Non-Competition.  Each Seller whose Percentage Ownership is 4.7% or more hereby agrees to enter into a Non-Competition Agreement with Buyer's Parent, Buyer and Buyer Cdn at the Closing pursuant to Section 7.2.18.
6.16            Payment of WFS Fees and Expenses.  Sellers agree (a) to satisfy all of the Companies' obligations under the WFS Agreement, including the Companies' obligations to pay WFS's fees in respect of the consummation of the Closing and other Transactions and reimburse WFS's expenses as required by the WFS Agreement, so that none of the Companies, as of and after the Closing, shall have any payment obligation or other Liabilities thereunder and (b) to take no action that would result in any Company having any payment obligation or other Liability under the Indemnity Agreement referenced in the WFS Agreement.
6.17            Release of APH's and APS' AP Acquisition Agreement Obligations.  Subject to, and effective as of, consummation of Closing, and without restricting the application of the release provisions set forth in Section 6.8, Seller Charene G. Murray ("CGM") hereby remises, releases and forever discharges APH and APS and each of their successors and assigns of and from any and all Liabilities under or otherwise in respect of (a) the Acquisition Agreement dated as of December 28, 2012 between CGM as "Vendor" and APH as "Purchaser," (and any and all amendments thereto) pursuant to which, among other things, APH purchased all of APS' outstanding capital stock, including any and all payment and other obligations of APS thereunder, including earnout payments under section 2.5 of such Acquisition Agreement for three 12-month periods, with the second of which ends on December 31, 2014 and the third (and last) of which ends on December 31, 2015, and (b) the agreement made on or about December 12, 2014 among CGM, APH and KLP, pursuant to which, among other things, the Acquisition Agreement referenced in the preceding clause (a) of this 6.17 will be terminated as of the Closing and KLP will thereafter be obligated to make certain payments to CGM if certain conditions are satisfied.

6.18            Full Satisfaction of Certain Seller Indebtedness to AAI.  Before or concurrently with consummation of the Closing each of the Sellers Jeffrey A. Lavine, Miramar Family Investments, Inc., Paul Goffredi, Russell Starr, Stephen Donegan and Thomas Williams will fully satisfy and extinguish such Seller's Indebtedness to AAI referenced in Schedule 6.18.
6.19            Certain Insurance.  Sellers will at or before the Closing, take all action necessary to cause, at their expense, Buyer and Buyer's Parent to be named as additional insured parties under an insurance policy providing $5 million insurance coverage on terms substantially the same as those in place pursuant to policy number 37313299 currently in effect as of the date hereof, such policy to have a term of five years from the Closing Date.
6.20            Right of First Refusal.
(a)            If, on or before October 31, 2015, Turbine Engine Specialists Holding Inc. ("TESH") or any one or more Sellers holding more than 50% of the equity of TESH propose to sell, convert, exchange or otherwise transfer, whether by sale, merger, consolidation, recapitalization or otherwise, before October 31, 2015, TESH or Turbine Engine Specialists Inc. ("TES") or more than 50% of the capital stock, or all or substantially all of the business or assets, of TESH or TES (for purposes of this Section 6.20, a "Selling Shareholder"), such one or more Selling Shareholders or Sellers' Representative shall give at least 60 days' prior notice to Buyer, which notice (for purposes of this Section 6.20, the "Sale Notice") shall identify whether TESH or TES or the business, assets or capital stock of TESH or TES is proposed to be sold, converted, exchanged or otherwise transferred, describe in reasonable detail the terms and conditions of such proposed transfer, and identify each prospective transferee(s), each of which shall be bona fide.  Buyer shall be entitled to ask questions and receive such information as it shall reasonably request concerning such proposed transfer.
(b)            (i)            Not later than 30 days after the date of the Sale Notice is delivered to Buyer, Buyer may elect to purchase TESH, TES or, as the case may be, all but not less than all of the business, assets or capital stock to be transferred, upon the same terms and conditions as those set forth in the Sale Notice by delivering notice to the one or more Selling Shareholders or Sellers' Representative (a "Purchase Notice").  The closing of the purchase and sale by Buyer pursuant to this Section 6.20(b) shall take place within 20 Business Days after the date on which Buyer delivered its Purchase Notice in accordance with this Section 6.20(b), and Buyer shall provide notice of such date and the place of such closing to the one or more Selling Shareholders or Sellers' Representative.

(ii)            If Buyer does not elect to purchase any or all of TESH, TES or, as the case may be, the business, assets or capital stock specified in the Sale Notice pursuant to Section 6.20(a) and (b), the one or more Selling Shareholders may, during the 60-day period beginning on the day immediately following the 60th day after the delivery of the Sale Notice, subject to transfer TESH, TES or, as the case may be, all of the business, assets or capital stock specified in the Sale Notice to the transferee(s) specified in the Sale Notice, in either case, at a price and on terms and conditions no more favorable to the transferee(s) thereof than those specified in the Sale Notice.  Any such business, assets or shares that are not transferred in compliance with the proceeding sentence within such 60-day period will again be subject to this Section 6.20 upon any subsequent proposed transfer on or before October 31, 2015.
6.21            Special Receivables.  During the period commencing on the Closing Date and ending on the 183 day after the first anniversary thereof, Buyer and the Operating Companies that own the respective Special Receivables will cooperate with Sellers' Representative, and use commercially reasonable efforts to collect the Special Receivables (including at least the efforts that such one or more Operating Companies have used in the past to collect its receivables).  Any such Special Receivables actually collected (net of reasonable out of pocket costs, which shall include any related unpaid accrued collection costs, and resulting Taxes of the one or more Operating Companies as of the Closing, in each case to the extent not reflected in the Final Closing Statements), before the 183rd day after the first anniversary of the Closing Date will in respect of the Special Receivables of APS, CTA and KAI be paid to Sellers' Representative, on behalf of Sellers based on their Percentage Ownership, as additional US Purchase Price or, as the case may be in respect of Special Receivables of PT or PTG, form part of the PTH Purchase Price or PTGH Purchase Price, as applicable, as provided in Sections 2.2.4.6(e) and 2.2.4.7(c), respectively.  All income Tax obligations in connection with the Special Receivables are the obligations of Sellers and no payment made by Buyer or any Operating Company pursuant to this Section shall increase either the US Purchase Price, the PTH Purchase Price or the PTGH Purchase Price.  Sellers acknowledge they have no independent remedy against Buyer, Buyers' Parent or any Operating Company, and Buyer, Buyer's Parent and the Operating Companies have no obligations to Sellers, with respect to the collection of the Special Receivables, except as set forth in this Section 6.21.
6.22            WARN.  In any termination or layoff of (a) any employee of any Operating Company on the Closing Date as a result of the Transactions, or (b) any employee of any Operating Company after the Closing, Buyer, Buyer Cdn, Buyer's Parent and the Companies will comply fully, if applicable, with the Worker Adjustment and Retraining Notification Act of 1988 ("WARN") and all other applicable foreign, federal state and local laws, including those prohibiting discrimination and requiring notice to employees.  Buyer, Buyer Cdn, Buyer's Parent and the Companies shall not, at any time on or after the Closing and prior to 60 days after the Closing Date, effectuate a "plant closing" or "mass layoff" as those terms are defined in WARN affecting in whole or in part any facility, site of employment, operating unit or employee of the Companies without complying fully with the requirements of WARN.

6.23            D&O Indemnification.  During the period commencing on the Closing Date and ending on the sixth anniversary thereof, Buyer and the Companies agree to cause all rights to indemnification of all former and current officers, directors and managers of the Companies existing immediately prior to the Closing pursuant to the Organizational Documents of the Companies to continue for acts or omissions occurring on or prior to the Closing Date, and Buyer shall not, and shall not permit the Companies to, amend, repeal or modify any provision in the Companies' Organizational Documents relating to the exculpation or indemnification of former officers, directors and managers as in effect immediately prior to the Closing.  Notwithstanding the foregoing, Buyer, Buyer Cdn and Buyer's Parent shall be entitled to consummate the transactions contemplated by Section (g)(iii) of Schedule 2.2.2(b) provided that the above-referenced indemnifications rights remain, in the aggregate, substantially unchanged.
6.24            Certain Insurance Matters.  On and after the Closing, Buyer shall cause the Operating Companies to obtain and maintain, for a period ending no earlier than the second anniversary of the Closing Date, occurrence-based products liability insurance coverage, with no deductible, on a basis generally consistent with the coverage existing as of the date hereof for the Operating Companies, but with policy limits of not less than $100,000,000, and each of the Persons listed on Schedule 6.24 shall be named as additional insureds thereunder.  Such insurance shall be primary, and non-contributory, to other insurance held by each of the Persons listed on Schedule 6.24 and Buyer shall cause the existing Companies to remain covered entities under the existing products liability insurance coverage covering the existing Companies with respect to occurrences prior to the Closing.  Each such party shall have their respective products liability insurance coverage endorsed to acknowledge the indemnity obligations set forth in Section 6.3.
6.25            Certain New Exit Event Agreements.  If Sellers or Affiliates of Sellers, other than the Companies, intend before the Closing to enter into Exit Event agreements with Joseph Kolo, Russell Starr, John W. Waldrop or Bruce Weaver, as successor agreements to, or otherwise in connection with the termination of, the Exit Event agreements to be terminated pursuant to Section 7.2.16(b), the terms and conditions of any such agreements shall be subject to Buyer's reasonable satisfaction.
6.26            Amendments to the Third Amended Loan Agreement.  After the Closing, Buyer's Parent and Buyer will not agree to amend the Third Amended Loan Agreement in a manner that would result in the representations and warranties in clause (b) of Section 4.8 to be inaccurate as of the date of the effectiveness of any such amendment.

ARTICLE 7

 CONDITIONS PRECEDENT
7.1            Conditions Precedent to the Obligations of each Party.  The obligations of the Parties to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which conditions may be waived in writing prior to Closing by the one or more Parties for whose benefit such condition is imposed:
7.1.1            No Illegality.  There shall not have been any action taken, and no Applicable Laws shall have been enacted, by any Governmental Entity since the date hereof that would prohibit or materially restrict the consummation of the Transactions.
7.1.2            Consents.  All filings with and notifications to, and all consents, approvals and authorizations of Governmental Entities, required for the consummation of the Transactions shall have been made or obtained and all such consents, approvals and authorizations obtained shall be effective and shall not have been suspended, revoked or stayed by action of any Governmental Entity.  All Consents shall have been obtained.
7.1.3            HSR Waiting Period.  The waiting Period under the HSR Act shall have expired or been terminated and any agreement with any Governmental Entity not to consummate the Transactions shall have expired or been terminated in respect of the Transactions.
7.1.4            No Injunction.  No injunction or restraining or other order issued by a court of competent jurisdiction that prohibits or materially restricts the consummation of the Transactions shall be in effect (each Party agreeing to use all reasonable efforts to have any injunction or other order immediately lifted), and no action or proceeding shall have been commenced or threatened in writing seeking any injunction or restraining or other order that seeks to prohibit, restrain, materially restrict, invalidate or set aside consummation of the Transactions.
7.1.5            Escrow Agreement.  Buyer, Buyer Cdn, Sellers' Representative and the Escrow Agent shall have entered into the Escrow Agreement.
7.2            Conditions Precedent to the Obligation of Buyer, Buyer Cdn and Buyer's Parent to Consummate the Closing.  Obligations of Buyer, Buyer Cdn and Buyer's Parent to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of the following additional conditions, any of which conditions may be waived in writing by Buyer, Buyer Cdn or Buyer's Parent prior to Closing:
7.2.1            Representations and Warranties.  The representations and warranties of the Companies and Sellers contained in this Agreement shall be true and correct, disregarding all Materiality Qualifications in Articles 3 and 3A, in all material respects on and as of the Closing Date, except that (a) the representations and warranties in Sections 3.2 and 3A.1 shall be true and accurate in all respects and (b) the representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, and the Companies and Sellers shall have delivered to Buyer and Buyer's Parent a certificate to that effect, dated the Closing Date and signed on behalf of each Company by its chief executive officer and signed by Sellers.

7.2.2            Agreements and Covenants.  The Companies, Sellers' Representative and Sellers shall have performed in all material respects all of their respective agreements, obligations and covenants set forth herein that are required to be performed at or prior to the Closing Date; and the Companies and Sellers' Representative shall have delivered to Buyer, Buyer Cdn and Buyer's Parent a certificate to that effect, dated as of the Closing Date and signed on behalf of each Company by the Company's chief executive officer and signed by Sellers.
7.2.3            Closing Documents.  The Companies and Sellers' Representative shall have delivered to Buyer, Buyer Cdn and Buyer's Parent the Company Closing certificates described hereafter in this Section 7.2.3.  Each Company Closing certificate, dated as of the Closing Date, duly executed by the Company's chief executive officer, shall certify as to (a) the resolutions adopted by the Company's managers or board of directors authorizing and approving the execution, delivery and performance of this Agreement and the other documents executed in connection herewith and the consummation of the Transactions and state that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect; and (b) the Company's Organizational Documents.
7.2.4            Third-Party Consents.  All third Person consents, approvals and authorizations listed in Schedule 7.2.4 (collectively, "Consents") shall have been obtained by the Company and shall be effective and shall not have been suspended, revoked, or stayed by action of any such third Person.
7.2.5            Executive Employment Agreements.
(a)            The executive employment agreements referenced in Schedule 7.2.5, in the form Sellers provided to Buyer on December 26, 2014, shall be effective and in full force and effect.
(b)            The executive employment agreements listed in items (b) 1 through 7 of Schedule 3.19.1 shall have been terminated and null and void without any Company having any Liability in respect thereof, as contemplated by the executive employment agreements referenced in Schedule 7.2.5.
7.2.6            Waiver of Change of Control Rights.  Each individual listed on Schedule 7.2.6 shall have provided Buyer and Buyer Cdn with a complete and irrevocable waiver, in form and substance subject to the reasonable satisfaction of Buyer and Buyer Cdn, of any and all change of control or similar rights or benefits he or she may have in respect of the consummation of the Closing or other Transactions.

7.2.7            Termination of APS Acquisition Agreement.  The APS Acquisition Agreement dated as of December 28, 2012 between APH and Charene G. Murray shall have been terminated in accordance with the agreement made as of December 12, 2014 among Charene G. Murray, APH and KLP in respect of the above-referenced APS Acquisition Agreement.
7.2.8            Material Adverse Effect.  Since the date of this Agreement, no Company shall have suffered an uncured Company Material Adverse Effect.
7.2.9            Updated Employee List.  Each Company shall have delivered to Buyer and Buyer Cdn a list setting forth, as of the Closing Date, the name of such Company's employees and each employee's position and annual salary.
7.2.10            FIRPTA Affidavit.  Each of APH and AAI shall have furnished to Buyer, and PT shall have furnished to Buyer Cdn, an affidavit, under penalties of perjury, that it is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Treasury Regulation Section 1.897-2(h), and reasonably satisfactory to Buyer or Buyer Cdn, as applicable, so that, with respect to APH and AAI, Buyer is exempt from withholding any portion of the US Purchase Price thereunder and, with respect to PT, no withholding tax will be triggered thereunder in connection with any deemed sale of the Interests thereof held by PTH as a result an election made under Code Section 338(g) in connection with Buyer Cdn's purchase of PTH.
7.2.11            Delivery of Shares.  Each Seller shall have delivered to (a) Buyer any and all certificates evidencing  such number of AAI and APH Shares set opposite Seller's name in Schedule 2.1, or affidavit of lost certificate with an indemnification, and (b) Buyer Cdn such number of PTH and PTGH Shares set opposite Seller's name in Schedule  2.1, or affidavit of lost certificate with an indemnification, endorsed in blank or accompanied by duly executed assignment documents, all sufficient to convey, transfer and assign to Buyer sole and exclusive record, legal and beneficial right, title and interest in and to such Shares to Buyer and Buyer Cdn, as set forth above, free and clear of all Encumbrances.
7.2.12            Financing.  Buyer, Buyer Cdn and Buyer's Parent shall have obtained, on terms and conditions reasonably satisfactory to Buyer's Parent, all of the financing Buyer and Buyer Cdn require to consummate the Closing.
7.2.13            Resignation of the Companies' Officers, Managers and Directors.  Each of the Company's officers, managers and directors shall have resigned their positions as an officer, manager and director of the Company pursuant to a writing subject in form and substance to Buyer's and Buyer Cdn's satisfaction.
7.2.14            WFS Fees and Expenses.  No later than two Business Days prior to the Closing, Sellers' Representative shall cause WFS to provide to Buyer and Buyer Cdn an invoice and release, in a form reasonably satisfactory to Buyer and Buyer Cdn from WFS setting forth the total amount due WFS in respect of the Transactions under the WFS Agreement and stating that, upon the Closing and the payment by Sellers of the amount set forth on such invoice, none of the Companies, Buyer, Buyer Cdn and Buyer's Parent shall have any Liabilities under or otherwise in respect of the WFS Agreement for payment of fees, including success fees, and expenses, in respect of the Closing and the other Transactions.

7.2.15            SEC Required Company Financial Statements and Pro Forma Financial Information.  The Office of Chief Accountant, Division of Corporation Finance, United States Securities and Exchange Commission (the "SEC") shall have advised Buyer's Parent, in form and substance subject to the reasonable satisfaction of Buyer's Parent, that the financial statements of the Companies and pro forma financial information referenced in Schedule 7.2.15 shall constitute all of the audited and unaudited financial statements and pro forma financial information that the SEC will require of Buyer's Parent in connection with complying with the disclosure obligations under Item 2.02 of SEC Form 8-K under the Exchange Act, including the requirements of Item 9.01 "Financial Statements and Exhibits " of SEC Form 8-K and Rule 3.05 of SEC Regulation S-X in respect of the consummation of the Closing and the other Transactions, whether or not the above-referenced SEC relief or similar action involves the waiver of certain financial statements otherwise required by applicable SEC rules, policies, regulations and procedures.
7.2.16            AAI Employment Terminations; Releases; and Exit Event Agreement Terminations.
(a)            The release agreement, dated as of the date hereof, between Seller Russell Starr, AAI and Killick Aerospace USA, LLC pursuant to which, among other things, as of the Closing, (i) Russell Starr will have released AAI from all obligations and other Liabilities under or otherwise in respect of the executive employment agreement, effective as of May 12, 2006, between him and Killick Aerospace USA, LLC, and (ii) such above-referenced employment agreement is terminated and of no further force or effect, shall be effective and in full force and effect.
(b)            Each of AAI's Exit Event agreements with John W. Waldrop, Joseph Kolo, Russell Starr and Bruce Weaver, dated as of March 30, 2007, as amended, and the bonus payment agreement dated as of December 10, 2014 among AAI, Richard Hipp and James Hipp shall as of the Closing be terminated and AAI released in respect thereof from all obligations and other Liabilities under or otherwise in respect of such Exit Event agreements and bonus payment agreement, all on terms and conditions subject to Buyer's reasonable satisfaction.
7.2.17            Transition Agreement.  PT and Killick Aerospace, LLC shall have entered into a transition services agreement pursuant to which, among other things, Killick Aerospace, LLC will sublease approximately 42% of PT's current facility from PT, all terms and conditions subject to Buyer's and Killick Aerospace, LLC's reasonable satisfaction.

7.2.18            Non-Competition Agreements.  Each Seller whose Percentage Ownership is 4.7% or more shall have entered into a Non-Competition and Non-Solicitation Agreement with Buyer's Parent, Buyer and Buyer Cdn substantially in the form of Exhibit B (the "Non-Competition Agreement").
7.3            Conditions to Obligations of the Companies and Sellers to Consummate the Closing.  The obligations of the Companies and Sellers to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of the following additional conditions, any of which may be waived in writing by Sellers' Representative prior to Closing:
7.3.1            Representations and Warranties.  The representations and warranties of Buyer, Buyer Cdn and Buyer's Parent contained in Article 4 shall be true and correct, disregarding all Materiality Qualifications, in all material respects on and as of the Closing Date, except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing Date, and Buyer, Buyer Cdn and Buyer's Parent shall have delivered to Sellers' Representative a certificate to that effect, dated the date of the Closing and signed on behalf of Buyer, Buyer Cdn and Buyer's Parent by their respective chief executive officer or chief financial officer.
7.3.2            Agreements and Covenants.  Each of Buyer, Buyer Cdn and Buyer's Parent shall have performed in all material respects all of its agreements, obligations and covenants set forth herein that are required to be performed at or prior to the Closing Date, and the payments required at Closing pursuant to Section 2.2.2.1(a), shall have been made; and Buyer, Buyer Cdn and Buyer's Parent shall have delivered to Sellers' Representative a certificate to that effect, dated as of the Closing Date and signed on behalf of Buyer, Buyer Cdn and Buyer's Parent by their respective chief executive officer or chief financial officer.
7.3.3            Closing Documents.  Buyer, Buyer Cdn and Buyer's Parent shall have delivered to Sellers' Representative the Buyer Closing certificate described hereafter in this Section 7.3.3.  The Buyer Closing certificate, dated as of the Closing Date, duly executed by the chief executive officer or chief financial officer of Buyer, Buyer Cdn and Buyer's Parent, shall certify as to the resolutions adopted by the board of directors of Buyer, Buyer Cdn and Buyer's Parent authorizing and approving the execution, delivery and performance of this Agreement and the other documents executed in connection herewith and the consummation of the Transactions and state that such resolutions have not been modified, amended, revoked or rescinded and remain in full force and effect.
7.3.4            Third-Party Consents.  All third Person consents, approvals and authorizations listed in Schedule 7.3.4 shall have been obtained by the Companies and shall be effective and shall not have been suspended, revoked, or stayed by action of any such third Person.

ARTICLE 8

 SURVIVAL OF REPRESENTATIONS AND COVENANTS
8.1            Representations and Covenants of the Companies and Sellers.  All representations and warranties made by the Companies and Sellers in this Agreement, or any certificate or other writing delivered by the Companies, Sellers, Sellers' Representative or any of their Affiliates pursuant hereto or in connection herewith, shall, together with all covenants, agreements and obligations herein of the Companies, Sellers and Sellers' Representative that are required to be performed before the Closing, survive the Closing and any investigation at any time made by or on behalf of Buyer, Buyer Cdn or Buyer's Parent prior to the Closing and shall terminate at 11:59 p.m. on the 183rd day after the first anniversary of the Closing Date, except that, notwithstanding the foregoing, (a) Buyer Indemnified Party Indemnification Claims pending on the 183rd day after the first anniversary of the Closing Date shall survive until resolved, (b) the Seller Reps in Section 3.15 shall survive until the fifth anniversary of the Closing Date, (c) the Fundamental Representations shall survive until the 60th day after the expiration of the applicable statute of limitation (after giving effect for any extensions or waivers thereof) for the respective Indemnification Claims or, in the case of any such Claim involving Canadian federal, provincial or other Canadian Governmental Taxes, 60 days after the date after which the Canadian Governmental Entity may no longer for any reason issue a notice of assessment or reassessment; provided, that notwithstanding the foregoing, the Fundamental Representations (i) in Section 3.25 shall survive until the third anniversary of the Closing Date and (ii) in Section 3.33 shall survive until the 184th day after the first anniversary of the Closing Date, and (d) any Buyer Indemnified Party Indemnification Claims pending on any termination, expiration or survival dates referenced above in this Section 8.1 in respect of any covenants, agreements or obligations herein or Seller Reps shall continue until resolved.  The covenants, agreements and obligations made by the Companies, Sellers or Sellers' Representative in this Agreement or any certificate or other writing delivered by the Company or any of its Affiliates pursuant hereto or in connection herewith that are required to be performed simultaneously with or after the Closing hereunder shall survive the Closing and any investigation at any time made by or on behalf of Buyer or Buyer's Parent prior to the Closing until the 60th day after the expiration of the applicable statute of limitations.
8.2            Representations and Covenants of Buyer, Buyer Cdn and Buyer's Parent.  All representations and warranties made by Buyer, Buyer Cdn or Buyer's Parent in Article 4 or any certificate or other writing delivered by Buyer, Buyer Cdn or Buyer's Parent pursuant hereto or in connection herewith shall, together with all covenants, agreements and obligations herein of Buyer, Buyer Cdn or Buyer's Parent that are required to be performed before the Closing, survive the Closing and terminate at 11:59 p.m. on the 183rd day after the first anniversary of the Closing Date, except that any Seller's Indemnification Claims pending on such date shall continue until resolved.  The covenants, agreements and obligations made by Buyer, Buyer Cdn or Buyer's Parent in this Agreement or any certificate or other writing delivered by Buyer, Buyer Cdn or Buyer's Parent pursuant hereto or in connection herewith that are required to be performed simultaneously with or after the Closing hereunder shall survive the Closing and any investigation at any time made by or on behalf of the Companies or Sellers prior to the Closing until the 60th day after the expiration of the applicable statute of limitations.

8.3            Extension of Survival Period.  Notwithstanding anything in this Article 8 to the contrary, any covenant, agreement, obligation, representation or warranty in which indemnification may be subject under Article 6.3, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate or expire pursuant to Section 8.1 or 8.2, if notice of the inaccuracy or breach thereof giving rise to such right a potential right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time (regardless of whom the Losses in respect thereof may be incurred).
ARTICLE 9

 OTHER PROVISIONS
9.1            Termination
9.1.1            Termination Events.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing as follows:
(a)            by mutual consent of Buyer's Parent and Sellers' Representative;
(b)            by Buyer's Parent if there has been a material breach of any representation, warranty, covenant, agreement or obligation hereunder by any Company, Seller or Sellers' Representative and such breach has not been cured within 10 Business Days after notice to Sellers' Representative (provided that neither Buyer, Buyer Cdn nor Buyer's Parent is in material breach of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot reasonably be expected to be cured within such 10 Business Days) such that the conditions set forth in Section 7.2.1 or Section 7.2.2, as the case may be, will not be satisfied;
(c)            by Sellers' Representative if there has been a material breach of any representation, warranty, covenant, agreement or obligation herein on the part of Buyer, Buyer Cdn or Buyer's Parent, and such breach has not been cured within 10 Business Days after notice to Buyer (provided, that none of the Companies, Sellers nor Sellers' Representative is in material breach of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot reasonably be expected to be cured within such 10 Business Days) such that the conditions set forth in Section 7.3.1 or Section 7.3.2, as the case may be, will not be satisfied;
(d)            by Buyer's Parent or Sellers' Representative if:  (i) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the Transactions; or (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Transactions by any Governmental Entity that would make consummation of the Transactions illegal or that would prohibit ownership of the Shares or of any Operating Company, or operation of any of the Companies by either Buyer, Buyer Cdn or Buyer's Parent, or compel Buyer, Buyer Cdn or Buyer's Parent to dispose of or hold separate all or a material portion of the business or assets of the Companies, Buyer, Buyer Cdn or Buyer's Parent as a result of the Transaction; or

(e)            by Buyer's Parent or Sellers' Representative (i) if the Closing shall not have occurred by the 60th day after the date hereof and the Closing Condition set forth in Section 7.3.1 shall have been satisfied, and (ii) if the Closing shall not have occurred by the 90th day after the date hereof, provided that the right to terminate this Agreement under this Section 9.1.1(e) shall not be available to (1) Buyer's Parent if the failure of Buyer, Buyer Cdn or Buyer's Parent to fulfill any material covenant, agreement or obligation hereunder has been the cause of, or resulted in, the failure of the Closing to occur on or before such date or (2) to Sellers' Representative if its or any Seller's failure to fulfill any material covenant, agreement or obligation hereunder has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.
9.1.2            Effect of Termination.  If this Agreement is terminated pursuant to Section 9.1.1, all of the obligations of the Parties under this Agreement shall terminate, except for such obligations under Sections 6.5 and 6.12.3.  Notwithstanding the immediately preceding sentence, termination of this Agreement pursuant to either Section 9.1.1(b) or (c) shall neither limit or impair any remedies that a Party may have with respect to a misrepresentation or inaccuracy in, or breach of, any representations, warranties, covenants, agreements or obligations hereunder by another Party before the Closing, nor release any Liability that a Party may have with respect to a misrepresentation or inaccuracy in, or breach of, any representations, warranties, covenants, agreements or obligations of such Party hereunder before the Closing.
9.2            Notices.  All notices, consents, agreements, waivers and other communications hereunder or otherwise contemplated hereby shall be in writing and shall be deemed given if delivered by hand sent via a reputable nationwide courier service or mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice) or sent via electronic mail and shall be deemed given on the date on which so hand-delivered or on the day on which the receiving Party confirms receipt of the transmittal via electronic mail or on the third Business Day following the date on which so mailed or sent:
To Buyer, Buyer Cdn or Buyer's Parent:

VSE Corporation
6348 Walker Lane
Alexandria, VA 22310
Attention:  Thomas M. Kiernan, General Counsel
 E-mail:  tmkiernan@vsecorp.com

with a copy to (which shall not constitute notice):
Arent Fox LLP
1717 K Street, N.W.
Washington, DC  20006-5344
Attention:  Carter Strong, Esq.
 E-mail:  carter.strong@arentfox.com
To Sellers or Sellers' Representative:
Killick Limited Partnership
c/o Killick Capital Inc.
95 Water Street, Second Floor
P. O. Box 5383, Stn. C
St. John's, NL, A1C5W2
Attention:  Mark D. Dobbin, President
 E-mail:  mdobbin@killickcapital.com

with a copy to (which shall not constitute notice):
Dentons US LLP
4520 Main Street
Suite 1100
Kansas City, MO 64111-7700
Attention:  R. Matthew Garms, Esq.
 E-mail:  matthew.garms@dentons.com

9.3            Entire Agreement.  Unless otherwise herein specifically provided, this Agreement, including the Schedules (which are incorporated in and made a part of this Agreement as if fully set forth herein) and Exhibits, and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, constitute the entire agreement among the Parties with respect to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, including the letter of intent dated as of October 15, 2014, as it may be amended, among Buyer's Parent, the Companies and certain Sellers, which upon execution hereof by all Parties shall be deemed terminated and null and void.  Each Party acknowledges that, in entering this Agreement and consummating the Closing and other Transactions, such Party is not relying on any representation, warranty, covenant, agreement or obligation not expressly stated in this Agreement or in the certificates of or agreements among the Parties contemplated by or referred to herein.

9.4            Assignability.  This Agreement is not intended to confer upon any Person other than the Parties any rights or remedies hereunder, except as otherwise expressly provided herein.  Neither this Agreement nor any of the rights and covenants, agreements or obligations of the Parties hereunder shall be assigned or delegated without the consent of all Parties, except that, without any further consent of any Seller, Company or Sellers' Representative, each of Buyer, Buyer Cdn and Buyer's Parent may assign, collaterally or otherwise, its rights, title and interests under, to and in this Agreement to one or more of its lenders, including Citizens Bank of Pennsylvania, as Administrative Agent, as security for the covenants, agreements and obligations of Buyer, Buyer Cdn, Buyer's Parent and their Subsidiaries, including the Companies, under the Third Amended and Restated Business Loan and Security Agreement by and among Buyer's Parent and other Borrower parties thereto, Citizens Bank of Pennsylvania and Citizens Bank, National Association as contemplated by the Mandate/Fee Letter, dated October 22, 2014 from Citizens Bank National Association and Citizens Bank of Pennsylvania, including the Summary of Terms and Conditions annexed thereto and executed and accepted by Buyer's Parent (the "Third Amended Loan Agreement").
9.5            Validity.  The invalidity or unenforceability of any terms or conditions of this Agreement shall not affect the validity or enforceability of any other terms or conditions of this Agreement, each of which shall remain in full force and effect, to the extent permitted by Applicable Laws.
9.6            Specific Performance.  The Parties acknowledge that damages alone may not adequately compensate a Party for breach by another Party of this Agreement.  Accordingly, in addition to all other remedies that may be available hereunder or under Applicable Laws, any Party shall have the right to any equitable relief that may be appropriate to remedy a breach or threatened breach by any other Party hereunder, including the right to enforce specifically the terms and conditions of this Agreement by obtaining injunctive relief in respect of any breach or nonperformance hereof.
9.7            U.S. Currency.  All amounts payable hereunder shall be paid in United States dollars.
9.8            Governing Law; Jurisdiction.  This Agreement shall take effect and shall be construed as a contract under the laws (excluding conflict of law rules and principles) of the State of Delaware.  Any litigation with respect to any controversy, claim or dispute arising out of or relating to this Agreement shall be brought in the Court of Chancery of the State of Delaware (the "Court of Chancery") or to the extent the Court of Chancery does not have subject matter jurisdiction, the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals of such courts (the "Delaware Federal Court) or, to the extent neither the Court of Chancery nor the Delaware Federal Court has subject matter jurisdiction, the Superior Court of the State of Delaware.  EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY CONSENTS TO THE PERSONAL JURISDICTION AND VENUE IN SUCH STATE AND COURTS AND WAIVES ANY OBJECTIONS OR MOTIONS BASED ON VENUE, INCLUDING OBJECTIONS OR MOTIONS BASED ON FORUM NON CONVENIENS, 28 U.S.C. § 1404, OR ANY SIMILAR BASIS.  If any litigation between the Parties relating to this Agreement occurs each Party irrevocably waives any right to a trial by jury.  In the event of any litigation arising out of or relating to this Agreement, the unsuccessful Party shall reimburse the successful party for its reasonable costs and expenses incurred in connection with the litigation, including reasonable fees and expenses of counsel.

9.9            Sellers' Representative.
9.9.1            Appointment.  To the maximum extent legally permissible, each Seller by such Seller's execution of this Agreement, hereby designates and appoints KLP as the Seller's representative, agent and attorney-in-fact (in such capacity, "Sellers' Representative") for all purposes of this Agreement, the Escrow Agreement and the Transactions.  This appointment and power of attorney shall be deemed to be coupled with an interest and all authority conferred hereby shall be irrevocable and shall not be subject to termination by operation of law, whether by the death or incapacity of any Seller or the occurrence of any other event or events.  Sellers' Representative is serving in the capacity as representative, agent and attorney-in-fact of such Sellers hereunder solely for purposes of administrative convenience.
9.9.2            Authority.  Without limiting the generality of Section 9.9.1, to the maximum extent legally permissible, by each Seller's execution of this Agreement, such Seller, among other things, hereby irrevocably agrees as follows:
(a)            To the taking by Sellers' Representative of receipt on behalf of Sellers of all payments hereunder, including of the U.S. Initial Purchase Price, the PTH Purchase Price, the PTGH Purchase Price, Post-Closing Payments and any amounts released under the Escrow Agreement;
(b)            to the taking by Sellers' Representative of any and all actions and the making of any decisions required, contemplated or permitted to be taken by Sellers' Representative under this Agreement (including Sections 2.2.4, 2.4, 6.21, 6.3 and 6.7 and Schedule 2.2.2(b)) and under the Escrow Agreement;
(c)            to the exercise by Sellers' Representative of the power to: (i) execute and deliver the Escrow Agreement, with such changes thereto that Sellers' Representative deems, in its discretion, appropriate, reasonable or required; (ii) authorize delivery to Buyer of the Escrow Amount in satisfaction of payment obligations under Sections 2.2.3, 2.2.4 or 6.21 and delivery to Buyer of amounts due on account of Indemnification Claims or Section 6.7.1 Claims made by Buyer Indemnified Parties in accordance with Sections 6.3 or 6.7; (iii) agree to, investigate, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators (including the Arbiter and Post-Closing Payment Arbiter) with respect to such obligations and claims; (iv) resolve any claim or dispute under or made pursuant to Sections 2.2.3, 2.2.4, 2.4, 6.21, 6.3 or 6.7, Schedule 2.2.2(b) or the Escrow Agreement; and (v) take all actions necessary in the reasonable judgment of Sellers' Representative for the accomplishment of the foregoing, including execution on behalf of any Seller of any agreement, instrument, or other document that, in the sole discretion of Sellers' Representative, is necessary, desirable, or otherwise appropriate to effect any such settlement or compromise in connection with the Transactions;

(d)            that Buyer Indemnified Parties and Escrow Agent shall be able to rely conclusively without further inquiry on the instructions and decisions of Sellers' Representative acting in such capacity as to the settlement of any Indemnification Claims or Section 6.7.1 Claims by any one or more Buyer Indemnified Parties pursuant to Sections 2.2.4, 6.3 or 6.7 and as to any other action taken by Sellers' Representative hereunder or under the Escrow Agreement, and Sellers shall have no cause of action against Buyer Indemnified Parties for any action taken by any one or more Buyer Indemnified Parties in reliance upon the instructions or decisions of Sellers' Representative;
(e)            that all actions, decisions and instructions of Sellers' Representative in accordance with this Agreement or the Escrow Agreement shall be conclusive and binding upon all Sellers; and
(f)            that Sellers' Representative is authorized to receive and to accept on behalf of each Seller any notice from any Person claiming to be a Buyer Indemnified Party given in accordance with this Agreement or the Escrow Agreement (and any notice given to Sellers' Representative shall be deemed to have been given to each Seller).
9.9.3            Substitution of Sellers' Representative.  If the Sellers' Representative is or becomes unable or unwilling to act, or resigns or is removed, Miramar Family Investments, Inc. shall become Sellers' Representative, and if such individual is or thereafter becomes unable or unwilling to act, or resigns or is removed, Sellers may appoint a substitute Sellers' Representative as provided below.  Sellers' Representative may resign upon 10 days' prior notice to Buyer and Sellers, provided that, except in the case where Miramar Family Investments, Inc. becomes the successor Sellers' Representative as provided in the preceding sentence, no such resignation shall become effective until the appointment of a successor Sellers' Representative.  Sellers who hold or held immediately before the Closing in the aggregate at more than 50% of the Shares may change the Sellers' Representative, or appoint a successor, from time to time upon not fewer than 10 days' prior notice to Buyer and, if prior to Closing, to the Company.
9.9.4            Notice to Sellers; Actions in Good Faith.  Neither Sellers' Representative nor any agents or employees of Sellers' Representative, if any, shall be liable to any Seller for any error of judgment, or any action taken, suffered or omitted to be taken under this Agreement or under the Escrow Agreement, except in the case of fraud or willful misconduct of Sellers' Representative.  Sellers' Representative may consult with legal counsel, independent public accountants and other experts selected by Sellers' Representative.  Sellers' Representative shall not have any duty to Sellers to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or of the Escrow Agreement.  Each Seller shall severally, but not jointly, hold harmless and reimburse Sellers' Representative from and against such Seller's ratable share of any and all Losses suffered or incurred by the Sellers' Representative in connection with or related to Sellers' Representative performance of its duties under this Agreement, except where such losses are caused by Sellers' Representative's bad faith or willful misconduct.

9.10            Tax Withholdings.  Notwithstanding anything herein to the contrary, and provided that Sellers provide such properly completed Forms W-8 or W-9 as Buyer reasonably requests and except to the extent otherwise required by any change in Applicable Laws (including by legislation, regulation, notice, ruling or judicial decision) or as a result of notice that a FIRPTA Affidavit delivered to Buyer or Buyer Cdn pursuant to Section 7.2.10 is inaccurate or incomplete, Buyer, Buyer Cdn and Buyer's Parent shall not be entitled to deduct and withhold from any amount payable or otherwise deliverable pursuant to this Agreement any amounts of Canadian or U.S. federal, state, local or provincial taxation, except for (a) withholding Tax on interest imputed or otherwise on any deferred payments hereunder; (b) any amounts required to be deducted and withheld under the backup withholding provisions of the Code; (c) any amounts of withholding Taxes on amounts properly treated as compensation hereunder; and (d) any other amounts otherwise payable hereunder as determined by Buyer, Buyer Cdn or Buyer's Parent in good faith that are required to be withheld, provided that in each case Sellers' Representative shall have the opportunity to review Buyer's, Buyer Cdn's or Buyer's Parent's determination of the withholding Taxes contemplated to be withheld under this clause (d) of this Section 9.10 and if Sellers' Representative disagrees with such determination, such disagreement shall be referred to, and subject to resolution by, the Arbiter pursuant to the procedures set forth in Section 2.2.4.3.
9.11            Counterparts.  This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same Agreement.
9.12            Waiver.  The rights and remedies of the Parties hereunder are cumulative and not alternative.  Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by Applicable Laws, (a) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party, (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement under seal as of the date first above written.

SELLERS

KILLICK LIMITED PARTNERSHIP,
an Alberta, Canada limited partnership

By:            Killick Capital Inc.,
an Ontario, Canada limited partnership,
as General Partner

By:
Mark D. Dobbin
Title: President

MIRAMAR FAMILY INVESTMENTS, INC.,
a Canada corporation

By:
Mark D. Dobbin
Title:

Charene Murray

Russell Starr

Toby Lavine

Kerri Crowley

Tom Williams

Paul Goffredi

Marc Segal

Stephen Donegan

Bruce Weaver

William Murray

Joe Kolo

Leonard Wong

Michael Yau

John Waldrop

Michael Leonard

Pan Jianmin

THE HOLDING COMPANIES

AVATAS AEROSPACE INC.,
a Delaware corporation

By:
Russell Starr, President

AIR PARTS HOLDING INC.,
a Delaware corporation

By:
Russell Starr, President

PRIME TURBINES HOLDING INC.,
a Canada corporation

By:
Russell Starr, President

PRIME TURBINES GERMANY HOLDING INC.,
a Canada corporation

By:
Russell Starr, President

THE COMPANIES

KANSAS AVIATION OF INDEPENDENCE, L.L.C,
a Kansas limited liability company

By:            Avatas Aerospace Inc.,
a Delaware corporation, as sole member and managing member

By:
Russell Starr, President

AIR PARTS & SUPPLY CO.,
a Florida corporation

By:
Russell Starr, President

CT AEROSPACE LLC,
a Texas limited liability company

By:            Avatas Aerospace Inc.,
a Delaware corporation, as sole member

By:
Russell Starr, President

PRIME TURBINES LLC,
a Delaware limited liability company

By:
Russell Starr, President

PRIME TURBINES GmbH,
a German corporation

By:
Russell Starr, President

BUYER

A Aviation Corp.,
a Delaware corporation

By:
Maurice A. Gauthier, President

BUYER CDN

9126767 Canada Inc.,
a Canada corporation

By:
Maurice A. Gauthier, President

BUYER'S PARENT

VSE Corporation,
a Delaware corporation

By:
Maurice A. Gauthier, President

SELLERS' REPRESENTATIVE

KILLICK LIMITED PARTNERSHIP,
an Alberta, Canada limited partnership

By:            Killick Capital Inc.,
an Ontario, Canada limited partnership,
as General Partner

By:
Mark D. Dobbin
Title: President

EXHIBIT A
FORM OF ESCROW AGREEMENT

Exhibit A Page

EXHIBIT B

FORM OF NON-COMPETITION AGREEMENTS

Exhibit B Page

SCHEDULE 1

 CERTAIN MATTERS OF CONSTRUCTION AND DEFINITIONS
1.1.            Construction of this Agreement and Certain Terms and Phrases
(a)    Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby," "hereunder" and derivative or similar words refer to this entire Agreement and not to any particular provision of this Agreement; and (iv) the terms "Article," "Section," "Schedule " and "Exhibit" without any reference to a specified document refer to the specified Article, Section, Schedule and Exhibit, respectively, of this Agreement.
(b)    The words "including," "include" and "includes" are not exclusive and shall be deemed to be followed by the words "without limitation"; if exclusion is intended, the word "comprising" is used instead.
(c)    Unless the context clearly prohibits such construction, the word "or" shall be construed to mean "and/or" and the words "neither," "nor," "any," "either" and "or" shall not be exclusive.
(d)    Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.
(e)    Whenever this Agreement refers to any payment to be made to Sellers' Representative, such payment shall be made to an account designated by Sellers' Representative, which may include an escrow account designated by Sellers' Representative in trust for Sellers with disbursements to be made according to instructions from Sellers' Representative.
(f)    All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(g)    Any reference to any federal, state, local or foreign statute or law, including any one or more sections thereof, shall be deemed also to refer to, unless the context requires otherwise, all rules and regulations promulgated thereunder, including U.S. Treasury Regulations.
(h)    Any representation or warranty contained herein as to the enforceability of a contract, including this Agreement, shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law currently or hereafter in effect affecting the enforcement of creditors' rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(i)    In interpreting the representations and warranties herein, the principle that the specific governs and controls the general shall apply.  Accordingly, by way of example but not by way of limitation, if there is a representation and warranty on the absence of infringement by the Companies of the intellectual property rights of third Persons qualified by "the Companies' Knowledge" and "Sellers' Knowledge," then the Buyer Indemnified Parties shall have no right to indemnification (and there shall be no liability) for infringement by the Companies that was not to the Companies' Knowledge nor Sellers' Knowledge, notwithstanding the presence of a general representation on the absence of undisclosed liabilities that is not knowledge qualified.

(j)    For the purposes of Articles 3 and 3A, the words "delivered," "provided," "furnished," and "made available" and words of similar import will be construed to mean that the applicable document or other item has been (x) posted, and continuously available, to Buyer or Buyer's Parent at least three Business Days prior to the Closing Date or (y) otherwise delivered to Buyer or Buyer's Parent prior to the Closing Date.
(k)    The Parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions hereof.
(l)    The Disclosure Schedules are a material part of this Agreement as if fully set forth within this Agreement.  Each section of the Disclosure Schedules shall relate solely to the Section in Articles 3 and 3A to which its expressly relate and not to any other Sections in this Agreement except that any disclosure set forth in any section of a Disclosure Schedule shall be deemed set forth for purposes of any other section of the Disclosure Schedules to which such disclosure is relevant, to the extent, if any, that it is readily apparent that such disclosure is applicable to such other section of the Disclosure Schedules.  The inclusion of information in the Disclosure Schedules shall not be construed as an admission that such information is material to any of the Companies.  In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules.  Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature.  Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedules is or is not material for purposes of this Agreement.  Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedules is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business, and no Party shall use the fact of setting forth or the inclusion of any such items or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Schedules is or is not in the Ordinary Course of Business for purposes of this Agreement

(m)                  The word "extent" in the phrase "to the extent" as used in this Agreement means the degree to which a subject or other thing extends and such phrase does not simply mean "if."
(n)    No provision of this Agreement is to be construed to require, directly or indirectly, any Person to take any action, or to omit to take any action, to the extent such action or omission would violate Applicable Laws.
(o)    Any reference to time refers to United States Eastern Time.
1.2.            Cross References.  The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meanings therein defined:
Terms	Definition

Accounts Receivable	Section 3.9
Adjustment Years	Schedule 2.2.2(b), Section (b)
Agreement	Preamble
APS Facility Renovation Expense Statement	Section 2.2.4.1
Arbiter	Section 2.2.4.3
Balance Sheet Date	Section 3.5(a)
Buyer	Preamble
Buyer Indemnified Parties	Section 6.3.1
Buyer Indemnifying Parties	Section 6.3.2
Buyer's Parent	Preamble
CGM	Section 6.17
Change of Control	Schedule 2.2.2(b), Section (i)(i)
Closing	Section 2.1
Closing Balance Sheets	Section 2.2.4.1
Closing Conditions	Section 2.4.1
Closing Date	Section 2.4.1
Closing Date Cash Statement	Section 2.2.4.1
Closing Distributions	Section 2.3.1
Closing Month	Schedule 2.2.2(b), Section (i)(ii)
Closing Statements	Section 2.2.4.1
CNWC Statements	Section 2.2.4.1
Company	Preamble
Company Balance Sheet	Section 3.5(a)
Company Financial Statements	Section 3.5(a)
Company Insurance Contracts	Section 3.21
Company Plans	Section 3.13.1
Company Proprietary Rights	Section 3.20.1
Consents	Section 7.2.4
Court of Chancery	Section 9.8
CTA/KAL Sale Agreement	Section 3.33
Delaware Federal Court	Section 9.8
EAA	Section 3.26(a)
EBITDA	Schedule 2.2.2(b), Section (i)(iii)
Employee List	Section 3.14.2
Escrow Amount	Section 2.2.2(b)(i)(B)
Estimated US Closing Balance Sheet	Section 2.2.3.1
Estimated US CNWC	Section 2.2.3.1
Exchange Act	Section 6.5
FCPA	Section 3.25
GEA Statement	Section 2.2.4.1
Final Post Closing Statements	Section 2.2.4.4
First Post-Closing Year	Schedule 2.2.2(b), Section (i)(iv)
Holding Company	Preamble
HSR Act	Section 6.9.2(a)
IEEPA	Section 3.26(a)
IRS	Section 3.12.6(b)
Indemnification Claim	Section 6.3.3
Indemnified Person	Section 6.3.3
Indemnifying Party	Section 6.3.3
Initial US Purchase Price Adjustment	Section 2.2.1.1(b)
Interim Statements	Section 3.5(a)
Liabilities	Section 3.7
Material Customers	Section 3.28.1
Material Suppliers	Section 3.28.2
Materiality Qualifications	Section 3.35
Maximum Target for the First Post-Closing Year	Schedule 2.2.2(b), Section (a)(i)
Maximum Target for the Second Post-Closing Year	Schedule 2.2.2(b), Section (b)(i)
Minimum Target	Schedule 2.2.2(b), Section (c)
Minimum Target for the First Post-Closing Year	Schedule 2.2.2(b), Section (a)(ii)
Maximum Target for the Second Post-Closing Year	Schedule 2.2.2(b), Section (b)(ii)
Non-Competition Agreement	Section 7.2.18
Notice of Claim	Section 6.3.3
Operating Company	Preamble
Party	Preamble
Permits	Section 3.10
Post-Closing Payment Arbiter	Schedule 2.2.2(b), Section (g)(ii)
Post-Closing Payment Companies	Schedule 2.2.2(b), Section (i)(vi)
Post-Closing Payments	Section 2.2.1(b)
Pre-Closing Period	Section 5.1.1
Pre-Closing Tax Period	Section 6.7.1
PTGH Purchase Price	Section 2.2.1.2(b)
PTH Purchase Price	Section 2.2.1.2(a)
Purchase Notice	Section 6.20(b)(i)
Qualified Plan	Section 3.13.2(a)
Sale Notice	Section 6.20
Second Post-Closing Year	Schedule 2.2.2(b), Section (i)(v)
Section 3.15 Claims	Section 6.3.5.2(a)
Section 6.7.1 Claims	Section 6.3.5.2(c)
Securities Act	Section 4.4(b)
Section 338 Election	Section 6.7.4
Seller Indemnified Parties	Section 6.3.2
Seller Indemnifying Parties	Section 6.3.1
Seller Objection	Section 2.2.4.2
Seller Reps	Section 6.3.1
Sellers	Preamble
Sellers' Objection	Schedule 2.2.2(b), Section (g)(i)
Sellers' Representative	Preamble; Section 9.9.1
Selling Shareholder	Section 6.20(a)
Setoff Amount	Section 6.3.9
Setoff Notice	Section 6.3.9
Shares	R. 2
Straddle Period	Section 6.7.2
Straddle Period Returns	Section 6.7.3(b)
Tax Adjustment	Section 6.7.4
Tax Proceeding	Section 6.7.12
TES	Section 6.20(a)
Third Amended Loan Agreement	Section 9.4
TESH	Section 6.20(a)
Third Party Claim	Section 6.3.4(a)
Timken Statement	Section 2.2.4.1
Transactions	Recital R.5
12-Month Period	Schedule 2.2.2(b), Section (c)
US Purchase Price	Section 2.2.1.1
US Trigger Amount	Section 2.2.3.2
WARN	Section 6.22
Welfare Plan	Section 3.13.4
WFS	Section 3.16
WFS Agreement	Section 3.16

1.3.            Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings ascribed to them:
(a)    Affiliate:  with respect to any Person, any Person which, directly or indirectly, Controls, is controlled by, or is under common Control with, such Person.
(b)    Affiliated Group:  as defined in Code Section 1504(a).
(c)    Applicable Laws:  with respect to any Person, any federal, provincial, state, local, municipal, foreign, territorial or other law, statute, treaty, rule, regulation, ordinance, permit, code, bylaw, license, judgment, order, writ, injunction, decree, directive, determination or other requirement of any Governmental Entity or arbitrator, in each case, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

(d)    APS Facility:  the real property of approximately 29,026 square feet, including improvements thereon of approximately 16,771 square feet, that is owned by APS located at 12840 S.W. 84th Avenue, Miami, Florida, 33156-6518.
(e)    APS Facility Renovation:  any and all of the renovation and related construction work and services in respect of the APS Facility as contemplated by AIA Document A101-2007, made as of April 2014 between APS and G-IV Enterprises USA, Inc., and the ancillary documents referenced therein.
(f)    APS Facility Renovation Expenses:  any and all Losses incurred, sustained or paid by APS after the Closing in respect of the APS Facility Renovation.
(g)    Business Day:  a day (other than a Saturday or Sunday) on which commercial banking institutions in New York, New York are open for the transaction of substantially all of their banking business.
(h)    Cash: cash, cash equivalents (except for federal income Tax deposits) and marketable securities.
(i)    COBRA:  the provisions of Section 4980B of the Code and Part 6 of Title I of ERISA.
(j)    Code:                          the U.S. Internal Revenue Code of 1986, as amended.
(k)    Commercial Software:  packaged commercial software programs generally available to the public through retail dealers in computer software or directly from the manufacturer that have been licensed to the one or more referenced Companies and that are used in such Companies' businesses but are in no way a component of or incorporated in or specifically required to develop the Company's products and related trademarks and technology.
(l)      Companies' Knowledge:  the actual, current knowledge as of the date hereof and Closing Date, after reasonable inquiry, of any one or more of Mark Dobbin, Thomas Williams, Russell Starr, Charene Murray, Toby Lavine, Paul Goffredi, Bruce Weaver, John Waldrop, Joseph Kolo, and Michael Leonard.
(m)                   Company Contract:  any Contract (i) under which any Company has or may acquire rights, (ii) under which any Company has or may become subject to any Liability, (iii) by which any Company or any of the assets owned or used by the Company is or may become bound, (iv) pursuant to which any Company is providing goods or services or (v) listed in Schedule 3.19.1.
(n)    Company Leases:  each lease, sublease, license or other Contract under which the Company currently uses, occupies or has the right to use and occupy any real property or interest therein that (i) provides for future minimum payments of $50,000 or more (ignoring any right of cancellation or termination) or (ii) the cancellation or termination of which would have a Company Material Adverse Effect.

(o)      Company Material Adverse Effect:  any materially adverse change in or effect on the financial condition, businesses, operations, assets, liabilities, customer or supply relations, properties, results of operations or prospects of the Companies, taken as a whole, except to the extent resulting from (i) changes in general economic conditions, (ii) changes generally affecting the industry in which the Companies operate, (ii) national or international political or social conditions, including terrorism or the engagement by the United States in hostilities or acts of war or the escalation thereof; (iii) changes in GAAP or other accounting requirements; or (iv) changes in any laws, rules, regulations, orders or other binding directives issued by any Governmental Entity; provided that any event, condition or occurrence or other matter referenced above in clauses (i), (ii), (iii) or (iv) do not, and could not reasonably be expected to, disproportionately affect the financial condition, businesses, operations, assets, liabilities, customer or supply relations, properties, results of operations or prospects of the Companies, taken as a whole, relative to other participants in the business in which the Companies compete, or the ability of any Party, to perform any of its obligations hereunder, or to consummate the Transactions.
(p)    Confidential Information:  all information disclosed to any Party or known by such Party as a consequence of or through the Party's employment with any Company, or direct or indirect ownership of any Shares, or any other relationship with any Company, where such information is not generally known in the trade or industry or was regarded or treated as confidential by the Company, and where such information refers or relates in any manner whatsoever to the business activities, processes, services or products of any Company. Confidential Information shall include business and development plans (whether contemplated, initiated or completed), information with respect to the development of technical and management services, business contacts, methods of operation, results of analyses, business forecasts, financial data, costs, revenues, and similar information.  Confidential Information does not include information that (i) is or becomes generally available to the public other than as a result of a breach of this Agreement by any Party, (ii) was available to the receiving Party prior to its disclosure to the receiving Party by the disclosing Party, (iii) becomes available to the receiving Party from a source other than the disclosing Party, provided that such source is not known by the receiving Party to be prohibited from disclosing such information to the receiving Party by a contractual, legal or fiduciary obligation; or (iv) was or is independently developed by or for the receiving Party without breaching the receiving Party's obligations hereunder.
(q)    Contract:  any contract, agreement, obligation, promise, commitment, arrangement or undertaking (whether written or oral and whether express or implied) that is legally binding.
(r)    Control:  (including with correlative meaning, controlled by and under common control with): as used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(s)    Current Assets:  means current assets, including cash, cash equivalents, accounts receivable, inventory, and prepaid expenses of the one or more referenced Companies, on a consolidated basis (to exclude inter Company accounts, including inter Company accounts receivable, amounts due from another Company, and inter Company profits), as of the Closing Date, without giving effect to the Closing, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the one or more referenced Company Financial Statements for the fiscal year ended December 31, 2013 to the extent in accordance with GAAP and as if such accounts were being prepared and audited as of a fiscal year end but, notwithstanding the foregoing, excluding (i) Special Receivables; (ii) the amounts, if any, refundable to the one or more referenced Companies pursuant to Code Section 7519; (iii) any Closing Distributions that were included in the calculation of Estimated US CNWC; (iv) deferred and other Tax assets; (v) the GEA Assets; and (vi) the Timken Assets.
(t)    Current Liabilities:  means current liabilities, including accounts payable, accrued Taxes, accrued expenses of the one or more referenced Companies, on a consolidated basis (to exclude inter Company Accounts, including inter Company accounts payable and amounts due to other Companies) as of the Closing Date, without giving effect to the Closing, to the extent in accordance with GAAP, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the one or more referenced Company Financial Statements for the fiscal year ended December 31, 2013 to the extent in accordance with GAAP and as if such accounts were being prepared and audited as of a fiscal year end, but notwithstanding the foregoing, including (i) payroll or employment Taxes, including the employer's share of Federal Insurance Contributions Act (FICA) Tax (or under any analogous or similar provision under foreign Tax law), resulting from any payment by any Company of any installment of a retention bonus or similar payment prior to Closing; and (ii) excluding Indebtedness of any Companies and Transaction Expenses of Sellers, the Companies and Sellers' Representative to the extent such Indebtedness and Transaction Expenses are paid before the consummation of the Closing.
(u)    Disclosure Schedules:  the Schedules referenced in Articles 3 and 3A.
(v)    Encumbrance:  any mortgage, pledge, proxy, lien, charge, security interest, assignment as security, conditional sale or other title retention agreement, third Person rights or other encumbrance.
(w)                  Environmental Claim:  any actual notice alleging potential Liability (including potential Liability for investigatory costs, cleanup costs, response or remediation costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (i) the presence, or release of any Material of Environmental Concern at any location, whether or not owned by that party or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

(x)    Environmental Laws:  any and all Federal, state, local or foreign statutes, regulations and ordinances relating to the protection of public health, safety or the environment in existence and effective on the Closing Date, including the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
(y)    ERISA:  the Employee Retirement Income Security Act of 1974, as amended.
(z)    ERISA Affiliate:  with respect to a party, any member (other than that party) of a controlled group of corporations, group of trades or businesses under common control or affiliated service group that includes that party (as defined for purposes of Code Section 414(b), (c) and (m)).
(aa)                  Escrow Agent:  the financial institution determined by Buyer to serve as escrow agent pursuant to the Escrow Agreement, subject to the reasonable satisfaction of Sellers' Representative.
(bb)                  Escrow Agreement:  the agreement that will be entered into at the Closing among the Parties and the Escrow Agent in substantially the form of Exhibit A regarding the administration of the Escrow as contemplated by Sections 2.2.2(a), 6.3 and 7.1.5, provided that notwithstanding the foregoing, the terms and conditions of such escrow agreement shall be subject to the reasonable satisfaction of Buyer and Sellers' Representative.
(cc)                  Fundamental Representation Claims:  any and all Indemnification Claims in respect of the Fundamental Representations or in any certificate in respect thereof given by or on behalf of one or more Sellers or Companies hereunder.
(dd)                  Fundamental Representations:  any and all representations and warranties of the Companies and Sellers in Sections 3.1, 3.2, 3.4.1, 3.12, 3.13, 3.16, 3.18.1., 3.25, 3.32 and 3.33, and in Article 3A.
(ee)                  GAAP:  generally accepted accounting principles used in the United States of America and, to the extent consistent with the foregoing, applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies as used by the Companies in connection with the preparation of the audited financial statements included in the definition of the Company Financial Statements.
(ff)                GEA Assets:  all of PT's (x) tooling and other equipment and inventory that PT purchased pursuant to the Maintenance Service and Parts Agreement, dated November 14, 2014, among GEA Aviation Czech, s.r.o. and Prime Turbines LLC For M601 and H Series Aircraft Engines, to the extent listed on Schedule 3.34(a) and (y) license and other rights under the Designated Repair Center License Agreement, dated November 14, 2014, between General Electric Company and Prime Turbines LLC For M601 and GEA H Series Engines.
(gg)                  GEA Asset Valuation: the aggregate amount reflected on the PTH Closing Balance Sheet in respect of the GEA Assets.

(hh)                  GST/HST:  means the Goods and Services Tax or the Harmonized Sales Tax, as the case may be, imposed under Part IX of the Excise Tax Act (Canada) and the relevant provincial legislation;
(ii)                Governmental Entity:  any nation or government, or supranational body, any state, provincial, territorial, municipal or political subdivision thereof (including the United States, Canada, Germany or any other country or other federal, or any state, local or municipal or other), any court, tribunal and any administrative agency, ministry, commission or other regulatory body, instrumentality, authority or other entity or official thereof exercising executive, legislative, judicial, regulatory or administrative functions thereof.
(jj)                Indebtedness:  without duplication, either (i) any Liability of any Company (1) for borrowed money or in respect of loans or advances (including the current portion thereof), (2) under any reimbursement obligation relating to a letter of credit, bankers' acceptance or note purchase facility or other arrangement pursuant to which the Company assures a creditor against loss (calculated at the maximum potential amount of such liability or obligation), (3) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (4) for all or any part of the deferred purchase price of property or services (other than current trade payables incurred in the Ordinary Course of Business), including non-compete payments and leases properly classified as a "capital lease" under GAAP, (5) under any interest rate, currency or hedging agreement, (6) arising from deferred rent or deferred compensation, (7) secured by (or for which a Person has an existing right, contingent or otherwise, to be secured by) an Encumbrance (other than a Permitted Encumbrance) on the Company's assets, (8) for the employer's share of any payroll Taxes due in connection with any payments made pursuant to the Transactions, (9) that is not current and relates  to any Benefit Plan, (10) any obligations for cut but uncashed checks or drafts and (11) for interest and any fees, penalties, costs or other charges associated with the foregoing, or (ii) any liability or obligation of the type described in the preceding clause (i) of any other Person that the Company has guaranteed or otherwise become contingent liable for, that is recourse to the Company or any of its assets or that is otherwise the Company's legal liability or obligation or that is secured in whole or in part by the assets of the Company.
(kk)                  Interests:  limited liability company interests or membership interest of the one or more referenced Operating Companies that are limited liability companies.
(ll)                KAI Facility:  any and all buildings, structures and other improvements owned by KAI and located on the premises leased by KAI under the Restatement of Lease Agreement dated as of July 1, 2008 between the City of Independence, Kansas and KAI.
(mm)                  KAI Lease Matters:  any and all Liabilities arising from or otherwise in respect of (a) KAI's obligations under Section 12.2 of the Restatement of Lease Agreement, dated as of July 1, 2008 between the City of Independence, Kansas (Lessor) and KAI (Lessee); (ii) otherwise as a result of a breach of such Restatement of Lease Agreement by KAI occurring before the Closing; or (iii) omissions or actions by KAI before the Closing on, under or otherwise in respect of the leased premises leased under the above-referenced Lease Agreement consisting of one or more violations of Environmental Laws.

(nn)                  Losses:  without duplication, any and all Liabilities, obligations, actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement (provided that such settlement is in accordance with the terms hereof), Taxes, Encumbrances, losses (including any diminution in value), expenses, and fees, including court costs and reasonable attorneys' fees and expenses; provided that if a Buyer Indemnified Party receives any insurance proceeds in respect of any of the foregoing, the amount of such insurance proceeds received less any associated third-party costs in obtaining such proceeds, shall be excluded in determining the amount of Losses subject to an Indemnification Claim.
(oo)                  Materials of Environmental Concern:  petroleum and its by-products and any and all other substances or constituents to the extent that they are regulated by, or form the basis of liability under, any Environmental Law.
(pp)                  Ordinary Course of Business means the ordinary course of the business of the one or more referenced Companies, consistent with such one or more Companies' customary past practices.
(qq)                  Organizational Documents:  means the one or more referenced Companies' certificate (or articles) of formation, organization or incorporation, by-laws or operating agreement or other similar documents as in effect as of the date hereof.
(rr)                PTH Closing Balance Sheet:  the balance sheet of PT and PTH, on a consolidated basis, as of the Closing Date, without giving effect to the Closing, prepared in accordance with GAAP and, to the extent in accordance with GAAP, using the same accounting methods, policies, practices and procedures, with consistent classifications and estimations and methodologies as were used in the preparation of the PT Company Balance Sheet and PTH Company Balance Sheet to the extent applicable, and will not include any change in assets or liabilities as a result of purchase accounting adjustments arising from or resulting as a consequence of the Transactions or subsequent changes in accounting methods, policies or procedures.
(ss)                              PT Special Receivables Distribution:  such portion of the aggregate amount of $374,901 of PT Special Receivables that had been distributed to Sellers' Representative, on behalf of Sellers based on their Percentage Ownership, pursuant to Section 6.21 as of the 183rd day after the first anniversary of the Closing Date.
(tt)                PT Special Receivables: PT's portion of the Special Receivables as set forth on Schedule 6.21, in the aggregate amount of $374,901.
(uu)                  PTG Special Receivables Distribution: such portion of the aggregate amount of $150,000 of PTG Special Receivables that have been distributed to Sellers' Representative, on behalf of Sellers based on their Percentage Ownership, pursuant to Section 6.21 as of the 183rd day after the first anniversary of the Closing Date.
(vv)                  PTG Special Receivables: PTG's portion of the Special Receivables as set forth in Schedule 6.21, in the aggregate amount of $150,000.
(ww)                  PTH CNWC:  the amount (which may be positive or negative) equal to the Current Assets of PT and PTH, on a consolidated basis, as reflected on the PT Closing Balance Sheet and PTH Closing Balance Sheet minus the Current Liabilities of PT and PTH, on a consolidated basis, as reflected on the PT Closing Balance Sheet and PTH Closing Balance Sheet (and after giving effect to the Closing Distributions contemplated by Section 2.3), calculated in accordance with GAAP applied by PT and PTH on a basis consistent with their Company Financial Statements.
(xx)                  PTGH Closing Balance Sheet:  the balance sheet of PTG and PTGH, on a consolidated basis, as of the Closing Date, without giving effect to the Closing, prepared in accordance with GAAP and, to the extent in accordance with GAAP, using the same accounting methods, policies, practices and procedures, with consistent classifications and estimations and methodologies as were used in the preparation of the PTG Company Balance Sheet and PTGH Company Balance Sheet to the extent applicable, and will not include any change in assets or liabilities as a result of purchase accounting adjustments arising from or resulting as a consequence of the Transactions or subsequent changes in accounting methods, policies or procedures.
(yy)                  PTGH CNWC:  the amount (which may be positive or negative) equal to the Current Assets of PTG and PTGH, on a consolidated basis, as reflected on the PTG Closing Balance Sheet and PTGH Closing Balance Sheet minus the Current Liabilities of PTG on a consolidated basis, as reflected on the PTG Closing Balance Sheet and PTGH Closing Balance Sheet (and after giving effect to the Closing Distributions contemplated by Section 2.3), calculated in accordance with GAAP applied by PTG and PTGH on a basis consistent with their Company Financial Statements.
(zz)                  Percentage Ownership:  in respect of each Seller the percentage ownership of Shares as set opposite Seller's name in Schedule 2.1.
(aaa)                  Permitted Encumbrances:  (i) liens for ad valorem taxes not yet due and payable, (ii) immaterial liens that were incurred in the Ordinary Course of Business, such as carriers', warehousemen's, landlords' and mechanics' liens and other similar liens arising in the Ordinary Course of Business, (iii) immaterial liens on personal property leased under operating leases for the repayment of borrowed money), (iv) statutory obligations, progress payments, surety and appeal bonds and other obligations of like nature, in each case incurred in the Ordinary Course of Business, and (v) such imperfections or minor defects of title, easements, rights-of-way and other similar restrictions (if any) as are insubstantial in character, amount or extent, or do not materially detract from the value or interfere with the present or proposed use of the properties or assets of the party subject thereto or affected thereby, and do not otherwise adversely affect or impair the business or operations of such party.

(bbb)                  Person:  an individual, a corporation, an association, a partnership, a limited partnership, a limited liability company, a joint stock company, an estate, a trust and any other entity, including Governmental Entity, or organization.
(ccc)                  Post-Closing Payments:  means the amount of $45 million, in the aggregate, subject to decreases pursuant to Schedule 2.2.2(b), of US Purchase Price payments, contemplated by Section 2.2.2(b) and Schedule 2.2.2(b).
(ddd)                  Post-Closing Tax Period: means any taxable period or portion thereof beginning after the Closing Date.
(eee)                  Release:  shall have the meaning assigned to that term in the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
(fff)                  Restricted Period:  the period from the Closing Date to and including the fourth anniversary of the Closing Date.
(ggg)                  Sellers' Knowledge:  the actual, current knowledge as of the date hereof and the Closing Date, after reasonable inquiry, of any one or more of Mark Dobbin, Thomas Williams, Russell Starr, Charene Murray, Toby Lavine, Paul Goffredi, Bruce Weaver, John Waldrop, Joseph Kolo, Michael Leonard, Killick General Partners L.P. and Killick Capital Inc.
(hhh)                  Share Ownership Breaches:  means in respect of the referenced Seller, the existence of any misrepresentation or inaccuracy in, or breach of, representations and warranties in Section 3.2.1 and or Article 3A in respect of such Seller's ownership of Shares or authority to enter into this Agreement and consummate the Transactions.
(iii)                              Special Receivables:  the receivables and other amounts set forth on Schedule 6.21.
(jjj)                              Subsidiary:  any corporation, partnership, limited liability company, association, joint stock company or other business entity 50% or more of the outstanding voting securities of which is owned or controlled, directly or indirectly, by the referenced Person, or by one or more Subsidiaries of the referenced Person, or by referenced Person and one or more Subsidiaries of the referenced Person.  For purposes of the definition, "voting securities" means securities which ordinarily have voting power for the election of directors, managers or of other individuals having similar functions, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency, or other ownership interests ordinarily constituting  a majority voting interest.
(kkk)                  Tax Act:  means the Income Tax Act (Canada) and the regulations promulgated thereunder, as amended;

(lll)                              Taxes:  all taxes and levies, including all income, gross receipts, license, franchise, sales, use, goods and services, value added, capital, capital stock, capital gains, net worth, transfer, registration, profits, withholding, payroll, employment, payroll, disability, employer health, social security (or similar), excise, severance, stamp, occupation, premium, windfall profits, environmental, (including under Code Section 59A), customs, duties, alternative or add-on, minimum, estimated, real property, personal property, unemployment, employment insurance, workers compensation premiums, import, export, countervail, anti-dumping, property development, transfer, royalty, Canadian Pension Plan, Canadian government (including provincial) pension plan premiums or contributions, or any other tax of any kind whatsoever, together with any installments with respect thereto, and any interest, fines, penalties and additions thereto, imposed by any Governmental Entity (including federal, state, municipal and non-U.S. Governmental Entities), and whether disputed or not.
(mmm)                  Timken Assets:  all of PT's inventory that PT purchased pursuant to the Agreement and Bill of Sale, effective as of November 28, 2014, between Timken Alcor Aerospace Technologies, Inc. and PT, to the extent listed on Schedule 3.34(b).
(nnn)                  Timken Asset Valuation:  the aggregate amount reflected on the PTH Closing Balance Sheet in respect of the Timken Assets.
(ooo)                  Transaction Expenses:  without duplication, all costs, fees and expenses of any Seller or Company incurred prior to or as of the Closing and payable as of the Closing in connection with the preparation, execution or delivery of this Agreement or the other Transaction agreements contemplated hereby or the consummation of the Transactions (or any related or alternative similar transactions) that have not been paid as of the Closing, including (i) any fees and expenses of legal counsel, financial advisors, consultants, investment bankers, brokers and accountants of any Company or Seller or the Sellers' Representative paid for or to be paid for by any Company, and (ii) any payments that vest or are otherwise triggered in whole or in part, as a result of or relating to the Transactions, including any change in control, success, retention or similar bonus payments which vest or are payable to any employees of, or other service provider to, any Company as a result of the Transactions.
(ppp)                  Transaction Tax Deductions: means any Tax deductions relating to (i) any pay down or satisfaction of Indebtedness, (ii) the payment of any Transaction Expenses or transaction bonus, retention or exit payments and (iii) any other deductible payments attributable to the Transactions borne by Sellers.  For this purpose, any success-based fees shall be treated as deductible to the extent permitted by Revenue Procedure 2011-29.
(qqq)                  Treasury Regulations:  regulations promulgated by the United States Department of Treasury under one or more provisions of the Code.
(rrr)                  United States Government:  the government of the United States of America or any agency, department, division, subdivision or office thereof.

(sss)                  US Closing Balance Sheet:  the balance sheet of KAI, CTA, APS, AAI and APH, on a consolidated basis, as of the Closing Date, without giving effect to the Closing, prepared in accordance with GAAP and, to the extent in accordance with GAAP, using the same accounting methods, policies, practices and procedures, with consistent classifications and estimations and methodologies as were used in the preparation of the respective Company's Company Balance Sheet to the extent applicable, and will not include any change in assets or liabilities as a result of purchase accounting adjustments arising from or resulting as a consequence of the Transactions or subsequent changes in accounting methods, policies or procedures.
(ttt)                              US CNWC:  the amount (which may be positive or negative) equal to the Current Assets of KAI, CTA, APS, AAI and APH, on a consolidated basis, as reflected on the US Closing Balance Sheet (but excluding Cash) minus the Current Liabilities of KAI, CTA, APS, AAI and APH, on a consolidated basis, as reflected in the US Closing Balance Sheet (and after giving effect to the Closing Distributions contemplated by Section 2.3) calculated in accordance with GAAP applied by the respective Companies on a basis consistent with the Company Financial Statements.

SCHEDULE 2.1

Ownership of Holding Companies

Shareholders	Number of Shares Owned
	AAI (1)	APH (1)	PTH (1)	PTGH (1)	Percentage Ownership (of Shares)
Killick Limited Partnership	22,979.0	22,979.0	22,979.0	22,979.0	63.7%
Miramar Family Investments, Inc.	4,000.0	4,000.0	4,000.0	4,000.0	11.1%
Charene Murray	2,286.0	2,286.0	2,286.0	2,286.0	6.3%
Russell Starr	2,029.0	2,029.0	2,029.0	2,029.0	5.6%
Toby Lavine	1,686.0	1,686.0	1,686.0	1,686.0	4.7%
Kerri Crowley	972.0	972.0	972.0	972.0	2.7%
Tom Williams	535.0	535.0	535.0	535.0	1.5%
Paul Goffredi	329.0	329.0	329.0	329.0	0.9%
Marc Segal	227.0	227.0	227.0	227.0	0.6%
Stephen Donegan	218.0	218.0	218.0	218.0	0.6%
Bruce Weaver	200.0	200.0	200.0	200.0	0.6%
William Murray	171.0	171.0	171.0	171.0	0.5%
Joe Kolo	120.0	120.0	120.0	120.0	0.3%
Leonard Wong	100.0	100.0	100.0	100.0	0.3%
Michael Yau	100.0	100.0	100.0	100.0	0.3%
John Waldrop	40.0	40.0	40.0	40.0	0.1%
Michael Leonard	40.0	40.0	40.0	40.0	0.1%
Pan Jianmin	20.0	20.0	20.0	20.0	0.1%
Total	36,052.0	36,052.0	36,052.0	36,052.0	100.0%

(1) Each Holding Company has a total of 36,052 shares of common stock outstanding and all of such Shares are held by Sellers as set forth above.

SCHEDULE 2.2.2(b)
Post-Closing Payments
Post-Closing Payments of $45,000,000, in the aggregate, contemplated by Section  2.2.2(b) will be payable by Buyer to Sellers' Representative, on behalf of Sellers based on their Percentage Ownership, on and subject to the applicable terms and conditions set forth above in this Agreement, including the following terms and conditions:
(a)            In respect of the First Post-Closing Year, the Post-Closing Payment, if any, shall be calculated as follows:
(i)            $20,000,000 shall be payable if the EBITDA for the First Post-Closing Year exceeds $23,128,205 (the "Maximum Target for the First Post-Closing Year");
(ii)            nill shall be payable if the EBITDA for the First Post-Closing Year is less than $18,000,000 (the "Minimum Target for the First Post-Closing Year"); or
(iii)            if the EBITDA for the First Post-Closing Year is between the Minimum Target for the First Post-Closing Year and the Maximum Target for the First Post-Closing Year, the amount payable shall be the amount by which EBITDA for the First Post-Closing Year exceeds the Minimum Target for the First Post-Closing Year multiplied by 3.9.
(b)            In respect of the Second Post-Closing Year (together with the First Post-Closing Year, the "Adjustment Years"), the Post-Closing Payment, if any, shall be calculated as follows:
(i)            $20,000,000 shall be payable if the EBITDA for the Second Post-Closing Year exceeds $26,028,205 (the "Maximum Target for the Second Post-Closing Year");
(ii)            nill shall be payable if the EBITDA for the Second Post-Closing Year is less than $20,900,000 (the "Minimum Target for the Second Post-Closing Year"); or
(iii)            if the EBITDA for the Second Post-Closing Year is between the Minimum Target for the Second Post-Closing Year and the Maximum Target for the Second Post-Closing Year, the amount payable shall be the amount by which EBITDA for the Second Post-Closing Year exceeds the Minimum Target for the Second Post-Closing Year multiplied by 3.9.
(c)            In addition to any Post-Closing Payment payable pursuant to Sections (a) and (b) of this Schedule 2.2.2(b), a Post-Closing Payment of $5,000,000 shall be payable within 60 days after the end of the first period, if any, of 12 consecutive calendar months entirely within the period commencing on January 1, 2014 and ending on December 31, 2015 (the "12-Month Period") for which the EBITDA for such 12-Month Period totaled at least $18,000,000 (the "Minimum Target" for such first 12-Month Period).

(d)            Notwithstanding anything herein to the contrary, (i) payment of the Post-Closing Payments will be subject to the terms and conditions of the Third Amended and Restated Business Loan and Security Agreement and (ii) any amount of the $45,000,000 in Post-Closing Payments that does not become payable under this Schedule 2.2.2(b) shall constitute a reduction in the US Purchase Price and Buyer will not be obligated to pay Sellers' Representative, on behalf of Sellers based on their Percentage Ownership, the amount of any such reduction.
(e)            Subject to the terms and conditions of this Schedule 2.2.2(b), each Post-Closing Payment payable hereunder shall be calculated and paid to Sellers' Representative, on behalf of Sellers based on the Percentage Ownership, within 90 days after the end of the Adjustment Year or, as the case may be, within 60 days after the end of the first 12-Month Period for which it was earned.  No Post-Closing Payment shall be payable hereunder in respect of an Adjustment Year or any 12-Month Period if the EBITDA for such Adjustment Year or 12-Month Period is less than its respective Minimum Target set forth in Section (a) of this Schedule 2.2.2(b).  Buyer and Buyer's Parent shall provide to Sellers' Representative, in reasonable detail, (i) within 90 days after the last day of the First Post-Closing Year, a statement of the EBITDA for the First Post-Closing Year and, if any, a statement of the Post-Closing Payment for such Adjustment Year; (ii) within 90 days after the last day of the Second Post-Closing Year, a statement of the EBITDA for the Second Post-Closing Year and, if any, of the Post-Closing Payment for such Adjustment Year; (iii) within 30 days after the end of each month during the period commencing on December 1, 2014 and ending on December 31, 2015 a statement of the EBITDA for such month, provided that the Post-Closing Payment referenced in Section (c) of this Schedule 2.2.2(b) has not been previously paid and Buyer has not notified Sellers' Representative that such Post-Closing Payment is payable in respect of a previous 12-Month Period; and (iv) within 60 days after the last day of the first 12-Month Period, if any, for which the EBITDA for such period totaled at least $18 million, a statement of the EBITDA for such period.
(f)            (i)            Before the 46th day after the earlier of the date a Post-Closing Payment was due or paid pursuant to this Schedule 2.2.2(b), Sellers' Representative and its advisers (1) shall have access upon prior notice and during normal business hours to the books, papers and records of the Post-Closing Payment Companies and their accountants (if any are used) relating to the calculation of the Post-Closing Payment for the preceding Adjustment Year or, in respect of Section (c) of this Schedule 2.2.2(b), 12-Month Period and (2) may conduct at Sellers' expense an examination of any Post-Closing Payment Company's books and records in respect of the calculation of the Post-Closing Payment for the preceding Adjustment Year, month or, as the case may be, 12-Month Period.
(ii)            Notwithstanding anything herein to the contrary, the rights of access and examination set forth in Section (f)(i) of this Schedule 2.2.2(b) shall terminate in respect of any Post-Closing Payment paid or payable pursuant to this Schedule 2.2.2 (b) on the 46th day after the earlier of the date such Post-Closing Payment was due or paid pursuant to this Schedule 2.2.2(b) except to the extent a Sellers' Objection has been provided pursuant to Section (g)(i) of this Schedule 2.2.2(b) and the disagreement set forth therein has not yet been resolved.

(g)            (i)            The amount of or any Post-Closing Payment shall be final, binding and conclusive upon, and deemed accepted by, Sellers unless Sellers' Representative shall before the termination under Section (f) of this Schedule 2.2.2(b) of its rights of access and examination in respect of the Post-Closing Payment pursuant to Section (f)(i) of this Schedule 2.2.2(b), have notified Buyer's Parent in reasonable detail of any objections thereto, identifying the specific items involved and the dollar amount of each disagreement (the "Sellers' Objection").  After the later of (1) the 45th day after date on which Buyer's Parent has delivered its calculation of the respective EBITDA and Post-Closing Payment to Sellers' Representative and (2) the date of termination of the respective access and audit period in Section (f)(i) of this Schedule 2.2.2(b) in respect of the EBITDA and Post-Closing Payment, neither Buyer's Parent, Buyer nor Sellers' Representative may introduce additional disagreements with respect to the respective EBITDA or Post-Closing Payment or increase the amount of the disagreement, and any item not so identified shall be deemed to be agreed to by Buyer's Parent, Buyer and Sellers' Representative and will be final, binding and conclusive upon the Parties.
(ii)            If a Sellers' Objection is provided pursuant to Section (g)(i) of this Schedule 2.2.2(b), Buyer's Parent shall have 20 days to review and respond to such Sellers' Objection, and Buyer's Parent, Buyer and Sellers' Representative shall attempt to resolve the differences set forth in the Sellers' Objection within 20 days following receipt of the Sellers' Objection by Buyer's Parent.  Disputes between Buyer's Parent and Sellers' Representative that are not resolved by them within such 20-day period shall be referred no later than such 20th day for decision to (1) the Arbiter, if any, selected pursuant to Section 2.2.4.3 and, (2) if no such Arbiter had been selected, an independent accounting firm or valuation firm of national reputation mutually acceptable to Buyer's Parent and Sellers' Representative (whether pursuant to clause (1) or (2), the "Post-Closing Payment Arbiter"), who shall act as arbitrator and determine, whether and to what extent, if any, the respective Post-Closing Payment requires adjustment, based solely on presentations by Sellers' Representative and Buyer's Parent and only with respect to the remaining differences so submitted.  If Buyer's Parent and Sellers' Representative cannot agree upon the selection of the Post-Closing Payment Arbiter within five Business Days, BDO USA LLP shall serve as the Post-Closing Payment Arbiter hereunder.  The Post-Closing Payment Arbiter shall deliver to Buyer's Parent and Sellers' Representative its written determination as to whether and to what extent, if any, the respective Post-Closing Payment requires adjustment no later than the 30th day after the remaining differences underlying the Sellers' Objection are referred to the Post-Closing Payment Arbiter, or such longer period of time as the Post-Closing Payment Arbiter determines is necessary.  The Post-Closing Payment Arbiter's determination pursuant to this Section (g)(ii) shall be final, conclusive and binding upon the Parties, absent manifest error in the factual basis or application of the relevant or controlling accounting principles.  Buyer's Parent on one hand and Sellers on the other hand shall each pay 50% of the fees and expenses of the Post-Closing Payment Arbiter.  Buyer and Sellers' Representative shall make readily available to the Post-Closing Payment Arbiter all relevant information, books and records and any work papers relating to the Post-Closing Payment in dispute and all other items reasonably requested by the Post-Closing Payment Arbiter.  In no event may the Post-Closing Payment Arbiter's resolution of any difference be for an amount that is outside the range of Buyer's and Sellers' Representative's disagreement in respect to the Post-Closing Payment.

(iii)            Each Post-Closing Payment shall become final, conclusive and binding upon the Parties upon the earliest of (1) Sellers' Representative's failure to provide a Sellers' Objection in respect of the Post-Closing Payment on or before the 45th day after the earlier of the date such Post-Closing Payment was due or paid pursuant to this Schedule 2.2.2(b), (2) the agreement between Buyer and Sellers' Representative with respect thereto, and (3) the decision by the Post-Closing Payment Arbiter with respect to any disputes under this Section (d).
(h)            Notwithstanding anything herein to the contrary, (1) if a Change of Control occurs during the First Post-Closing Year, the Post-Closing Payment payable in respect of the First Post-Closing Year and in respect of the Second Post-Closing Year, pursuant to Sections (a) and (b) of this Schedule 2.2.2(b) shall be the maximum $20,000,000 for each of the two Adjustment Years plus the $5,000,000 payable pursuant to Section (c) of this Schedule 2.2.2(b), or $45,000,000 in the aggregate, and (2) if a Change of Control occurs during the Second Post-Closing Year, the Post-Closing Payment payable pursuant to Section (b) of this Schedule 2.2.2(b) with respect to the Second Post-Closing Year shall be the $20,000,000 maximum payment, and in either event the required Post-Closing Payment(s) shall be paid within 10 Business Days after the date on which the Change of Control occurs.  Upon making the applicable Post-Closing Payments referenced in the immediately preceding sentence, all of Buyer's obligations under Section 2.2.2(b) and this Schedule 2.2.2(b) in respect of Post-Closing Payments shall terminate and be null and void.
(i)            For all purposes of this Schedule 2.2.2(b):
(i)            "Change of Control" means the occurrence of:  (1) a sale, exchange, conversion or other transfer of voting securities of one or more of Post-Closing Payment Companies, a merger, consolidation or amalgamation of one or more of Post-Closing Payment Companies or a recapitalization of one or more of Post-Closing Payment Companies, whereby upon consummation of any such transaction, Buyer's Parent and its wholly owned Subsidiaries, including Buyer, together do not beneficially own, directly or indirectly, more than 50% of the outstanding voting securities of one or more Post-Closing Payment Companies; or (2) a sale of all or substantially all of the assets of one or more Post-Closing Payment Companies to any Person, other than Buyer's Parent, Buyer or one or more wholly owned Subsidiaries of Buyer's Parent, in one transaction or series of related transactions that require under the applicable corporation laws or limited liability company laws the approval of the shareholders or members of the respective Post-Closing Payment Companies selling their assets.
(ii)            "Closing Month" means the month in which the Closing occurs.
(iii)            "EBITDA" means, in respect of the referenced Adjustment Year or, in respect of Section (c) of this Schedule 2.2.2(b), consecutive 12-month period, the aggregate earnings before interest, taxes, depreciation and amortization of the Post-Closing Payment Companies on a consolidated basis, as determined by Buyer's Parent (subject to the terms and conditions of this Agreement, including Section (g) of this Section 2.2.2(b)) in a manner consistent with the way in which each Post-Closing Payment Company's earnings before interest, taxes, depreciation and amortization has historically been calculated, to the extent in accordance with GAAP, on an accrual basis, provided, that each Post-Closing Payment Company's financial results used in the calculation of EBITDA shall exclude (1) all Transaction Expenses; (2) with respect to expenses of a nature that the Post-Closing Payment Company incurs in the Ordinary Course of Business prior to the Closing, expenses imposed on the Post-Closing Payment Company by Buyer that are in excess, in proportion to associated revenue, of the expenses that have historically been incurred by the Post-Closing Payment Company in the Ordinary Course of Business prior to the Closing (provided that all employment agreements, amendments of employment agreements and other compensatory arrangements entered into or otherwise effective as of the Closing for any officers, managers or other employees of any Post-Closing Payment Company shall be deemed to be in the Ordinary Course of Business of such Post-Closing Payment Company; (3) expenses of the Post-Closing Payment Company caused by utilization of the Post-Closing Payment Company's resources by Buyer's Parent or Buyer for its activities unrelated to the Post-Closing Payment Company's business; and (4) with respect to expenses of a nature that the Post-Closing Payment Company did not incur in the Ordinary Course of Business prior to Closing, expenses not reasonably incurred in and directly attributable to efforts to generate new revenue for the Post-Closing Payment Company (including allocations of headquarter office expenses of Buyer or Buyer's Parent and travel of Post-Closing Payment Company personnel to and from such headquarter office(s).  Without limiting the generality of the foregoing, the audit fees, legal fees (except to the extent relating to the performance of services directly to or otherwise on behalf of Post-Closing Payment Company in respect of legal issues of such Person) and  product liability insurance expenses used in determining EBITDA during either Adjustment Year shall be deemed to be substantially consistent with such expenses incurred by the Post-Closing Payment Companies during the fiscal year ended December 31, 2014.

(iv)            "First Post Closing Year" means (A) if the Closing Date occurs on or before the 23rd day of the Closing Month, the 12-month period commencing on the first day of the Closing Month, provided, that in such event, notwithstanding anything herein to the contrary, the EBITDA for the period commencing on the first day of the Closing Month and ending on the Closing Date shall be deemed to be, for all purposes hereof, an amount equal to (x) the average daily EBITDA for the period commencing on the first day after the Closing Date and ending on the last day of the Closing Month (y) multiplied by the number of Business Days during the period commencing on the first day of the Closing Month and ending on the Closing Date; and (B) if the Closing occurs during, but after the 23rd day of, the Closing Month, the 12‑month period commencing on the first day of the month immediately following the Closing Month.
(v)            "Second Post-Closing Year" means the 12-month period commencing on the first day after the end of the First Post-Closing Year.

(vi)            "Post-Closing Payment Companies" means KAI, CTA, APS, AAI and APH and any one or more successors to one or more of the foregoing entities contemplated by Section (j)(iii) of this Schedule 2.2.2(b).
(j)            Subject to Section (h) of this Schedule 2.2.2(b), during the period commencing on the Closing Date and ending on the last day of the Second Post-Closing Year:
(i)            Buyer's Parent and Buyer shall maintain a financial reporting system that separately accounts for each Post-Closing Payment Company's revenues and expenses, or if one or more transactions contemplated by clause (iii) below occurs, for the combined or consolidated Post-Closing Payment Companies, and facilitate the determination of EBITDA during the Adjustment Years.
(ii)            Buyer's Parent and Buyer shall cause each Post-Closing Payment Company to operate such Company's business in a manner substantially consistent with the Post-Closing Payment Company's past practices, but taking into account the acquisition of the Post-Closing Payment Company by Buyer as a wholly owned Subsidiary of Buyer, changes in the administrative operations of the Post-Closing Payment Company as a result of being acquired by Buyer, and other changes reasonably related to the Post-Closing Payment Company's being a wholly owned Subsidiary of Buyer which, in the aggregate, do not cause a Company Material Adverse Effect.  Neither Buyer's Parent nor Buyer shall, except as contemplated by clause (iii) below, transfer to any other Affiliate of Buyer's Parent or Buyer any significant sales of products or services that traditionally have been provided by any Post-Closing Payment Company.
(iii)            Notwithstanding anything herein to the contrary, and without constituting a "Change of Control" hereunder, Buyer's Parent and Buyer shall be entitled, as of the Closing or at any time thereafter (including before, during or after the Adjustment Years) to consolidate or combine, including by merger into each other, one or more of the Post-Closing Payment Companies, whether on an operational basis, or more formally, including by statutory mergers or consolidations under applicable law, provided that Sellers' rights to Post-Closing Payments pursuant to the Definitive Agreement shall not be adversely affected.
(iv)            Buyer's Parent and Buyer shall cause the Post-Closing Payment Companies to remain in material compliance with all Applicable Laws.
(v)            Notwithstanding anything herein to the contrary, nothing herein shall create a fiduciary duty on Buyer's Parent, Buyer, any Post-Closing Payment Company or any other Subsidiary of Buyer's Parent to or for the benefit of Sellers in respect of the Post-Closing Payments.  Buyer's Parent and Buyer will exercise reasonable commercial efforts to operate the Post-Closing Payment Companies in good faith to achieve the Minimum Targets during the Adjustment Years and shall not take any action without a commercially reasonable business justification to avoid the achievement of any Minimum Target or Buyer's obligation to pay any Post-Closing Payment.  In exercising such reasonable commercial efforts, Buyer's Parent and Buyer will cause the Post-Closing Payment Companies to use such Companies' funds available from net income as working capital and investments in other assets as is commercially reasonably to achieve the growth opportunities available to the Post-Closing Payment Companies and shall not permit the Post-Closing Payment Companies to engage in any act that would reasonably be expected to distort unfairly the financial results of the Post-Closing Payment Companies during the Post-Closing Payment Period, including, any revenue or expense shifting between fiscal periods for the purpose of avoiding the achievement of any Minimum Target or Buyer's obligation to pay any Post-Closing Payment.  Further, if Sellers Representative notifies Buyer of an opportunity not in the Ordinary Course of Business of one or more Post-Closing Payment Companies to acquire inventory or potential inventory for a purchase price in excess of such one or more Companies' then available cash for such purchase, without being obligated hereunder to fund any such purchases, Buyer will in good faith consider the funding of such excess available cash opportunities.
(k)            Buyer's obligations to make Post-Closing Payments under this Schedule 2.2.2(b) shall not be conditioned on or otherwise subject to any one or more Sellers being employees of Buyer's Parent, Buyer, any Post-Closing Payment Company or any other Subsidiary of Buyer's Parent.